Exhibit 10.6

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE SUCH TERMS ARE BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED. THESE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT WITH THREE ASTERISKS [***].

CREDIT AND GUARANTY AGREEMENT

dated as of October 28, 2016

among

ONE WATER ASSETS & OPERATIONS, LLC,
SINGLETON ASSETS & OPERATIONS, LLC,
LEGENDARY ASSETS & OPERATIONS, LLC,
SOUTH FLORIDA ASSETS & OPERATIONS, LLC,
and
SUNDANCE LAUDERDALE REALTY, INC.

as the Companies,

ONE WATER MARINE HOLDINGS, LLC
and
CERTAIN SUBSIDIARIES OF SUCH PERSONS,

as Guarantors,

VARIOUS LENDERS,

and

GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P.,

as Administrative Agent, Collateral Agent, and Lead Arranger

$65,000,000 Senior Secured Credit Facilities

i

4.2.	Capital Stock and Ownership	65
4.3.	Due Authorization	65
4.4.	No Conflict	66
4.5.	Governmental Consents	66
4.6.	Binding Obligation	66
4.7.	Historical Financial Statements	66
4.8.	Projections	66
4.9.	No Material Adverse Change	67
4.10.	No Restricted Junior Payments	67
4.11.	Adverse Proceedings, etc	67
4.12.	Payment of Taxes	67
4.13.	Properties	67
4.14.	Environmental Matters	69
4.15.	No Defaults	69
4.16.	Material Contracts	69
4.17.	Governmental Regulation	69
4.18.	Margin Stock	69
4.19.	Employee Matters	70
4.20.	Employee Benefit Plans	70
4.21.	Certain Fees	71
4.22.	Solvency	71
4.23.	Compliance with Statutes, etc	71
4.24.	Disclosure	71
4.25.	Sanctions; Anti-Corruption Laws; AML Laws	72
Section 5.	AFFIRMATIVE COVENANTS	72
5.1.	Financial Statements and Other Reports	72
5.2.	Existence	76
5.3.	Payment of Taxes and Claims	76
5.4.	Maintenance of Properties	76
5.5.	Insurance	77
5.6.	Inspections	77
5.7.	Lenders Meetings	77
5.8.	Compliance with Laws	78

5.9.	Environmental	78
5.10.	Subsidiaries	79
5.11.	Additional Material Real Estate Assets	80
5.12.	Intellectual Property	81
5.13.	Further Assurances	81
5.14.	Miscellaneous Business Covenants	81
5.15.	Certain Consumer Matters	82
5.16.	Environmental Matters	82
5.17.	Other Post Closing Matters	82
Section 6.	NEGATIVE COVENANTS	82
6.1.	Indebtedness	82
6.2.	Liens	85
6.3.	Equitable Lien	86
6.4.	No Further Negative Pledges	86
6.5.	Restricted Junior Payments	87
6.6.	Restrictions on Subsidiary Distributions	87
6.7.	Investments	88
6.8.	Financial Covenants	89
6.9.	Fundamental Changes; Disposition of Assets; Acquisitions	91
6.10.	Disposal of Subsidiary Interests	92
6.11.	Sales and Lease-Backs	92
6.12.	Transactions with Shareholders and Affiliates	92
6.13.	Conduct of Business; Foreign Subsidiaries	93
6.14.	Permitted Activities of Holdings	93
6.15.	Amendments or Waivers with Respect to Floorplan Financings	93
6.16.	Amendments or Modifications with Respect to Approved Subordinated Debt	93
6.17.	Fiscal Year	94
6.18.	Amendments to Organizational Agreements and Material Contracts	94
6.19.	Prepayments of Certain Indebtedness	94
6.20.	Certain Consumer Matters	94
6.21.	Certain Consignment Restrictions	95
6.22.	Amendments to the SSAO Operating Agreement.	95

6.23.	Amendments to the BAO Operating Agreement.	95
Section 7.	GUARANTY	95
7.1.	Guaranty of the Obligations	95
7.2.	Contribution by Guarantors	96
7.3.	Payment by Guarantors	96
7.4.	Liability of Guarantors Absolute	97
7.5.	Waivers by Guarantors	99
7.6.	Guarantors’ Rights of Subrogation, Contribution, etc	99
7.7.	Subordination of Other Obligations	100
7.8.	Continuing Guaranty	100
7.9.	Authority of Guarantors or the Companies	100
7.10.	Financial Condition of the Companies	100
7.11.	Bankruptcy, etc	101
7.12.	Discharge of Guaranty Upon Sale of Guarantor	101
Section 8.	EVENTS OF DEFAULT	101
8.1.	Events of Default	101
Section 9.	AGENTS	104
9.1.	Appointment of Agents	104
9.2.	Powers and Duties	105
9.3.	General Immunity	105
9.4.	Agents Entitled to Act as Lender	106
9.5.	Lenders’ Representations, Warranties and Acknowledgment	106
9.6.	Right to Indemnity	107
9.7.	Successor Administrative Agent and Collateral Agent	107
9.8.	Collateral Documents and Guaranty	108
Section 10.	MISCELLANEOUS	109
10.1.	Notices	109
10.2.	Expenses	109
10.3.	Indemnity	110
10.4.	Set-Off	111
10.5.	Amendments and Waivers	111
10.6.	Successors and Assigns; Participations	115
10.7.	Independence of Covenants	123

10.8.	Survival of Representations, Warranties and Agreements	123
10.9.	No Waiver; Remedies Cumulative	123
10.10.	Marshalling; Payments Set Aside	124
10.11.	Severability	124
10.12.	Obligations Several; Actions in Concert	124
10.13.	Headings	124
10.14.	APPLICABLE LAW	124
10.15.	CONSENT TO JURISDICTION	125
10.16.	WAIVER OF JURY TRIAL	126
10.17.	Confidentiality	126
10.18.	Usury Savings Clause	127
10.19.	Counterparts	127
10.20.	Effectiveness	128
10.21.	Patriot Act	128
10.22.	Intercreditor Agreement	128

APPENDICES:

A-1	Revolving Commitments
A-2	Multi-Draw Term Loan Commitments
B	Notice Addresses

SCHEDULES:

1.1(a)	Certain Material Real Estate Assets
1.1(b)	Closing Date EBITDA Adjustments
4.1	Jurisdictions of Organization and Qualification
4.2	Capital Stock and Ownership
4.13(b)	Real Estate Assets
4.13(c)	Intellectual Property
4.16	Material Contracts
4.20	Employee Benefit Plans
5.15(a)	Consumer Compliance Action Items
5.16	Environmental Obligations
5.17	Post Closing Matters
6.1	Certain Indebtedness
6.2	Certain Liens
6.7	Certain Investments
6.12	Certain Affiliate Transactions

v

EXHIBITS:

A	Funding Notice
B-1	Revolving Loan Note
B-2	Multi-Draw Term Loan Note
C	Form of Compliance Certificate
E	Assignment Agreement
F-1	Tax Certificate (Foreign Non-Partnership Lenders)
F-2	Tax Certificate (Foreign Non-Partnership Participants)
F-3	Tax Certificate (Foreign Partnership Participants)
F-4	Tax Certificate (Foreign Partnership Lenders)
G-1	Closing Date Certificate
G-2	Solvency Certificate
H	Counterpart Agreement
I	Pledge and Security Agreement

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of ______, 2016, is entered into by and among ONE WATER ASSETS & OPERATIONS, LLC, a Delaware limited liability company (“Intermediate Holdings”), SINGLETON ASSETS & OPERATIONS, LLC, a Georgia limited liability company (“Singleton”), LEGENDARY ASSETS & OPERATIONS, LLC, a Florida limited liability company (“Legendary”), SOUTH FLORIDA ASSETS & OPERATIONS, LLC, a Florida limited liability company (“South Florida”), and SUNDANCE LAUDERDALE REALTY, INC., a Florida corporation (“SunDance” and, together with Intermediate Holdings, Singleton, Legendary and South Florida, each, a “Company”, and collectively, the “Companies”), ONE WATER MARINE HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), and CERTAIN SUBSIDIARIES OF HOLDINGS, as Guarantors, the Lenders party hereto from time to time, and GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P. (“GSSLG”), as Administrative Agent (together with its successors and assigns in such capacity, “Administrative Agent”), Collateral Agent (together with its successors and assigns in such capacity, “Collateral Agent”), and Lead Arranger.

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section  1.1 hereof;

WHEREAS, Lenders have agreed to extend certain credit facilities to the Companies, in an aggregate amount not to exceed $65,000,000, consisting of up to $5,000,000 aggregate principal amount of Revolving Commitments and $60,000,000 aggregate principal amount of Multi-Draw Term Loan Commitments, the proceeds of which will be used (a) with respect to Multi-Draw Term Loans, to fund Permitted Acquisitions, and (b) with respect to Revolving Loans, for working capital and other purposes permitted hereunder;

WHEREAS, the Companies have agreed to secure all of their Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on certain of their assets, including a pledge of all of the Capital Stock of each of their respective Domestic Subsidiaries; and

WHEREAS, Guarantors have agreed to guarantee the obligations of the Companies hereunder and to secure their respective Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on certain of their respective assets, including a pledge of all of the Capital Stock of each of their respective Domestic Subsidiaries (including the Companies).

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1.	DEFINITIONS AND INTERPRETATION

1.1.          Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“651” 651 S Federal Highway, LLC, a Delaware limited liability company.

“Accounts” means all “accounts” (as defined in the UCC) of the Companies (or, if referring to another Person, of such Person), including, without limitation, accounts, accounts receivable, monies due or to become due and obligations in any form (whether arising in connection with contracts, contract rights, instruments, general intangibles, or chattel paper), in each case whether arising out of goods sold or services rendered or from any other transaction and whether or not earned by performance, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the Knowledge of Holdings or any of its Subsidiaries, threatened against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling (including any member of the senior management group of such Person), controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the current power (i) to vote 5% or more of the Securities having ordinary voting power of such Person, or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. Notwithstanding anything in this definition to the contrary, none of any Warrant Holder, any Preferred Holder or any of their affiliates shall be considered an “Affiliate” of any Credit Party or of any Subsidiary of any Credit Party.

“Agent” means each of Administrative Agent and Collateral Agent.

“Aggregate Amounts Due” as defined in Section  2.14.

“Aggregate Payments” as defined in Section  7.2.

“Agreement” means this Credit and Guaranty Agreement, dated as of October 28, 2016, as it may be amended, supplemented or otherwise modified from time to time.

“AML Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Credit Party or any Affiliate thereof from time to time concerning or relating to anti-money laundering.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Credit Party or any Affiliate thereof from time to time concerning or relating to bribery or corruption.

“Applicable Cash Rate” means, with respect to any date, a percentage per annum equal to the rate set forth in the following table for the time period that includes such date:

Time Period	Cash Rate
October 28, 2016 through October 31, 2018	0.00%
November 1, 2018 through October 31, 2019	4.00%
November 1, 2019 through October 31, 2020	6.00%
November 1, 2020 through the Maturity Date and thereafter	8.00%

“Applicable PIK Rate” means, with respect to any date, a percentage per annum equal to the rate set forth in the following table for the time period that includes such date:

Time Period	PIK Rate
October 28, 2016 through October 31, 2018	10.00%
November 1, 2018 through October 31, 2019	6.00%
November 1, 2019 through October 31, 2020	4.00%
November 1, 2020 through the Maturity Date and thereafter	2.00%

“Approved Floorplan Financing” means any floorplan inventory financing that is provided to any of the Companies (other than Intermediate Holdings) pursuant to Approved Floorplan Financing Documents and is permitted under Section  6.1(l).

“Approved Floorplan Financing Documents” means, collectively or individually as the context requires, (i) that certain Second Amended and Restated Inventory Financing Agreement dated as of the Closing Date, by and among Wells Fargo Commercial Distribution Finance, LLC, Legendary, Singleton, and South Florida, and each other “Loan Document” under and as defined therein, in each case as in effect on the Closing Date, (ii) that certain Amended and Restated Inventory Financing Agreement (Yamaha) dated as of the Closing Date, by and among Wells Fargo Commercial Distribution Finance, LLC, Legendary, Singleton, and South Florida, and each other “Loan Document” under and as defined therein, in each case as in effect on the Closing Date, (iii) that certain Second Amended and Restated Inventory Financing Agreement dated as of the Closing Date, by and among Brunswick Acceptance Company, LLC, Legendary, Singleton, and South Florida, and each other “Loan Document” under and as defined therein, in each case as in effect on the Closing Date, (iv) any amendments, restatements, supplements or other modifications to any of the documents described in clauses (i), (ii) or (iii) of this definition in accordance with this Agreement and (v) the definitive documentation of any new floorplan inventory financing, including any refinancing or replacement of any existing Approved Floorplan Financing, in each case under this clause (v) to the extent consented to by Administrative Agent and Requisite Lenders.

“Approved Subordinated Debt” means any Indebtedness and other obligations of Holdings under any Approved Subordinated Debt Documents and the LMI Priority Distribution.

“Approved Subordinated Debt Cap” means, at any time, an amount determined as the product of (i) 0.50 multiplied by (ii) Consolidated Adjusted EBITDA as of the last day of the most recently ended month for which financial statements have been or were required to be delivered pursuant to Section  5.1(a).

“Approved Subordinated Debt Documents” means, collectively or individually as the context requires, (i) that certain Asset Purchase Agreement dated as of December 31, 2014, by and among Singleton, U.S.A. Marine Sales, Inc. (doing business as “American Boat Broker”), and Lawrence M. Sosnow, and each “Ancillary Agreement” under and as defined therein, in each case as in effect on the Closing Date, (ii) that certain Asset Purchase Agreement dated as of June 1, 2015, by and among Holdings, Singleton, Captain’s Choice Marine, Inc., W. Alan Giddens, Melanie Giddens, and A & M Properties, LLC, and each “Ancillary Agreement” under and as defined therein, in each case as in effect on the Closing Date, (iii) that certain Asset Purchase Agreement dated as of July 1, 2015, by and among Holdings, Singleton, Rambo Marine, Inc., Karl J. Rambo, Lora D. Rambo, Bennett Rambo, Rambo HG Properties, L.L.C., Rambo BHM Properties, L.L.C., and Rambo’s Pond, LLV, and each “Ancillary Agreement” under and as defined therein, in each case as in effect on the Closing Date, (iv) that certain Asset Purchase Agreement dated as of June 7, 2016, by and among Holdings, Singleton, Lookout Marine Sales, Inc., Jimmy H. Troxtell and Ruth F. Troxtell, and each of the ancillary agreements entered into in connection therewith, and (v) the definitive documentation of any other Indebtedness or other obligations of Holdings consisting of seller notes, earnout obligations or Disqualified Stock in respect of Permitted Acquisitions, in each case under this clause (v) to the extent that the terms and conditions of such definitive documentation are permitted under Section  6.1(k) and are consented to by Administrative Agent and Requisite Lenders.

“Asset Sale” means a sale, lease or sublease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer, license or other disposition to, or any exchange of property with, any Person (other than to or with a Credit Party which is not Holdings), in one transaction or a series of transactions, of all or any part of any Credit Party’s businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Capital Stock of any Credit Party, other than inventory sold or leased in the ordinary course of business. For purposes of clarification, “Asset Sale” shall include (x) the sale or other disposition for value of any contracts or (y) the early termination or modification of any contract resulting in the receipt by any Credit Party of a cash payment or other consideration in exchange for such event (other than payments in the ordinary course for accrued and unpaid amounts due through the date of termination or modification).

“Asset Sale Reinvestment Amounts” as defined in Section  2.11(a).

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by Administrative Agent.

“Assumed Tax Rate” means, for any taxable year of the Companies, the combined annual federal, state and local income tax rate applicable to an individual resident in New York, New York for such taxable year.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer or treasurer.

“Availability” means, at any time of determination with respect to the Revolving Commitments or the Multi-Draw Term Loan Commitments, as the case may be, the lesser of (i) the aggregate principal amount of the unfunded Revolving Commitments or Multi-Draw Term Loan Commitments, as applicable, under this Agreement at such time, and (ii) the result of (a) an amount equal to the product of (x) Consolidated Adjusted EBITDA as of the last day of the most recently ended month for which financial statements have been or were required to be delivered pursuant to Section  5.1(a) minus Closing Date EBITDA (provided that this clause (x) shall not be less than zero), multiplied by (y) 4.0, minus (b) an amount equal to the sum of (x) the aggregate principal balance of the Loans at such time (excluding any interest on the Obligations that has been capitalized to the principal balance of the Obligations), plus (y) all other Consolidated Total Debt (other than the Approved Floorplan Financing and Indebtedness under any Approved Subordinated Debt) at such time. Availability shall be computed (A) giving pro forma effect to all Credit Extensions proposed to be made on the relevant date of determination and (B) including pro forma adjustments to Consolidated Adjusted EBITDA for any Subject Transaction in accordance with Section  6.8(e).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“BAO” Bosun’s Assets & Operations, LLC, a Delaware limited liability company.

“BAO Operating Agreement” means that certain First Amended and Restated Limited Liability Company Agreement of Bosun’s Assets & Operations, LLC, dated as of the Seventh Amendment Effective Date, as amended, restated, supplemented or otherwise modified in accordance with this Agreement.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1%, and (iii) the sum of (a) daily one-month LIBOR as determined by the ICE Benchmark Administration for such date plus (b) 1.00% per annum.

“Beekman” means, (a) OWM BIP Investor, LLC, and (b) any Affiliate of The Beekman Group LLC, in each case solely to the extent such Person described in this definition is a Lender hereunder.

“Beneficiary” means each Agent and Lender.

“BMI Stock” means the 25% interest in the Capital Stock of BAO owned by Bosun’s Marine, Inc., a Massachusetts corporation, as of the Seventh Amendment Effective Date, as such percentage interest may be reduced in accordance with the terms of the BAO Operating Agreement.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or the State of Texas or is a day on which banking institutions located in either such state are authorized or required by law or other governmental action to close.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person (i) as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person or (ii) as lessee which is a transaction of a type commonly known as a “synthetic lease” (i.e., a transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Caribee Acquisition” means the closing of the “Proposed Acquisition” referred to in the Thirteenth Amendment.

“Caribee Acquisition Agreement” means the “Proposed Acquisition Agreement” referred to in the Thirteenth Amendment, as in effect on the Thirteenth Amendment Effective Date.

“Cash” means money, currency or a credit balance in any demand or Deposit Account; provided, however, that notwithstanding anything to the contrary contained herein, for purposes of calculating compliance with the requirements of Sections  3 and 6 hereof “Cash” shall exclude any amounts that would not be considered “cash” under GAAP or “cash” as recorded on the books of the Companies and the Guarantors.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses  (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

“Certificate Regarding Tax Status” means a certificate substantially in the form of Exhibit F-1, F-2, F-3, or F-4, as applicable.

“Change of Control” means, at any time, (i) Equity Investors shall cease to beneficially own and control at least 25% on a fully diluted basis of the economic and voting interests in the Capital Stock of Holdings; (ii) any Person or “group” (within the meaning of Rules 13d 3 and 13d 5 under the Exchange Act) other than Warrant Holders, Preferred Holders, any of their respective affiliates or Equity Investors (a) shall have acquired current beneficial ownership of 20% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of Holdings or (b) shall have obtained the current power (whether or not exercised) to elect a majority of the members of the board of managers (or similar governing body) of Holdings; (iii) Holdings shall cease to beneficially own and control 100% of the common membership interests in Intermediate Holdings, (iv) Intermediate Holdings shall cease to beneficially own and control (a) (i) 75% on a fully diluted basis of the economic interest and 100% on a fully diluted basis of the voting interest in the Capital Stock of SSAO or (ii) 75% on a fully diluted basis of the economic interest and 100% on a fully diluted basis of the voting interest in the Capital Stock of BAO, or (b) 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of each other Company; (v) any “change of control” or similar event under the Approved Floorplan Financing or any Approved Subordinated Debt Documents shall occur; (vi) any event, transaction or occurrence as a result of which any of P. Austin Singleton, Jr. or Anthony Aisquith shall for any reason cease to be actively engaged in the day-to-day management of the Companies in the role each such Person serves on the Closing Date, unless an interim or permanent successor reasonably acceptable to Agent and Requisite Lenders is promptly appointed, (vii) Thomas W. Mack shall cease to beneficially own and control all of the Mack Stock (except pursuant to the exercise of the Put Option in accordance with, and as defined in, Section 3.4(c) of the SSAO Operating Agreement so long as no Default or Event of Default is continuing at the time of any such exercise) or (viii) Bosun’s Marine Inc. shall cease to beneficially own and control all of the BMI Stock.

“Class” means (i) with respect to Lenders, each of the following classes of Lenders: (a) Lenders having Revolving Exposure and (b) Lenders having Multi-Draw Term Loan Exposure, and (ii) with respect to Loans, each of the following classes of Loans(a) Revolving Loans and (b) Multi-Draw Term Loans.

“Closing Date” means October 28, 2016.

“Closing Date Distribution” means a one-time cash distribution on the Closing Date in an aggregate amount not to exceed $41,344,531.52, which distribution will initially be made by Intermediate Holdings to Holdings and then will be further distributed by Holdings to certain holders of its Capital Stock.

“Closing Date EBITDA” means [***].

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit G-1.

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means the Pledge and Security Agreement, the Mortgages, the Landlord Consent and Estoppels and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Collateral Questionnaire” means a perfection or similar certificate in form satisfactory to Collateral Agent that provides information with respect to the real, personal or mixed property of each Credit Party.

“Commitment” means the Revolving Commitment or the Multi-Draw Term Loan Commitment of a Lender, and “Commitments” means such commitments of all Lenders.

“Company” or “Companies” as defined in the preamble hereto.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Consolidated Adjusted EBITDA” means, for any period, an amount determined for Holdings and its Subsidiaries on a consolidated basis equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, plus (b) Consolidated Interest Expense, plus (c) provisions for taxes based on income (and, without duplication, Permitted Tax Payments), plus (d) total depreciation expense, plus (e) total amortization expense, plus (f) other non-Cash items reducing Consolidated Net Income (excluding any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period), plus (g) total rent expense, plus (h) Permitted Add-Backs, minus (ii) the sum, without duplication of the amounts for such period of (a) other non-Cash items increasing Consolidated Net Income for such period (excluding any such non-Cash item to the extent it represents the reversal of an accrual or reserve for potential Cash item in any prior period), plus (b) interest income, plus (c) other income, plus (d) rent expense paid in cash. Consolidated Adjusted EBITDA shall be adjusted as set forth in Section 6.8(e) for all purposes under this Agreement, provided that (x) no such adjustments shall be made to Consolidated Adjusted EBITDA for purposes of calculating Consolidated Excess Cash Flow, (y) for all purposes, Consolidated Adjusted EBITDA attributable to SSAO shall be reduced by a percentage equal to the percentage interest that the Mack Stock represents in SSAO and (z) for all purposes, Consolidated Adjusted EBITDA attributable to BAO shall be reduced by a percentage equal to the percentage interest that the BMI Stock represents in BAO. Notwithstanding anything to the contrary in this Agreement, for all purposes, any and all components of Consolidated Adjusted EBITDA attributable to the business acquired pursuant to the Slalom Acquisition Agreement, shall be excluded in determining Consolidated Adjusted EBTIDA (including any adjustment pursuant to Section 6.8(e)) until the delivery of the “Required Lewisville Consents” in accordance with and as defined in the Slalom Acquisition Agreement.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of Holdings and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment or which should otherwise be capitalized” or similar items reflected in the consolidated statement of cash flows of Holdings and its Subsidiaries.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period based upon GAAP, excluding any paid-in-kind interest and amortization of deferred financing costs.

“Consolidated Current Assets” means, as at any date of determination, the total assets of Holdings and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Holdings and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) determined for Holdings and its Subsidiaries on a consolidated basis equal to: (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Adjusted EBITDA, plus (b) interest income, plus (c) other income (excluding any gains or losses attributable to Asset Sales), plus (d) the Consolidated Working Capital Adjustment, minus (ii) the sum, without duplication, of the amounts for such period of (a) voluntary and scheduled repayments of Consolidated Total Debt (including cash payments with respect to interest accrued at the Applicable PIK Rate that has been capitalized as principal, but excluding (x) repayments of Revolving Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayments and (y) repayments of the Approved Floorplan Financing), plus (b) Consolidated Capital Expenditures (net of any proceeds of (x) Net Asset Sale Proceeds to the extent reinvested in accordance with Section  2.11, (y) Net Insurance/Condemnation Proceeds to the extent reinvested in accordance with Section  2.11, and (z) any proceeds of related financings with respect to such expenditures), plus (c) Consolidated Cash Interest Expense, plus (d) provisions for current taxes based on income of Holdings and its Subsidiaries and payable in cash with respect to such period (and, without duplication, Permitted Tax Payments), plus (e) Restricted Junior Payments made in cash (other than dividends and distributions made to Companies by Subsidiaries of Companies, on the Mack Stock, or on the BMI Stock), plus (f) any payment in respect of the Warrants, plus (g) Permitted Add-Backs.

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of the amounts determined for Holdings and its Subsidiaries on a consolidated basis equal to (i) Consolidated Interest Expense (excluding amounts included in Consolidated Interest Expense consisting of amortization of deferred financing costs) , (ii) scheduled payments of principal on Consolidated Total Debt, (iii) Consolidated Capital Expenditures (excluding amounts included in Consolidated Capital Expenditures consisting of acquisition consideration incurred pursuant to a Permitted Acquisition upon or after the closing thereof in accordance with the definitive purchase agreement for such Permitted Acquisition as approved by Administrative Agent and Requisite Lenders), (iv) the current portion of taxes provided for with respect to such period in accordance with GAAP (including, without duplication, Permitted Tax Payments during such period), and (v) dividends on the Preferred Stock (whether paid in cash or accrued and unpaid).

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Holdings and its Subsidiaries on a consolidated basis with respect to all outstanding Consolidated Total Debt, including all commissions, discounts and other fees and charges owed with respect to letters of credit, but excluding, however, (i) any amounts referred to in Section  2.8(d) payable on or before the Closing Date, and (ii) any interest expense attributable to any Approved Floorplan Financing; provided, that the interest component of the LMI Priority Distribution accrued for such period shall be deemed to constitute Consolidated Interest Expense for purposes of this definition, whether or not constituting interest expense for purposes of GAAP.

“Consolidated Liquidity” means, at any time of determination, an amount determined for Holdings and its Subsidiaries on a consolidated basis equal to the sum of (i) Cash and Cash Equivalents of Holdings and its Subsidiaries plus (ii) Availability with respect to the Revolving Commitments.

“Consolidated Net Income” means, for any period, (i) the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) the sum of the amounts for such period of (a) the income (or loss) of any Person (other than a Subsidiary of Holdings) in which any other Person (other than Holdings or any of its Subsidiaries) has a joint interest, plus (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person’s assets are acquired by Holdings or any of its Subsidiaries, plus (c) the income of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, plus (d) any gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, plus (e) (to the extent not included in clauses (a) through (d) above) any net extraordinary gains or net extraordinary losses.

“Consolidated Senior Debt” means Consolidated Total Debt excluding any Approved Subordinated Debt.

“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, that the aggregate amount of the LMI Priority Distribution as of such date (excluding any interest component thereof) shall be deemed to constitute Consolidated Total Debt for purposes of this definition, whether or not constituting Indebtedness for purposes of GAAP.

“Consolidated Working Capital” means, as at any date of determination, the amount (which may be a negative number) by which Consolidated Current Assets exceeds (or is less than) Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period of determination on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

“Consumer Compliance Action Items” as defined in Section  5.16.

“Consumer Finance Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Credit Party or any Affiliate thereof from time to time concerning or relating to consumer financial activities, including, without limitation, the brokering, soliciting, arranging, or making of loans or other financing transactions for the purchase of consumer goods and related products and services, and the soliciting, arranging, brokering, or underwriting of insurance products for consumers and the receipt of referral fees relating to insurance products.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section  7.2.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Credit Party pursuant to Section  5.10.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, the Individual Guaranty Agreements, the Fee Letter, the Intercreditor Agreement, and all other documents, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent or any Lender in connection herewith, excluding the Warrant, the Preferred Stock and any other documents related solely thereto.

“Credit Extension” means the making of a Loan.

“Credit Party” means the Companies, Holdings, and each of their respective direct and indirect Subsidiaries.

“Customer Information” means any personally identifiable information any Company obtains from or about an individual who is a prospective customer, current customer, or past customer of such Company or that otherwise is protected as “personal information” or the equivalent under applicable laws.

“Deadlock Matter” as defined in Section  10.5(g).

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (other than such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.

“Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default, or violation of Section  9.5(c), and ending on the earliest of the following dates: (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of Section  2.10 or Section  2.11 or by a combination thereof), and (b) such Defaulting Lender shall have delivered to the Companies, Administrative Agent and each other Lender a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, (iii) the date on which the Companies, Administrative Agent and Requisite Lenders waive all Funding Defaults of such Defaulting Lender in writing, and (iv) the date on which Administrative Agent and Requisite Lenders shall have waived all violations of Section  9.5(c) by such Defaulting Lender in writing.

“Defaulted Loan” as defined in Section  2.18.

“Defaulting Lender” as defined in Section  2.18.

“Default Rate” means any interest payable pursuant to Section  2.7.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Disqualified Stock” means any Capital Stock, other than the Mack Stock, and the BMI Stock, the Warrants and the Preferred Stock, that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (i) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, in whole or in part, or required to be repurchased or redeemed, in whole or in part, in each case other than for common Capital Stock of Holdings, pursuant to a sinking fund obligation or otherwise, on or prior to 180 days after the latest possible maturity date of the Loans, (ii) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (a) debt securities or (b) any Capital Stock of Holdings or any of its Subsidiaries that would constitute Disqualified Stock, in each case at any time on or prior to 180 days after the latest possible maturity date of the Loans, (iii) contains any mandatory repurchase obligation which may come into effect on or prior to 180 days after the latest possible maturity date of the Loans or (iv) provides for the scheduled payments of dividends in Cash on or prior to 180 days after the latest possible maturity date of the Loans.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Eighth Amendment” means that certain Limited Consent and Eighth Amendment to Credit and Guaranty Agreement dated as of July 6, 2018.

“Eighth Amendment Effective Date” has the meaning assigned to such term in the Eighth Amendment.

“Eligible Assignee” means (i) in the case of the Revolving Loans or Revolving Commitments and, prior to the Multi-Draw Term Loan Commitment Termination Date, the Multi-Draw Term Loans and Multi-Draw Term Loan Commitments, (a) any Lender with Revolving Exposure, Multi-Draw Term Loan Exposure or any Affiliate (other than a natural person) of a Lender with Revolving Exposure or Multi-Draw Term Loan Exposure, (b) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $100,000,000, (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $100,000,000, provided that such bank is acting through a branch or agency located in the United States, and (d) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $100,000,000, (ii) in the case of the Multi-Draw Term Loans following the Multi-Draw Term Loan Commitment Termination Date, (a) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (b) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses, and (iii) any other Person (other than a natural Person) approved by Administrative Agent; provided, (x) neither (A) Holdings nor any Affiliate of Holdings nor (B) the Equity Investors nor any Affiliate of any Equity Investor shall, in any event, be an Eligible Assignee and (y) no Person owning or controlling any trade debt or Indebtedness of any Credit Party other than the Obligations (including, but not limited to, any Approved Floorplan Financing and any Approved Subordinated Debt) or any Capital Stock of any Credit Party shall, in any event, be an Eligible Assignee, in each case other than (I) Warrant Holders, Preferred Holders and their respective affiliates, and (II) such other Persons as are approved in writing by Administrative Agent and Requisite Lenders).

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Holdings or any of its Subsidiaries or any Facility.

“Environmental Obligations” as defined in Section  5.16.

“Equity Investors” means, collectively or individually as the context requires, P. Austin Singleton, Jr. and Anthony Aisquith.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Holdings or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Holdings or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Holdings or such Subsidiary and with respect to liabilities arising after such period for which Holdings or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Holdings, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to Section 303(k) of ERISA with respect to any Pension Plan.

“Event of Default” means each of the conditions or events set forth in Section  8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded ROFO Transfer” as defined in Section  10.6(j).

“Excluded Tag Transfer” as defined in Section  10.6(k).

“Excluded Tax” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (a) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b)  that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (a) such Lender acquires such interest in the Loan or Commitment (other than pursuant to any assignment under Section  2.19) or (b) such Lender changes its lending office, except in each case to the extent that, pursuant to Section  2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section  2.16(f) and (iv) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Indebtedness” means Indebtedness and other obligations outstanding under (i) that certain Loan Agreement dated as of March 30, 2015, by and between Whitney Bank d/b/a Hancock Bank, as lender, Holdings, Singleton Assets & Operations, LLC, and Legendary Assets & Operations, LLC, as borrowers, and Philip Austin Singleton, Jr., as guarantor, as amended prior to the Closing Date, (ii) the convertible and balloon promissory notes made by Holdings pursuant to that certain Asset Purchase Agreement dated as of February 19, 2016, by and among Holdings, South Florida, Sundance Marine, Inc., Sundance Marine North, Inc., Mitchell Milesi, Joseph V. Clawges, Lori A. Clawges, MMJC Realty, LLC, Sundance Marine Dixie, LLC, Indian River Drive, Inc., LAC Marine Corp. and Sundance Lauderdale Realty, Inc. and (iii) the TCF Agreement, in each case as amended prior to the Closing Date.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Holdings or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Fair Share” as defined in Section 7.2.

“Fair Share Contribution Amount” as defined in Section  7.2.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to GSSLH or any other Lender selected by Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Fee Letter” means the second amended and restated letter agreement dated as of the Fifteenth Amendment Effective Date among the Companies, the Administrative Agent, and the Lenders.

“Fifteenth Amendment” means that certain Fifteenth Amendment to Credit and Guaranty Agreement entered into as of the Fifteenth Amendment Effective Date by and among Holdings, the Companies, Agent and the lenders party thereto.

“Fifteenth Amendment Effective Date” means May 3, 2019.

“Financial Officer Certification” means, with respect to the financial statements or other financial reports or information for which such certification is required, the certification of the chief financial officer of Holdings that such financial statements fairly present in all material respects, as applicable, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Financial Plan” as defined in Section  5.1(i).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on September 30 of each calendar year.

“Fixed Charge Coverage Ratio” means the ratio as of the last day of (i) the first Fiscal Quarter ending after the Closing Date of (a) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ending, to (b) Consolidated Fixed Charges for such Fiscal Quarter multiplied by four, (ii) the second Fiscal Quarter ending after the Closing Date of (a) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ending, to (b) Consolidated Fixed Charges for the two Fiscal Quarter period then ending multiplied by two, (iii) the third Fiscal Quarter period ending after the Closing Date of (a) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ending, to (b) Consolidated Fixed Charges for the three-Fiscal Quarter period then ended multiplied by four-thirds, and (iv) any other Fiscal Quarter of (a) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ending, to (b) Consolidated Fixed Charges for such four-Fiscal Quarter period.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Collateral Agent, for the benefit of the Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Floorplan Collateral” as defined in the Intercreditor Agreement.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fourth Amendment Effective Date” means August 1, 2017.

“Funding Default” as defined in Section  2.18.

“Funding Guarantor” as defined in Section  7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A.

“GAAP” means, subject to the limitations on the application thereof set forth in Section  1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grantor” as defined in the Pledge and Security Agreement.

“GS” means, (a) GSSLH, and (b) any Affiliate of Goldman Sachs & Co. LLC, including GSSLG and GSSLH, in each case solely to the extent such Person described in this definition is a Lender hereunder.

“GSSLG” as defined in the preamble hereto.

“GSSLH” means Goldman Sachs Specialty Lending Holdings, Inc., a Delaware corporation.

“Guaranteed Obligations” as defined in Section  7.1.

“Guarantor” means each of Holdings and each Domestic Subsidiary of Holdings (other than the Companies).

“Guarantor Subsidiary” means each Guarantor other than Holdings.

“Guaranty” means the guaranty of each Guarantor set forth in Section  7, as supplemented by any Counterpart Agreement delivered from time to time in accordance with Section  5.10.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means as of the Closing Date, (i) the audited financial statements of Holdings and its Subsidiaries for the Fiscal Year ended September 30, 2015, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Year, and (ii) for the interim period from October 1, 2015 to the Closing Date, internally prepared, unaudited financial statements of Holdings and its Subsidiaries, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity for each quarterly period completed prior to forty-six days before the Closing Date and for each monthly period completed prior to thirty-one days prior to the Closing Date, in the case of clauses (i) and (ii), certified by the chief financial officer of Holdings that they fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject, if applicable, to changes resulting from audit and normal year-end adjustments.

“Holdings” as defined in the preamble hereto.

“Holdings Operating Agreement” means that certain Second Amended & Restated Limited Liability Company Agreement of Holdings, dated as of the Closing Date, as amended, restated, supplemented or otherwise modified in accordance with this Agreement.

“Increased-Cost Lender” as defined in Section  2.19.

“Indebtedness,” as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA); (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (ix) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above; (x) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction; and (xi) all Disqualified Stock issued by such Person, with the amount of Indebtedness represented by such Disqualified Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price (for purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock).

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); or (ii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Holdings or any of its Subsidiaries.

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of any Credit Party under, any Credit Document and (ii) to the extent not otherwise described in the foregoing clause (i) hereof, Other Taxes.

“Indemnitee” as defined in Section  10.3.

“Indemnitee Agent Party” as defined in Section  9.6.

“Individual Guarantors” means P. Austin Singleton, Jr. and Anthony Aisquith.

“Individual Guaranty Agreements” means the guaranty agreements dated as of the Closing Date entered into by each of the Individual Guarantors.

“Installment” as defined in Section  2.9.

“Installment Date” as defined in Section  2.9.

“Intellectual Property” means any and all proprietary, industrial and intellectual property rights under the law of any jurisdiction or under international treaties, both statutory and common law, including: (i) utility models, supplementary protection certificates, patents and applications for same, and extensions, divisionals, continuations, continuations-in-part, reexaminations, and reissues thereof; (ii) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and other indicia of source or origin (including all goodwill associated with the foregoing), and registrations and applications for registrations thereof; (iii) copyrights, moral rights, database rights, and other rights in works of authorship and registrations and applications for registration of the foregoing; and (iv) trade secrets, know-how, and rights in confidential information, including designs, formulations, concepts, compilations of information, methods, techniques, documentation, algorithms, procedures, and processes, whether or not patentable.

“Intercreditor Agreement” means that certain Intercreditor and Collateral Access Agreement dated as of the Closing Date, by and among Wells Fargo Commercial Distribution Finance, LLC, Brunswick Acceptance Company, LLC, Collateral Agent, Holdings, Intermediate Holdings, Singleton, Legendary, and South Florida.

“Interest Payment Date” means, with respect to any Loan, (i) the last day of each calendar quarter, commencing on the first such date to occur after the Closing Date, and (ii) the final maturity date of such Loan.

“Intermediate Holdings” as defined in the preamble hereto.

“Intermediate Holdings Operating Agreement” means that certain First Amended & Restated Limited Liability Company Agreement of Intermediate Holdings, dated as of the Closing Date, as amended, restated, supplemented or otherwise modified in accordance with this Agreement.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (i) any direct or indirect purchase or other acquisition by Holdings or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person; (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by Holdings or any Subsidiary of Holdings from any Person, of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by Holdings or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“IRS” means the Internal Revenue Service.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Knowledge” means, with respect to any Person, the actual or constructive knowledge, after due inquiry, of (i) any director, manager or executive officer of any such Person that is not a natural person, or (ii) the individual if such Person is a natural person. “Known” has a correlative meaning.

“Landlord Consent and Estoppel” means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, pursuant to which, among other things, the landlord agrees to provide Collateral Agent certain leasehold mortgagee protections and consents to the granting of a Mortgage on such Leasehold Property by the Credit Party tenant, such Landlord Consent and Estoppel to be in form and substance acceptable to Collateral Agent in its reasonable discretion, but in any event sufficient for Collateral Agent to obtain a Title Policy with respect to such Mortgage.

“Lead Arranger” as defined in the preamble hereto.

“Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property, other than any such leasehold interest designated from time to time by Collateral Agent in its sole discretion as not being required to be included in the Collateral.

“Legendary” as defined in the preamble hereto.

“Lender” means each financial institution or other Person listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“LMI Priority Distribution” as defined in the Holdings Operating Agreement as in effect on the Closing Date.

“Loan” means a Revolving Loan and a Multi-Draw Term Loan.

“Mack Stock” means the 25% of the Capital Stock of SSAO owned by Thomas W. Mack as of the Fourth Amendment Effective Date, as such percentage interest may be reduced in accordance with the terms of the SSAO Operating Agreement.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the business operations, properties, assets, condition (financial or otherwise) or prospects of Holdings and its Subsidiaries taken as a whole; (ii) a significant portion of the industry or business segment in which Holdings or its Subsidiaries operate or rely upon if such effect or development is reasonably likely to have a material adverse effect on Holdings and its Subsidiaries taken as a whole; (iii) the ability of any Credit Party to fully and timely perform its Obligations; (iv) the legality, validity, binding effect, or enforceability against a Credit Party of a Credit Document to which it is a party; or (v) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Credit Document.

“Material Brand” means Malibu / Axis, Bennington, Harris, Yamaha, Cobalt, Regal, Sea Hunt, Everglades and Chris-Craft.

“Material Contract” means (i) any contract or other arrangement to which Holdings or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect, (ii) any contract with a boat manufacturer constituting a Material Brand and, without duplication, those contracts and arrangements listed on Schedule  4.16, and (iii) any other contract or arrangement with any counterparty or its Affiliates from which Holdings and its Subsidiaries, on an aggregate basis for all contracts with such counterparty or any of its Affiliates, have received or are anticipated to receive earnings in excess of 2.5% of Consolidated Adjusted EBITDA on an annual basis; provided that, any such contract or other arrangement described in clause (iii) of this definition that is terminated and replaced in accordance with Section  6.18, shall no longer constitute a Material Contract for purposes of this definition upon such replacement.

“Material Real Estate Asset” means (i) (a) any fee-owned Real Estate Asset having a fair market value in excess of $200,000 as of the date of the acquisition thereof, and (b) all Leasehold Properties other than those with respect to which the aggregate payments under the term of the lease are less than $35,000 per annum, or (ii) any Real Estate Asset that Requisite Lenders have determined is material to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings or any Subsidiary thereof, including any listed on Schedule  1.1(a).

“Maturity Date” means the earlier of (i) October 28, 2021, and (ii) the date that all Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Moody’s” means Moody’s Investor Services, Inc.

“Mortgage” means each mortgage, deed of trust or other real property security document evidencing any Lien granted to Administrative Agent for the benefit of the Secured Parties in any Real Estate Assets now or hereafter owned by any Credit Party, each of which shall be in form and substance reasonably satisfactory to Administrative Agent, as any such document may be amended, supplemented or otherwise modified from time to time.

“Mortgaged Property” means, with respect to any Mortgage, any Real Estate Assets encumbered by such Mortgage.

“Multi-Draw Term Loan” means a Multi-Draw Term Loan made by a Lender to the Companies pursuant to Section  2.1(a).

“Multi-Draw Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Multi-Draw Term Loan and “Multi-Draw Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Multi-Draw Term Loan Commitment as of the Fifteenth Amendment Effective Date, if any, is set forth on Appendix A-2 or, thereafter, in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Multi-Draw Term Loan Commitments as of the Fifteenth Amendment Effective Date is $10,000,000.

“Multi-Draw Term Loan Commitment Period” means the time period commencing after the Closing Date through and including the Multi-Draw Term Loan Commitment Termination Date.

“Multi-Draw Term Loan Commitment Termination Date” means with respect to any Multi-Draw Term Loan Commitments, the earliest to occur of the following: (i) December 31, 2019; (ii) the date such Commitments are permanently reduced to zero pursuant to Sections 2.9, 2.10(b) and 2.11; and (iii) the date of the termination of such Commitments pursuant to Section 8.1.

“Multi-Draw Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the sum of (i) the outstanding principal amount of the Multi-Draw Term Loans of such Lender plus (ii) the remaining unused portion of such Lender’s Multi-Draw Term Loan Commitment; provided, at any time prior to the making of the initial Multi-Draw Term Loans, the Multi-Draw Term Loan Exposure of any Lender shall be equal to such Lender’s Multi-Draw Term Loan Commitment.

“Multi-Draw Term Loan Note” means a promissory note in the form of Exhibit B-2, as it may be amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Holdings and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate with comparison to and variances from the immediately preceding period and budget.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash payments received by Holdings or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale to the extent paid or payable to non-Affiliates, including (a) sales commissions, (b) income or gains taxes payable by the seller (or its ultimate equity holders) as a result of any gain recognized in connection with such Asset Sale during the tax period the sale occurs (including Permitted Tax Payments in respect thereof), (c) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, and (d) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Holdings or any of its Subsidiaries in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by Holdings or any of its Subsidiaries (a) under any casualty, business interruption or “key man” insurance policies in respect of any covered loss thereunder, or (b) as a result of the taking of any assets of Holdings or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Holdings or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Holdings or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition to the extent paid or payable to non-Affiliates, including income taxes payable as a result of any gain recognized in connection therewith (including, without limitation, Permitted Tax Payments in respect thereof).

“Non-Consenting Lender” as defined in Section  2.19.

“Non-Supporting Lender” as defined in Section  10.5(g).

“Note” means a Revolving Loan Note or a Multi-Draw Term Loan Note.

“Obligations” means all obligations of every nature of each Credit Party from time to time owed to the Agents (including former Agents), the Lenders or any of them under any Credit Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.

“Obligee Guarantor” as defined in Section  7.7.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury or any successor thereto.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document.

“Pompano Beach Acquisition” means the closing of the “Proposed Real Estate Acquisition” referred to in the Eighth Amendment.

“Pompano Beach Acquisition Agreement” means the “Proposed Real Estate Acquisition Agreement” referred to in the Eighth Amendment, as in effect on the Eighth Amendment Effective Date.

“Participant Register” as defined in Section  10.6(h).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Acquisition” means any acquisition by any Company or any of their wholly-owned Guarantor Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person; provided, Administrative Agent and Requisite Lenders consent in writing to such acquisition and, without limiting any other additional conditions or information that Administrative Agent or Requisite Lenders may require, each of the following conditions is satisfied with respect to such acquisition:

(i)           immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii)          all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(iii)        in the case of the acquisition of Capital Stock, all of the Capital Stock (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Guarantor Subsidiary of any of the Companies in connection with such acquisition shall be owned 100% by the Companies or a Guarantor Subsidiary thereof, and the Companies shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of any of the Companies, each of the actions set forth in Sections  5.10 and/or 5.11, as applicable;

(iv)         any Person or assets or division as acquired in accordance herewith (x) shall be in the same business or lines of business in which the Companies are engaged as of the Closing Date and (y) for the four-quarter period most recently ended prior to the date of such acquisition, shall have generated earnings before income taxes, depreciation, and amortization during such period that shall exceed the amount of capital expenditures related to such Person or assets or division during such period (calculated in substantially the same manner as Consolidated Adjusted EBITDA and Consolidated Capital Expenditures are calculated);

(v)          the acquisition shall have been approved by the board of directors or other governing body or controlling Person of the Person acquired or the Person from whom such assets or division is acquired;

(vi)       the Companies shall have delivered to Administrative Agent and Lenders at least ten Business Days prior to such proposed acquisition, and Administrative Agent and Requisite Lenders shall have satisfactorily completed their review of, each of the following in form and substance satisfactory to Requisite Lenders in their respective sole discretion:

(a)           all relevant financial information with respect to such acquisition, including, without limitation, the aggregate consideration for such acquisition and historical financial statements evidencing EBITDA that satisfies clause (iv) above;

(b)           a quality of earnings report detailing proposed adjustments;

(c)           a due diligence memorandum prepared by the Companies’ counsel regarding such counsel’s due diligence review of the target’s business, assets, liabilities, operations and condition (financial or otherwise), including customary lien and litigation searches, all in scope and determination satisfactory to Requisite Lenders in their respective sole discretion;

(d)           copies of any letter of intent or term sheet entered into in connection with such acquisition and a draft acquisition agreement (including all schedules and other attachments) therefor in form and substance satisfactory to Requisite Lenders in their respective sole discretion;

(e)           if such acquisition is to be funded with the proceeds of Loans, a draft Funding Notice therefor, including calculations demonstrating satisfaction of the conditions set forth in Section  3.2 before and after giving effect to such acquisition, certified by the Chief Financial Officer of Holdings;

(f)            a summary memorandum prepared by management detailing the acquisition rationale, turnaround plan, requested add-back justifications, and any other material information related to such acquisition;

(g)           drafts of any material third-party consents or other material approvals required in connection with such acquisition, including any such consents or approvals required by any Governmental Authority or under any Approved Floorplan Financing, the TCF Agreement or under any Material Contract; and

(h)           any other information related to such acquisition that is requested by any Lender or its counsel; and

(vii)        at least five Business Days prior to the closing of such acquisition that will be funded with Loans, the Companies shall have delivered a final executed Funding Notice therefor, including calculations demonstrating satisfaction of the conditions set forth in Section  3.2 before and after giving effect to such acquisition, certified by the Chief Financial Officer of Holdings.

“Permitted Add-Backs” means, for any period, each of the following amounts determined for such period: (i) Transaction Costs, (ii) costs and other expenses paid to the Warrant Holders or the Preferred Holders in the ordinary course of business, (iii) the adjustments set forth on Schedule 1.1(b), and (iv) other items approved by Administrative Agent and Requisite Lenders from time to time.

“Permitted Liens” means each of the Liens permitted pursuant to Section  6.2.

“Permitted Tax Payments” means, with respect to any taxable year for which Holdings and each Company is treated as a disregarded or pass-through entity for U.S. federal income tax purposes, cash distributions made by the Companies to Holdings, in order to provide Holdings (and its direct or indirect members) with funds to pay federal, state and, in certain cases, local income Tax liabilities, including estimated Tax payments, associated with their respective direct or indirect allocable shares of taxable income of Holdings, subject to the limitations set forth herein. The amount of such distributions shall not exceed, for each member, (i) Holdings’ quarterly determination of the taxable income allocable to such member by virtue of its interest in Holdings, multiplied by (ii) the applicable Assumed Tax Rate. Such distributions shall be made no more than 10 Business Days before any such member’s obligation to make any quarterly estimated Tax payment. In addition, Holdings shall be permitted to make a final distribution to each such member with respect to each taxable year if and to the extent necessary to reconcile the cumulative distributions made in respect of such member’s interest based upon the amount of taxable income determined pursuant to clause (i) above for such year with the amount of distributions which would have been allowable in respect of such member’s interest based upon Holdings’ actual taxable income as reflected on the IRS Form 1065 and Schedules K-1 filed by Holdings for such year. If Holdings’ actual taxable income allocable to any such member’s interest in Holdings for such year exceeds the amount determined pursuant to clause (i) above for such year, Holdings shall be permitted to make a final distribution to such member in an amount not to exceed (a) such actual taxable income allocable to such member’s interest in Holdings for such year multiplied by the applicable Assumed Tax Rate, minus (b) the cumulative amount of distributions made in respect of such member’s interest in Holdings with respect to such year. Such final distributions shall be made no more than 10 Business Days before April 15 of the year following the year with respect to which the distributions were made. If the amount determined for any such member’s interest in Holdings pursuant to clause (i) above for such year exceeds Holdings’ actual taxable income allocable to such member’s interest in Holdings for such year, the excess of the amount of distributions made in respect of such member’s interest in Holdings over the amount of distributions which would have been allowable in respect of such interest based on Holdings’ actual taxable income shall be treated as a distribution made to such member in the following year and shall reduce the amount of distributions permitted to be made to such member for such following year. If the taxable income of Holdings is increased as a result of any audit or redetermination of Taxes, Holdings shall be permitted to make a further distribution to each such member in an amount not to exceed the amount of such member’s allocable share of the increase multiplied by the applicable Assumed Tax Rate. If the taxable income of Holdings is reduced as a result of any audit or redetermination of Taxes, the excess of the amount of distributions made to each such member over the amount of distributions which would have been allowable to such member with respect to its allocable share of taxable income (as so reduced) shall be treated as a distribution made within the current period and shall reduce the amount of distributions permitted to be made to such member in such period or succeeding periods, as necessary. For purposes of this definition, such member’s allocable share of taxable income of Holdings for a taxable year or period shall equal the sum of all items of income or gain allocated to such member for such taxable year or period less all items of deduction, loss and the loss equivalent (determined using the applicable Assumed Tax Rate) of tax credits allocated to such member (or, to the extent applicable, its predecessors in interest) for such taxable year or period and all prior taxable years or periods to the extent not previously taken into account as a reduction of income or gain allocated to such member (or, to the extent applicable, its predecessors in interest). All calculations of estimated and actual taxes pursuant to this definition shall take into account the deductibility of state and local taxes and the character of any income, gains, deductions, losses or credits.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Phase I Report” means, with respect to any Facility, a report that (i) conforms to the ASTM Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process, E 1527, (ii) was conducted no more than six months prior to the date such report is required to be delivered hereunder, by one or more environmental consulting firms reasonably satisfactory to Administrative Agent, (iii) includes an assessment of asbestos-containing materials at such Facility, (iv) is accompanied by (a) an estimate of the reasonable worst-case cost of investigating and remediating any Hazardous Materials Activity identified in the Phase I Report as giving rise to an actual or potential material violation of any Environmental Law or as presenting a material risk of giving rise to a material Environmental Claim, and (b) a current compliance audit setting forth an assessment of Holdings’, its Subsidiaries’ and such Facility’s current and past compliance with Environmental Laws and an estimate of the cost of rectifying any non-compliance with current Environmental Laws identified therein and the cost of compliance with reasonably anticipated future Environmental Laws identified therein.

“Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by the Companies and each Guarantor substantially in the form of Exhibit I, as it may be amended, supplemented or otherwise modified from time to time.

“Preferred Holders” means Goldman Sachs & Co. LLC and OWM BIP Investor, LLC.

“Preferred Stock” means the “Preferred Units” under and as defined in the Intermediate Holdings Operating Agreement as in effect on the Closing Date.

“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 70% of the nation’s ten largest banks), as in effect from time to time.

“Principal Office” means, for Administrative Agent, such Person’s “Principal Office” as set forth on Appendix B, or such other office as such Person may from time to time designate in writing to the Companies and each Lender; provided, however, that for the purpose of making any payment on the Obligations or any other amount due hereunder or any other Credit Document, the Principal Office of Administrative Agent shall be 200 West Street, New York, New York, 10282 (or such other location within the City and State of New York as Administrative Agent may from time to time designate in writing to the Companies and each Lender).

“Projections” as defined in Section  4.8.

“Protective Advances” as defined in Section 2.2(c).

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Multi-Draw Term Loan of any Lender, the percentage obtained by dividing (a) the Multi-Draw Term Loan Exposure of that Lender in respect of funded Multi-Draw Term Loans, by (b) the aggregate Multi-Draw Term Loan Exposure of all Lenders in respect of the funded Multi-Draw Term Loans, (ii) with respect to all payments, computations, and other matters relating to unfunded Multi-Draw Term Loan Commitments, the percentage obtained by dividing (a) the Multi-Draw Term Loan Exposure in respect of unfunded Multi-Draw Term Loan Commitments of such Lender by (b) the aggregate Multi-Draw Term Loan Exposure in respect of Multi-Draw Term Loan Commitments of all Lenders, and (iii) with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans of any Lender, the percentage obtained by dividing (a) the Revolving Exposure of that Lender, by (b) the aggregate Revolving Exposure of all Lenders. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Revolving Exposure and the Multi-Draw Term Loan Exposure of that Lender, by (B) an amount equal to the sum of the aggregate Revolving Exposure and the aggregate Multi-Draw Term Loan Exposure of all Lenders.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.

“Recipient” means (i) any Agent, (ii) any Lender, (iii) Lead Arranger or (iv) any other Person receiving payments under any Credit Document, as applicable.

“Record Document” means, with respect to any Leasehold Property, (i) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (ii) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to Collateral Agent.

“Recorded Leasehold Interest” means a Leasehold Property with respect to which a Record Document has been recorded in all places necessary or desirable, in Administrative Agent’s reasonable discretion, to give constructive notice of such Leasehold Property to third party purchasers and encumbrancers of the affected real property.

“Register” as defined in Section  2.5(b).

“Registered Intellectual Property” means all Intellectual Property owned, in whole or in part, by any Credit Party and registered with any Governmental Authority, including all applications for any such registration.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Fund” means, with respect to any Lender that is an investment fund or a special purpose vehicle of an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Replacement Lender” as defined in Section  2.19.

“Required Prepayment Date” as defined in Section  2.12(c).

“Requisite Class Lenders” means, at any time of determination, but subject to the provisions of Section 2.18, (i) for the Class of Lenders having Revolving Exposure, Lenders holding more than 66 2/3% of the aggregate Revolving Exposure of all Lenders, provided, that such “Requisite Class Lenders” shall include Beekman so long as Beekman and its Affiliates collectively hold Revolving Exposure (excluding any and all repayments and prepayments of the Loans) greater than or equal to Beekman’s and its Affiliates’ collective Revolving Exposure as of the Sixth Amendment Effective Date; and (ii) for the Class of Lenders having Multi-Draw Term Loan Exposure, Lenders holding more than 66 2/3% of the aggregate Multi-Draw Term Loan Exposure of all Lenders; provided, that such “Requisite Class Lenders” shall include Beekman so long as Beekman and its Affiliates collectively hold Multi-Draw Term Loan Exposure (excluding any and all repayments and prepayments of the Loans) greater than or equal to Beekman’s and its Affiliates’ collective Multi-Draw Term Loan Exposure as of the Sixth Amendment Effective Date; provided further that, in the case of clause (i) and clause (ii) of this definition, if at any time there are two or more Lenders of a Class, “Requisite Class Lenders” means at least two Lenders having or holding such Revolving Exposure or Multi-Draw Term Loan Exposure, respectively.

“Requisite Consent” as defined in Section  10.5(g).

“Requisite Lenders” means one or more Lenders having or holding Revolving Exposure and/or Multi-Draw Term Loan Exposure representing more than 66 2/3% of the sum of (i) the aggregate Revolving Exposure of all Lenders; and (ii) the aggregate Multi-Draw Term Loan Exposure of all Lenders; provided, that (a) so long as Beekman and its Affiliates collectively hold Revolving Exposure and Multi-Draw Term Loan Exposure (excluding any and all repayments and prepayments of the Loans), in each case, greater than or equal to Beekman’s and its Affiliates’ collective Revolving Exposure and Multi-Draw Term Loan Exposure, respectively, as of the Sixth Amendment Effective Date, any determination of “Requisite Lenders” shall include Beekman (or its Lender Affiliate) and (b) if at any time there are two or more Lenders, “Requisite Lenders” means at least two Lenders having or holding such Revolving Exposure and/or Multi-Draw Term Loan Exposure.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of Holdings or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of Capital Stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of Holdings or any of its Subsidiaries now or hereafter outstanding, excluding any such payment in respect of the Preferred Stock; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of Holdings or any of its Subsidiaries now or hereafter outstanding, excluding any such payment in respect of the Warrants; (iv) management or similar fees payable to any Equity Investor or any of its Affiliates; and (v) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving Commitment, if any, is set forth on Appendix A-1 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Closing Date is $5,000,000.

“Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means the earliest to occur of the following: (i) the Multi-Draw Term Loan Commitment Termination Date, if the Multi-Draw Term Loans are not made on or before that date; (ii) the Maturity Date; (iii) the date the Revolving Commitments are permanently reduced to zero pursuant to Sections  2.10(b) or 2.11; and (iv) the date of the termination of the Revolving Commitments pursuant to Section  8.1.

“Revolving Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (ii) after the termination of the Revolving Commitments, the aggregate outstanding principal amount of the Revolving Loans of that Lender.

“Revolving Loan” means a Loan made by a Lender to the Companies pursuant to Section  2.2(a).

“Revolving Loan Note” means a promissory note in the form of Exhibit B-1, as it may be amended, supplemented or otherwise modified from time to time.

“ROFO Acceptance Notice” as defined in Section  10.6(j).

“ROFO Buyer” as defined in Section  10.6(j).

“ROFO Commitment Period” as defined in Section  10.6(j).

“ROFO Disposition” as defined in Section  10.6(j).

“ROFO Eligible Lender” as defined in Section  10.6(j).

“ROFO Notice” as defined in Section  10.6(j).

“ROFO Notice Date” as defined in Section  10.6(j).

“ROFO Offer Notice” as defined in Section  10.6(j).

“ROFO Offering Period” as defined in Section  10.6(j).

“ROFO Offeror” as defined in Section  10.6(j).

“ROFO Qualifying Third Party Offer” as defined in Section  10.6(j).

“ROFO Right” as defined in Section  10.6(j).

“ROFO Sale Period” as defined in Section  10.6(j).

“ROFO Solicitation Period” as defined in Section  10.6(j).

“ROFO Third Party Transferee” as defined in Section  10.6(j).

“ROFO Transfer Interest” as defined in Section  10.6(j).

“ROFO Transfer Offer” as defined in Section  10.6(j).

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“Sale Transaction” means any transaction or series of related transactions resulting in a Change of Control or a Liquidation Event (as defined in the Intermediate Holdings Operating Agreement as in effect on the date hereof).

“Sanctioned Country” means, at any time, a country or territory that is, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including (i) any Person listed in any Sanctions-related list of designated Persons maintained by the United States (including by OFAC, the U.S. Department of the Treasury, or the U.S. Department of State), or by the United Nations Security Council, the European Union or any EU member state, Her Majesty’s Treasury of the United Kingdom or any other relevant Sanctions, (ii) any Person located, operating, organized or resident in a Sanctioned Country or (iii) any Person owned or controlled, directly or indirectly, by any such Person described in clause (i) or (ii) of this definition.

“Sanctions” means economic or financial sanctions or trade embargoes enacted, imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by OFAC, the U.S. Department of State or the U.S. Department of Commerce, (ii) the United Nations Security Council, the European Union or any of its member states, Her Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority, or (iii) any successor Governmental Authority to the Governmental Authorities described in clauses (i) and (ii) of this definition.

“Secured Parties” as defined in the Pledge and Security Agreement.

“Securities” means any stock, shares, membership interests, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Senior Leverage Ratio” means (i) with respect to determining quarterly financial covenant compliance pursuant to Section  6.8(b), the ratio as of the last day of the relevant Fiscal Quarter of (a) Consolidated Senior Debt (excluding (x) the Approved Floorplan Financing, (y) Indebtedness under the TCF Agreement and (z) any interest on the Obligations that has been capitalized to the principal balance of the Obligations) as of such day, to (b) Consolidated Adjusted EBITDA as of such day, and (ii) with respect to any determination thereof pursuant to any other provision of this Agreement, the ratio as of the time of determination of (a) Consolidated Senior Debt (excluding (x) the Approved Floorplan Financing, (y) Indebtedness under the TCF Agreement and (z) any interest on the Obligations that has been capitalized to the principal balance of the Obligations) as of such time, to (b) Consolidated Adjusted EBITDA as of the last day of the most recent calendar month for which monthly financial statements have been or were required to be delivered in accordance with Section  5.1(a).

“Seventh Amendment” means that certain Limited Consent and Seventh Amendment to Credit and Guaranty Agreement dated as of the Seventh Amendment Effective Date by and among Holdings, certain subsidiaries of Holdings, as borrowers, Agent, and the lenders party thereto.

“Seventh Amendment Effective Date” means June 14, 2018.

“Singleton” as defined in the preamble hereto.

“Sixth Amendment” means that certain Sixth Amendment to Credit and Guaranty Agreement entered into as of April 16, 2018 by and among Holdings, the Companies, Agent and the lenders party thereto.

“Sixth Amendment Effective Date” means April 16, 2018.

“Slalom Acquisition” means the closing of the “Proposed Acquisition” referred to in the Tenth Amendment.

“Slalom Acquisition Agreement” means the “Proposed Acquisition Agreement” referred to in the Tenth Amendment, as in effect on the Tenth Amendment Effective Date.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of Holdings substantially in the form of Exhibit G-2.

“Solvent” means, with respect to any Credit Party, that as of the date of determination, both (i)  (a) the sum of such Credit Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Credit Party’s present assets; (b) such Credit Party’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated or undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“South Florida” as defined in the preamble hereto.

“Special Designee” as defined in Section  10.5(g).

“Specified Matter” means proposed actions that are not permitted under any Credit Document without the consent, approval or waiver of Requisite Lenders, in each case to the extent reasonably relating to any of the following: (i) an acquisition or disposition of assets (including those pertaining to a possible Sale Transaction) or (ii) a financing transaction, whether relating to an issuance of Capital Stock or an issuance or incurrence of debt securities or other Indebtedness (excluding, however, any refinancing, redemption or prepayment of the Obligations or the Preferred Stock and the issuance of the Preferred Stock, which shall be governed by the terms of this Agreement and the Intermediate Holdings Operating Agreement, as applicable).

“SSAO” means South Shore Lake Erie Assets & Operations, LLC, a Delaware limited liability company.

“SSAO Operating Agreement” means that certain First Amended & Restated Limited Liability Company Agreement of SSAO, dated as of the Fourth Amendment Effective Date, as amended, restated, supplemented or otherwise modified in accordance with this Agreement.

“Subject Transaction” as defined in Section  6.8(e).

“Subordinated Indebtedness” means Indebtedness that is structurally or otherwise subordinated to the Obligations on terms and conditions satisfactory to Administrative Agent and Requisite Lenders in their respective sole discretion, including the Approved Subordinated Debt.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Sundance” as defined in the preamble hereto.

“Supporting Lender” as defined in Section  10.5(g).

“Tag-Along Notice” as defined in Section  10.6(k).

“Tag-Along Offer” as defined in Section  10.6(k).

“Tag-Along Right” as defined in Section  10.6(k).

“Tag-Along Sale” as defined in Section  10.6(k).

“Tag Election Notice” as defined in Section  10.6(k).

“Tag Election Period” as defined in Section  10.6(k).

“Tag Eligible Lender” as defined in Section  10.6(j).

“Tag Offeree” as defined in Section  10.6(k).

“Tag Purchased Interest” as defined in Section  10.6(k).

“Tag Purchased Percentage” as defined in Section  10.6(k).

“Tag Requested Interest” as defined in Section  10.6(k).

“Tag Third Party Transferee” as defined in Section  10.6(k).

“Tag Transfer Interest” as defined in Section  10.6(k).

“Tag Transferor” as defined in Section  10.6(k).

“Tax” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TCF Agreement” means that certain Inventory Security Agreement date as of June 19, 2015, by and among SAO, Holdings and TCF Inventory Finance, Inc.

“Tenth Amendment” means that certain Limited Consent and Tenth Amendment to Credit and Guaranty Agreement dated as of December 17, 2018.

“Tenth Amendment Effective Date” has the meaning assigned to such term in the Tenth Amendment.

“Terminated Lender” as defined in Section  2.19.

“Third Party” means any Person that is an Eligible Assignee and is not a Lender or an Affiliate of any Lender.

“Thirteenth Amendment” means that certain Limited Consent and Thirteenth Amendment to Credit and Guaranty Agreement dated as of April 9, 2019.

“Thirteenth Amendment Effective Date” has the meaning assigned to such term in the Thirteenth Amendment.

“Title Policy” means, with respect to any Mortgaged Property, an ALTA mortgagee title insurance policy or unconditional commitment therefor issued by a title company reasonably satisfactory to Collateral Agent.

“Total Leverage Ratio” means (i) with respect to determining quarterly financial covenant compliance pursuant to Section  6.8(c), the ratio as of the last day of the relevant Fiscal Quarter of (a) Consolidated Total Debt (excluding (x) the Approved Floorplan Financing, (y) Indebtedness under the TCF Agreement and (z) any interest on the Obligations that has been capitalized to the principal balance of the Obligations) as of such day, to (b) Consolidated Adjusted EBITDA as of such day, and (ii) with respect to any determination thereof pursuant to any other provision of this Agreement, the ratio as of the time of determination of (a) Consolidated Total Debt (excluding (x) the Approved Floorplan Financing, (y) Indebtedness under the TCF Agreement, and (z) any interest on the Obligations that has been capitalized to the principal balance of the Obligations) as of such time, to (b) Consolidated Adjusted EBITDA as of the last day of the most recent calendar month for which monthly financial statements have been or were required to be delivered in accordance with Sections  5.1(a).

“Trade Announcements” as defined in Section 10.17.

“Transaction Costs” means the fees, costs and expenses payable by Holdings, the Companies or any of the Companies’ Subsidiaries on or before the Fifteenth Amendment Effective Date in connection with the transactions contemplated by the Credit Documents, the Warrants and the Preferred Stock, to the extent approved in writing by Administrative Agent and Requisite Lenders.

“Transfer” means any assignment of Loans and unfunded Commitments by any Lender.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” as defined in Section  2.16(f).

“Waivable Mandatory Prepayment” as defined in Section  2.12(c).

“Warrant Holders” means Goldman, Sachs & Co. and OWM BIP Investor, LLC.

“Warrants” means those certain Purchase Warrants for Common Units dated as of the Closing Date, issued by Holdings to each of the Warrant Holders, as they may be amended, supplemented or otherwise modified from time to time.

“Withholding Agent” means any Credit Party and Administrative Agent.

1.2.        Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Holdings to Lenders pursuant to Section  5.1(a), 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section  5.1(e), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements.

1.3.       Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. During the period from the Closing Date until the initial test date for any financial ratio, any reference to such financial ratio permitted as of the most recently ended or immediately preceding fiscal or calendar period shall be deemed to refer to such financial ratio permitted as of such initial test date.

Section 2.             LOANS

2.1.         Multi-Draw Term Loans.

(a)           Multi-Draw Term Loan Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make, at any time during the Multi-Draw Term Loan Commitment Period, one or more Multi-Draw Term Loans to the Companies in an aggregate amount equal to such Lender’s Multi-Draw Term Loan Commitment. The aggregate principal amount of the Multi-Draw Term Loans outstanding immediately prior to any drawing of Multi-Draw Term Loans on or after the Sixth Amendment Effective Date is $21,361,140.06. The aggregate principal amount of the Multi-Draw Term Loans outstanding immediately prior to any drawing of Multi-Draw Term Loans on or after the Fifteenth Amendment Effective Date is $53,922,505.80.

The Companies may make multiple borrowings under the Multi-Draw Term Loan Commitments subject to Availability and the other conditions set forth in Section  3.2. Any amount borrowed under this Section  2.1(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections  2.9, 2.10 and 2.11, all amounts owed hereunder with respect to the Multi-Draw Term Loans shall be paid in full no later than the Maturity Date. Each Lender’s Multi-Draw Term Loan Commitment shall terminate immediately and without further action (A) on each Credit Date to the extent any such Commitment is funded on such date, and (B) on the Multi-Draw Commitment Termination Date to the extent of any remaining unused portion of any such Commitment on such date.

(b)           Borrowing Mechanics for Multi-Draw Term Loans.

(i)           Following the Closing Date, whenever the Companies desire that Lenders make Multi-Draw Term Loans, the Companies shall deliver to Administrative Agent a fully executed and delivered Funding Notice no later than 10:00 a.m. (New York City time) at least five Business Days in advance of the proposed Credit Date. Promptly upon receipt by Administrative Agent of any such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.

(ii)           Each Lender shall make its Multi-Draw Term Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date, by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office. Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Multi-Draw Term Loans available to the Companies on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of the Companies at Administrative Agent’s Principal Office or to such other account as may be designated in writing to Administrative Agent by the Companies.

(c)          During the Multi-Draw Term Loan Commitment Period, drawings under the Multi-Draw Term Loan Commitments shall be made in an aggregate minimum amount of $1,000,000 and integral multiples of $250,000 in excess of that amount.

2.2.        Revolving Loans.

(a)           Revolving Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof (including Section  3.2 and sufficient Availability therefor), each Lender severally agrees to make Revolving Loans to the Companies in an aggregate amount up to but not exceeding such Lender’s Revolving Commitment; provided, that after giving effect to the making of any Revolving Loans in no event shall the aggregate principal amount of the Revolving Loans exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section  2.2(a) may be repaid and reborrowed during the Revolving Commitment Period. Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.

(b)           Borrowing Mechanics for Revolving Loans.

(i)          Revolving Loans shall be made in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.

(ii)         Whenever the Companies desire that Lenders make Revolving Loans, the Companies shall deliver to Administrative Agent a fully executed and delivered Funding Notice no later than 10:00 a.m. (New York City time) at least three Business Days in advance of the proposed Credit Date.

(iii)        Notice of receipt of each Funding Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, shall be provided by Administrative Agent to each applicable Lender by electronic means with reasonable promptness, but (provided Administrative Agent shall have received such notice by 10:00 a.m. (New York City time)) not later than 2:00 p.m. (New York City time) on the same day as Administrative Agent’s receipt of such Notice from the Companies.

(iv)        Each Lender shall make the amount of its Revolving Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Revolving Loans available to the Companies on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by Administrative Agent from Lenders to be credited to the account of the Companies at Administrative Agent’s Principal Office or such other account as may be designated in writing to Administrative Agent by the Companies.

(c)           Protective Advances. Subject to the limitations set forth below, and whether or not an Event of Default or a Default shall have occurred and be continuing, Administrative Agent is authorized by the Companies and the Lenders, from time to time in Administrative Agent’s sole discretion (but Administrative Agent shall have absolutely no obligation to), to make Revolving Loans to the Companies on behalf of the Revolving Lenders, which Administrative Agent, in its sole discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by any Credit Party pursuant to the terms of this Agreement and the other Credit Documents, including, without limitation, payments of principal, interest, customary fees and reimbursable expenses (any of such Loans are in this clause (c) referred to as “Protective Advances”); provided, that the amount of Revolving Loans plus Protective Advances shall not exceed the Revolving Commitments then in effect. Protective Advances may be made even if the conditions precedent set forth in Section  3 have not been satisfied. Protective Advances shall not exceed $1,500,000 in the aggregate at any time without the prior consent of Requisite Lenders. Each Protective Advance shall be secured by the Liens in favor of Collateral Agent in and to the Collateral and shall constitute Obligations hereunder. The Companies shall pay the unpaid principal amount and all unpaid and accrued interest of each Protective Advance on the earlier of the Revolving Commitment Termination Date and the date on which demand for payment is made by Administrative Agent or Requisite Lenders.

2.3.        Pro Rata Shares; Availability of Funds.

(a)          Pro Rata Shares. All Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder.

(b)          Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Companies a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify the Companies and the Companies shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent at a rate equal to 10% per annum. Nothing in this Section  2.3(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Companies may have against any Lender as a result of any default by such Lender hereunder.

2.4.        Use of Proceeds. The Commitments shall remain undrawn on the Closing Date. The proceeds of the Multi-Draw Term Loans made after the Closing Date shall be applied by the Companies to fund for Permitted Acquisitions. The proceeds of the Revolving Loans made after the Closing Date shall be applied by the Companies for working capital and general corporate purposes of Holdings and its Subsidiaries. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act. The Credit Parties shall not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (a) to fund any activities or business of or with any Sanctioned Person, or in any Sanctioned Country, (b) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise), or (c) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or AML Laws.

2.5.        Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a)          Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Companies to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Companies, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or the Companies’ Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)           Register. Administrative Agent shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender from time to time (the “Register”). The Register shall be available for inspection by the Companies or any Lender at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record in the Register the Commitments and the Loans, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on the Companies and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or the Companies’ Obligations in respect of any Loan. The Companies hereby designates the entity serving as Administrative Agent to serve as the Companies’ non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section  2.5, and each Company hereby agrees that, to the extent such entity serves in such capacity, the entity serving as Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute “Indemnitees.”

(c)           Notes. If so requested by any Lender by written notice to the Companies (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, the Companies shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section  10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after the Companies’ receipt of such notice) a Note or Notes to evidence such Lender’s Revolving Loans or Multi-Draw Term Loans, as the case may be.

2.6.        Interest on Loans.

(a)            Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof at the Applicable Cash Rate plus the Applicable PIK Rate.

(b)           Interest payable pursuant to Section  2.6(a) shall be computed on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan shall be included, and the date of payment of such Loan shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(c)            Except as otherwise set forth herein, interest on each Loan shall be payable in arrears on and to (i) each Interest Payment Date applicable to that Loan; (ii) upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity, including final maturity, and in the case of clauses (ii) and (iii) including any accrued but un-capitalized interest at the Applicable PIK Rate thereon. Except as provided in the immediately preceding sentence or in the proviso below, accrued interest payable on any Loans at the Applicable PIK Rate shall be added to the outstanding principal amount of the Loans as of the last day of each Fiscal Quarter; provided the Companies may, by prior written notice to Administrative Agent before the last day of each Fiscal Quarter, elect to pay accrued interest at the Applicable PIK Rate for such Fiscal Quarter in cash instead of capitalizing such interest. Amounts representing accrued interest which are added to the outstanding principal of Loans accruing such interest shall thereafter bear interest in accordance with Section  2.6(a) and otherwise be treated as Loans for purposes of this Agreement.

2.7.        Default Interest. Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall, at the election of Administrative Agent or Requisite Lenders or, in the case of any Event of Default under Section  8.1(f) or (g), automatically without any such election, thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable in cash on demand at a rate that is 3% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is equal to 13% per annum). Payment or acceptance of the increased rates of interest provided for in this Section  2.7 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

2.8.         Fees.

(a)          The Companies agree to pay to Lenders having Revolving Exposure commitment fees equal to (i) the average of the daily difference between (a) the Revolving Commitments, and (b) the aggregate principal amount of outstanding Revolving Loans, times (ii) 0.50% per annum.

(b)           The Companies agree to pay to Lenders having Multi-Draw Term Loan Commitments a commitment fee equal to (i) the daily average unused portion of their respective Multi-Draw Term Loan Commitments, times (ii) 0.50% per annum.

(c)            All fees referred to in Sections  2.8(a) and (b) shall be paid to Administrative Agent as set forth in Section  2.13(a) and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof. All fees referred to in Sections  2.8(a) and (b) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable monthly in arrears on the last day of each month during the Revolving Commitment Period or Multi-Draw Term Loan Commitment Period, as applicable, commencing on the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date or Multi-Draw Term Loan Commitment Termination Date, as applicable.

(d)           In addition to any of the foregoing fees, the Companies agree to pay to Agents and the Lenders such other fees in the amounts and at the times as separately agreed upon, including in the Fee Letter.

2.9.         Scheduled Multi-Draw Term Loan Payments. The principal amount of the Multi-Draw Term Loans shall be repaid in equal consecutive quarterly installments (each, an “Installment”) in an annual amount equal to 5.0% of the aggregate principal amount of the Multi-Draw Term Loans outstanding immediately prior to December 31, 2019, which Installments shall be due on the last day of each Fiscal Quarter (each, an “Installment Date”), commencing December 31, 2019. Notwithstanding the foregoing, (a) following the commencement of such amortization, such Installments shall be reduced in the order specified in Section  2.12(b) in connection with any voluntary or mandatory prepayments of the Multi-Draw Term Loans in accordance with Sections  2.11, 2.12 and 2.13, as applicable; and (b) the Multi-Draw Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Maturity Date.

2.10.       Voluntary Prepayments/Commitment Reductions.

(a)            Voluntary Prepayments.

(i)            Any time and from time to time, the Companies may prepay any Loans on any Business Day in whole or in part, in an aggregate minimum amount of $250,000 and integral multiples of $100,000 in excess of that amount.

(ii)           All such prepayments shall be made upon not less than three Business Days prior written or telephonic notice given to Administrative Agent by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such telephonic or original notice for Multi-Draw Term Loans or Revolving Loans, as the case may be, by electronic means or telephone to each Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section  2.12(a) with respect to Revolving Loans and Section  2.12(b) with respect to Multi-Draw Term Loans.

(b)           Voluntary Commitment Reductions.

(i)           The Companies may, upon not less than three Business Days’ prior written or telephonic notice confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by electronic means or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part (x) the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the aggregate principal amount of all outstanding Revolver Loans at the time of such proposed termination or reduction, or (y) any unused portion of the Multi-Draw Term Loan Commitments; provided, any such partial reduction of the Revolving Commitments and the Multi-Draw Term Loan Commitments shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.

(ii)          The Companies’ notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments or the Multi-Draw Term Loan Commitments shall be effective on the date specified in the Companies’ notice and shall reduce the Revolving Commitment or the Multi-Draw Term Loan Commitment of each Lender, as applicable, proportionately to its Pro Rata Share thereof.

(c)         Partial Payments. Notwithstanding anything in this Section  2.10 to the contrary, the Companies shall not partially prepay any Multi-Draw Term Loan and/or partially reduce any Commitment unless the aggregate amount of the remaining Commitments plus the remaining outstanding principal amount under the Multi-Draw Term Loans is equal to at least fifty percent (50%) of the aggregate amount of the Commitments on the Fifteenth Amendment Effective Date; provided, however, that the Companies may repay the Multi-Draw Term Loans in full at any time.

2.11.       Mandatory Prepayments/Commitment Reductions.

(a)           Asset Sales. No later than the first Business Day following the date of receipt by any Credit Party of any Net Asset Sale Proceeds in excess of $125,000 in the aggregate since the Closing Date (excluding a sale (whether or not made in the ordinary course of business) of any portion of the Floorplan Collateral), the Companies shall prepay the Loans and/or the Commitments shall be permanently reduced as set forth in Section  2.12(b) in an aggregate amount equal to such Net Asset Sale Proceeds; provided, so long as no Default or Event of Default shall have occurred and be continuing, upon delivery of a written notice to Administrative Agent, the Companies shall have the option, directly or through one or more Subsidiaries, to invest Net Asset Sale Proceeds (the “Asset Sale Reinvestment Amounts”) in (i) long-term productive assets of the general type used in the business of the Companies if such assets are purchased or constructed within one hundred eighty days following receipt of such Net Asset Sale Proceeds (and so long as any such individual or aggregate investment in the amount of $125,000 or more has been consented to by Administrative Agent and Requisite Lenders) or (ii) Permitted Acquisitions if (A) a definitive purchase agreement with respect to such Permitted Acquisition is executed within one hundred twenty days following receipt of such Net Asset Proceeds and (B) the transaction contemplated by such purchase agreement is consummated within one hundred eighty days of receipt thereof; provided further, pending any such reinvestment all Asset Sale Reinvestment Amounts shall, at the option of the Companies, be applied to prepay Revolving Loans to the extent then outstanding (without a reduction in Revolving Commitments) and, to the extent such Asset Sale Reinvestment Amounts exceed the amount required to prepay all such Revolving Loans, the balance thereof shall be held at all times prior to such reinvestment, in an escrow account in form and substance reasonably acceptable to Administrative Agent. In the event that the Asset Sale Reinvestment Amounts are not reinvested by the Companies prior to the earliest of (1) the last day of such one hundred twenty day period (if a definitive purchase agreement with respect to a Permitted Acquisition has not been executed in accordance with the other provisions of this Agreement), (2) the last day of such one hundred eighty day period (if a definitive purchase agreement with respect to a Permitted Acquisition has been executed but the transactions contemplated thereby have not been consummated in accordance with the other provisions of this Agreement), and (3) the date of the occurrence of an Event of Default, Administrative Agent shall apply such Asset Sale Reinvestment Amounts to the Obligations as set forth in Section  2.12(b).

(b)           Insurance/Condemnation Proceeds. Except to the extent required to be applied as a prepayment of any Approved Floorplan Financing or Indebtedness under the TCF Agreement, no later than the first Business Day following the date of receipt by Holdings or any of its Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds, the Companies shall prepay the Loans and/or the Commitments shall be permanently reduced as set forth in Section  2.12(b) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided, (i) so long as no Default or Event of Default shall have occurred and be continuing, and (ii) to the extent that aggregate Net Insurance/Condemnation Proceeds from the Closing Date through the applicable date of determination do not exceed $125,000, the Companies shall have the option, directly or through one or more of its Subsidiaries to invest such Net Insurance/Condemnation Proceeds within one hundred eighty days of receipt thereof in long term productive assets of the general type used in the business of Holdings and its Subsidiaries, which investment may include the repair, restoration or replacement of the applicable assets thereof; provided, further, pending any such investment all such Net Insurance/Condemnation Proceeds, as the case may be, shall be applied to prepay Revolving Loans to the extent outstanding (without a reduction in Revolving Commitments) and otherwise held at all times prior to such investment in an escrow account in form and substance reasonably satisfactory to Administrative Agent.

(c)            Issuance of Equity Securities. On the date of receipt by Holdings or any of its Subsidiaries of any Cash proceeds from a capital contribution to, or the issuance of any Capital Stock of, Holdings or any of its Subsidiaries (other than Capital Stock issued (i) pursuant to any employee stock or stock option compensation plan, (ii) by a Credit Party to another Credit Party, or (iii) for purposes approved in writing by Administrative Agent and Requisite Lenders), the Companies shall prepay the Loans and/or the Commitments shall be permanently reduced as set forth in Section  2.12(b) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, in each case, paid to non-Affiliates, including reasonable legal fees and expenses.

(d)          Issuance of Debt. On the date of receipt by Holdings or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of Holdings or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section  6.1), the Companies shall prepay the Loans and/or the Commitments shall be permanently reduced as set forth in Section  2.12(b) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, in each case, paid to non-Affiliates, including reasonable legal fees and expenses.

(e)           Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with Fiscal Year 2017), the Companies shall, not later than the third Business Day following the date on which audited financial statements are delivered or required to be delivered pursuant to Section  5.1(c) for such Fiscal Year, prepay the Loans and/or the Commitments shall be permanently reduced as set forth in Section  2.12(b) in an aggregate amount equal to 75% of such Consolidated Excess Cash Flow; provided that such Consolidated Excess Cash Flow for Fiscal Year 2017 shall be calculated for the period commencing on the first day of the first full fiscal month after the Closing Date and ending on the last day of such Fiscal Year rather than the entirety of such Fiscal Year. Any amounts prepaid pursuant to this Section  2.11(e) with respect to any Fiscal Year in excess of 75% of Consolidated Excess Cash Flow shall be treated as voluntary prepayments made pursuant to Section  2.12(a).

(f)           Revolving Loans. The Companies shall from time to time prepay the Revolving Loans to the extent necessary so that the aggregate principal amount of all outstanding Revolving Loans (excluding any interest on the Revolving Loans that has been capitalized to the principal balance of the Revolving Loans) shall not at any time exceed the Revolving Commitments then in effect.

(g)          Prepayment of Excess Outstanding Amounts. Within 3 Business Days after delivery of the financial statements pursuant to Section  5.1(a), the Companies shall prepay Loans in an amount equal to 100% of the amount by which (i) the Consolidated Senior Debt (excluding (x) the Approved Floorplan Financing, (y) Indebtedness under the TCF Agreement and (z) any interest on the Obligations that has been capitalized to the principal balance of the Obligations) as of the date of such financial statements exceeds (ii) the product of (x) Consolidated Adjusted EBITDA for the twelve-month period ending on the last day of the fiscal month for which such financial statements were prepared, multiplied by (y) the maximum Senior Leverage Ratio permitted pursuant to Section  6.8(b) for the most recently ended Fiscal Quarter.

(h)          Tax Refunds. On the date of receipt by Holdings or any of its Subsidiaries of any tax refunds in excess of $125,000 in the aggregate in any Fiscal Year, the Companies shall prepay Loans and/or Commitments shall be reduced as set forth in Section  2.12(b) in the amount of such tax refunds in excess of $125,000.

(i)           Escrows and Indemnities. On the date of receipt by Holdings or any of its Subsidiaries of any payment in excess of $125,000 pursuant to the definitive documentation for any Permitted Acquisition which payment constitutes a release of any escrowed amounts or an indemnification obligation, the Companies shall prepay Loans and/or Commitments shall be reduced as set forth in Section  2.12(b) in the amount of 100% of such payments.

(j)           Prepayment Certificate. Concurrently with any prepayment of the Loans and/or reduction of the Commitments pursuant to Sections  2.11(a) through 2.11(i), the Companies shall deliver to Administrative Agent (who shall promptly forward to each Lender) a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds or Consolidated Excess Cash Flow, as the case may be. In the event that the Companies shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Companies shall promptly make an additional prepayment of the Loans and/or the Commitments shall be permanently reduced in an amount equal to such excess, and the Companies shall concurrently therewith deliver to Administrative Agent (who shall promptly forward to each Lender) a certificate of an Authorized Officer demonstrating the derivation of such excess.

2.12.        Application of Prepayments/Reductions.

(a)            Application of Voluntary Prepayments of Revolving Loans. Any prepayment of any Revolving Loan pursuant to Section  2.10 shall be applied to repay outstanding Revolving Loans to the full extent thereof.

(b)           Application of Other Prepayments to Loans. Any voluntary prepayments of Multi-Draw Term Loans pursuant to Section  2.10 and any mandatory prepayment of any Loan pursuant to Section  2.11 shall be applied as follows:

first, to the payment of all fees, and all expenses specified in Section  10.2, to the full extent thereof;

second, to the payment of any accrued interest at the Default Rate, if any;

third, to the payment of any accrued interest (other than Default Rate interest), including accrued interest at the Applicable PIK Rate that has not been capitalized;

fourth, to the payment of any other amounts owing in connection with such prepayment pursuant to the Fee Letter, including any applicable premium;

fifth, except in connection with any Waivable Mandatory Prepayment in Section  2.12(c), to prepay Multi-Draw Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof due at maturity) and shall be further applied in inverse order of maturity to reduce the remaining scheduled Installments of principal of the Multi-Draw Term Loans;

sixth, to permanently reduce the Multi-Draw Term Loan Commitments to the full extent thereof; and

seventh, to prepay the Revolving Loans to the full extent thereof and to further permanently reduce the Revolving Commitments to the full extent thereof.

(c)            Waivable Mandatory Prepayment. Anything contained herein to the contrary notwithstanding, in the event the Companies are required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Multi-Draw Term Loans, not less than three Business Days prior to the date (the “Required Prepayment Date”) on which the Companies are required to make such Waivable Mandatory Prepayment, the Companies shall notify Administrative Agent of the amount of such prepayment, and Administrative Agent will promptly thereafter notify each Lender holding an outstanding Multi-Draw Term Loan of the amount of such Lender’s Pro Rata Share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount. Each such Lender may exercise such option by giving written notice to the Companies and Administrative Agent of its election to do so on or before the first Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify the Companies and Administrative Agent of its election to exercise such option on or before the first Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Required Prepayment Date, the Companies shall pay to Administrative Agent the amount of the Waivable Mandatory Prepayment, which amount shall be applied (i) in an amount equal to that portion of the Waivable Mandatory Prepayment payable to those Lenders that have elected not to exercise such option, to prepay the Multi-Draw Term Loans of such Lenders (which prepayment shall be applied to the principal of the Multi-Draw Term Loans in accordance with Section  2.12(b)), and (ii) to the extent of any excess, to the Companies for working capital and general corporate purposes.

2.13.       General Provisions Regarding Payments.

(a)           All payments by the Companies of principal, interest, fees and other Obligations shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent, for the account of Lenders, not later than 12:00 p.m. (New York City time) on the date due at 200 West Street, New York, New York, 10282 or via wire transfer of immediately available funds to account number            maintained by Administrative Agent with JPMorgan Chase Bank              in New York City (or at such other location or bank account within the City and State of New York as may be designated by Administrative Agent from time to time); funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by the Companies on the next Business Day.

(b)           All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid (including accrued but uncapitalized interest to be paid-in-kind and any applicable premium, as the case may be).

(c)           Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due with respect thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Administrative Agent.

(d)           Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder.

(e)            Administrative Agent shall deem any payment by or on behalf of the Companies hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to the Companies and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section  8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate determined pursuant to Section  2.7 from the date such amount was due and payable until the date such amount is paid in full.

(f)            If an Event of Default shall have occurred and not otherwise been waived, and the Obligations have become due and payable in full hereunder, whether by acceleration, maturity or otherwise, all payments or proceeds received by any Agent hereunder or under any Collateral Document in respect of any of the Obligations, including, but not limited to all proceeds received by any Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral, shall be applied in full or in part as follows: first, to the payment of all costs and expenses of such sale, collection or other realization, including all expenses, liabilities and advances made or incurred by any Agent in connection therewith, and all amounts for which any Agent is entitled to indemnification hereunder or under any Collateral Document (in its capacity as an Agent and not as a Lender) and all advances made by any Agent under any Collateral Document for the account of the applicable Grantor, and to the payment of all costs and expenses paid or incurred by any Agent in connection with the exercise of any right or remedy hereunder or under any Collateral Document (including expenses, fees and disbursements of its agents and counsel), all in accordance with the terms hereof or thereof; second, to the extent of any excess of such proceeds, to the payment of all other Obligations for the ratable benefit of the Lenders; and third, to the extent of any excess of such proceeds, to the payment to or upon the order of such Grantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.14.       Ratable Sharing. Lenders hereby agree among themselves that, except as otherwise provided in the Fee Letter, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of any Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The Companies expressly consent to the foregoing arrangement and agree that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by the Companies to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

2.15.       Increased Costs; Capital Adequacy.

(a)           Compensation For Increased Costs and Taxes. In the event that any Recipient shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Recipient with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects a Recipient (or any applicable lending office of a Lender) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Recipient (or any applicable lending office of a Lender) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of a Lender; or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting a Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, the Companies shall promptly pay to such Recipient, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Recipient on an after-Tax basis for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to the Companies (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section  2.15(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b)           Capital Requirements. In the event that any Lender shall have determined (which determination shall, absent manifest effort, be final and conclusive and binding upon all parties hereto) that (i) the adoption, effectiveness, phase-in or applicability of any law, rule or regulation (or any provision thereof) regarding capital or liquidity requirements, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or (ii) compliance by any Lender (or its applicable lending office) or any company controlling such Lender with any guideline, request or directive regarding capital or liquidity requirements (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, in each case after the Closing Date, has or would have the effect of reducing the rate of return on the capital of such Lender or any company controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Commitments or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling company could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling company with regard to capital adequacy), then from time to time, within five Business Days after receipt by the Companies from such Lender of the statement referred to in the next sentence, the Companies shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling company on an after-Tax basis for such reduction. Such Lender shall deliver to the Companies (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section  2.15(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error. For the avoidance of doubt, subsections (a) and (b) of this Section  2.15 shall apply to all requests, rules, guidelines or directives concerning capital and liquidity requirements issued by any United States regulatory authority (A) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (B) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), regardless of the date adopted, issued, promulgated or implemented (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto).

2.16.       Taxes; Withholding, etc.

(a)           Payments to Be Free and Clear. All sums payable by or on account of any obligation of any Credit Party under any Credit Document shall (except to the extent required by applicable law) be paid free and clear of, and without any deduction or withholding on account of, any Tax. If any applicable law (as determined in good faith discretion of an applicable Withholding Agent) requires the deduction or withholding on account of any such Tax, then (i) the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, and (ii) if such Tax is an Indemnified Tax, then the sum payable by any applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions or withholdings applicable to additional sums payable under this Section  2.16) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)          Payment of Other Taxes by the Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)            Indemnification by Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section  2.16) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Companies by a Recipient (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

(d)          Indemnification by the Lenders. Each Lender shall severally indemnify Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section  10.6(h) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent demonstrable error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this Section  2.16(d).

(e)            Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section  2.16, such Credit Party shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(f)          Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Credit Document shall deliver to the Companies and Administrative Agent, at the time or times reasonably requested by the Companies or Administrative Agent, such properly completed and executed documentation reasonably requested by the Companies or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Companies or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Companies or Administrative Agent as will enable the Companies or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section  2.16(f)(i), (f) (ii) or (f) (iv) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the generality of the foregoing:

(i)           any Lender that is a U.S. Person shall deliver to the Companies and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Companies or Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Companies and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Companies or Administrative Agent), whichever of the following is applicable: (A) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty; (B) executed copies of IRS Form W-8ECI; (C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (1) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Companies within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (2) executed copies of IRS Form W-8BEN or W-8BEN-E; or (D) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(iii)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Companies and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Companies or Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Companies or Administrative Agent to determine the withholding or deduction required to be made; and

(iv)         if any payment made to a Lender under any Credit Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Companies and Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Companies and Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Administrative Agent as may be necessary for Administrative Agent to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Companies and Administrative Agent in writing of its legal inability to do so.

(g)           Survival. Each party’s obligations under this Section  2.16 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

2.17.        Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would entitle such Lender to receive payments under Section  2.15 or 2.16, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, fund or maintain its Credit Extensions through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section  2.15 or 2.16 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, funding or maintaining of such Commitments or Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Commitments or Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section  2.17 unless the Companies agree to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by the Companies pursuant to this Section  2.17 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Companies (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.18.        Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender violates any provision of Section  9.5(c), or, other than at the direction or request of any regulatory agency or authority, defaults (in each case, a “Defaulting Lender”) in its obligation to fund (a “Funding Default”) any Loan (in each case, a “Defaulted Loan”), then (a) except to the extent such Lender’s vote is required under Section  10.5(b), during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Credit Documents; (b) to the extent permitted by applicable law, until such time as the Default Excess, if any, with respect to such Defaulting Lender shall have been reduced to zero, (i) any voluntary prepayment of the Loans shall, if Administrative Agent so directs at the time of making such voluntary prepayment, be applied to the Loans of other Lenders as if such Defaulting Lender had no Loans outstanding and the outstanding Loans of such Defaulting Lender were zero, and (ii) any mandatory prepayment of the Loans shall, if Administrative Agent so directs at the time of making such mandatory prepayment, be applied to the Loans of other Lenders (but not to the Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender, it being understood and agreed that any portion of any mandatory prepayment of the Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause  (b) shall be paid to the non-Defaulting Lenders on a ratable basis; (c) such Defaulting Lender’s Commitments shall be excluded for purposes of calculating the commitment fee payable to Lenders in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any commitment fee pursuant to Section  2.8 with respect to such Defaulting Lender’s Commitment in respect of any Default Period with respect to such Defaulting Lender. No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section  2.18, performance by the Companies of their obligations hereunder and the other Credit Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section  2.18. The rights and remedies against a Defaulting Lender under this Section  2.18 are in addition to other rights and remedies which the Companies may have against such Defaulting Lender with respect to any Funding Default and which Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default or violation of Section  9.5(c).

2.19.        Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to the Companies that such Lender is entitled to receive payments under Section  2.15 or 2.16, (ii) the circumstances which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after the Companies’ request for such withdrawal; or (b) (i) any Lender shall become a Defaulting Lender, (ii) the Default Period for such Defaulting Lender shall remain in effect, and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after the Companies’ request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section  10.5(b), the consent of Administrative Agent and Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), Administrative Agent may (and, in the case of an Increased-Cost Lender, only after receiving written request from the Companies to remove such Increased-Cost Lender), by giving written notice to the Companies and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Commitments, if any, in full to one or more Eligible Assignees (identified in consultation with Companies so long as no Event of Default exists) (each a “Replacement Lender”) in accordance with the provisions of Section  10.6 and Terminated Lender shall pay any fees payable thereunder in connection with such assignment; provided, (A) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (1) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender and (2) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section  2.8; (B) on the date of such assignment, the Companies shall pay any amounts payable to such Terminated Lender pursuant to Section  2.15 or 2.16; (C) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender; or (D) in the case such Lender is an Increased-Cost Lender, the assignment would eliminate or reduce amounts payable pursuant to Section  2.15 or 2.16. In the event that the Terminated Lender fails to execute an Assignment Agreement pursuant to Section  10.6 within five Business Days after receipt by the Terminated Lender of notice of replacement pursuant to this Section  2.19 and presentation to such Terminated Lender of an Assignment Agreement evidencing an assignment pursuant to this Section  2.19, the Terminated Lender shall be deemed to have executed and delivered such Assignment Agreement, and upon the execution and delivery of Assignment Agreement by the Replacement Lender and Administrative Agent, shall be effective for purposes of this Section  2.19 and Section  10.6. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

Section	3. CONDITIONS PRECEDENT

3.1.          Closing Date. The obligation of each Lender to make a Credit Extension following the Closing Date is subject to the satisfaction, or waiver in accordance with Section  10.5, of the following conditions on or before the Closing Date:

(a)           Credit Documents. Administrative Agent shall have received sufficient copies of each Credit Document originally executed and delivered by each applicable Credit Party and Individual Guarantor for each Lender.

(b)           Preferred Stock. Preferred Holders shall have received (i) the Preferred Stock issued by Intermediate Holdings and (ii) a copy of Intermediate Holdings’ amended and restated operating agreement in form and substance satisfactory to Preferred Holders.

(c)           Warrants. Warrant Holders shall have received (i) the Warrants originally executed and delivered by Holdings and (ii) a copy of Holdings’ amended and restated operating agreement in form and substance satisfactory to Warrant Holders.

(d)           Organizational Documents; Incumbency. Administrative Agent shall have received (i) sufficient copies of each Organizational Document executed and delivered by each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, for each Lender, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (iii) resolutions of the board of managers or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound (and, with respect to Holdings, the Warrants) as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date; and (v) such other documents as Administrative Agent or Requisite Lenders may reasonably request.

(e)           Organizational and Capital Structure. The organizational structure and capital structure of Holdings and its Subsidiaries shall be as set forth on Schedule  4.2.

(f)            Existing Indebtedness. On the Closing Date, Holdings and its Subsidiaries shall have (i) repaid in full all Existing Indebtedness, (ii) terminated any commitments to lend or make other extensions of credit thereunder, (iii) delivered to Administrative Agent all documents or instruments necessary to release all Liens securing Existing Indebtedness or other obligations of Holdings and its Subsidiaries thereunder being repaid on the Closing Date (other than any such documents or instruments required to be delivered after the Closing Date as described on Schedule  5.17), and (iv) made arrangements satisfactory to Administrative Agent with respect to the cancellation of any letters of credit outstanding thereunder.

(g)           Transaction Costs. On or prior to the Closing Date, the Companies shall have delivered to Administrative Agent and each Lender their reasonable best estimate of the Transaction Costs (other than fees payable to any Agent).

(h)           Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Credit Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(i)            Real Estate Assets. Administrative Agent and Collateral Agent shall have received from the Companies and each applicable Guarantor, in the case of each Leasehold Property, a Landlord Consent and Estoppel (other than any such Leasehold Property for which a Landlord Consent and Estoppel is required to be delivered after the Closing Date as described on Schedule  5.17).

(j)           Personal Property Collateral. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral, Collateral Agent shall have received:

(i)           evidence satisfactory to Collateral Agent of the compliance by each Credit Party with their obligations under the Pledge and Security Agreement and the other Collateral Documents (including, without limitation, their obligations to authorize or execute, as the case may be, and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);

(ii)          (1) A completed Collateral Questionnaire dated the Closing Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby, including the results of a recent search, by a Person satisfactory to Collateral Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of any Credit Party in the jurisdictions specified in the Collateral Questionnaire, together with copies of all such filings disclosed by such search, and (2) UCC termination statements (or similar documents) duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens);

(iii)         opinions of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) with respect to the creation and perfection of the security interests in favor of Collateral Agent in such Collateral and such other matters governed by the laws of each jurisdiction in which any Credit Party or any personal property Collateral is located as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent; and

(iv)         evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent.

(k)           Environmental Reports. Administrative Agent and each Lender shall have received reports and other information, in form, scope and substance satisfactory to Administrative Agent and Requisite Lenders, regarding environmental matters relating to the Facilities, which reports shall include a Phase I Report for each of the Facilities specified by Administrative Agent and Requisite Lenders.

(l)            Financial Statements; Projections. Lenders shall have received from Holdings (i) the Historical Financial Statements, (ii) pro forma consolidated and consolidating balance sheets of Holdings and its Subsidiaries as at the Closing Date, and reflecting the consummation of the transactions contemplated by the Credit Documents to occur on or prior to the Closing Date, which pro forma financial statements shall be in form and substance satisfactory to Administrative Agent and Requisite Lenders, (iii) pro forma consolidated and consolidating income statements of Holdings and its Subsidiaries as at the Closing Date, and reflecting the consummation of the transactions contemplated by the Credit Documents to occur on or prior to the Closing Date, and (iv) the Projections.

(m)          Evidence of Insurance. Collateral Agent shall have received a certificate from the Companies’ insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section  5.5 is in full force and effect, together with endorsements naming Collateral Agent, for the benefit of Secured Parties, as additional insured and lender loss payee thereunder (but only respect to the Collateral or as its interests may otherwise appear and not with respect to the Floorplan Collateral) to the extent required under Section  5.5.

(n)           Opinions of Counsel to Credit Parties. Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of (i) Gold Law Partners, and (ii) Smith, Gambrell & Russell, LLP, counsel for Credit Parties, as to such matters as Administrative Agent may reasonably request, each dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).

(o)           Fees and Expenses. The Companies shall have paid to Administrative Agent and the initial Lenders (i) the fees payable on the Closing Date referred to in Section  2.8(d) and (ii) the expenses (including all reasonable attorneys’ fees and disbursements of outside counsel) incurred by Administrative Agent and the initial Lenders on or prior to the Closing Date.

(p)           Solvency Certificate. On the Closing Date, Administrative Agent shall have received a Solvency Certificate from the Credit Parties dated as of the Closing Date and addressed to Administrative Agent and Lenders, and in form, scope and substance satisfactory to Administrative Agent, with appropriate attachments and demonstrating that after giving effect to the consummation of the transactions contemplated by the Credit Agreements and the payment of Transaction Costs, the Credit Parties are and will be Solvent.

(q)           Closing Date Certificate. The Credit Parties shall have delivered to Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.

(r)            No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable discretion of Administrative Agent and Requisite Lenders, singly or in the aggregate, materially impairs the financing or any of the other transactions contemplated by the Credit Documents, or that could have a Material Adverse Effect.

(s)           Due Diligence. Administrative Agent and each Lender shall have completed, to its satisfaction, all legal, tax, environmental, business and other due diligence with respect to the business, assets, liabilities, operations and condition (financial or otherwise) of the Credit Parties in scope and determination satisfactory to Administrative Agent and Requisite Lenders in their respective discretion (including, without limitation, satisfactory review of (i) the lease agreements for each Leasehold Property and (ii) the Material Contracts with third-party boat manufacturers), and, other than changes occurring in the ordinary course of business, no information or materials are or should have been available to the Credit Parties as of the Closing Date that are materially inconsistent with the material previously provided to Administrative Agent and Requisite Lenders for their respective due diligence review of the Credit Parties.

(t)            Floorplan Financing Documents. Administrative Agent shall have received (i) certified copies of the Companies’ floorplan facilities (including the TCF Agreement), each of which shall be in form and substance satisfactory to Administrative Agent and Requisite Lenders and shall include consents, amendments and/or other modifications (including amending related UCC-1 financing statements consistent with the Intercreditor Agreement and consistent with this Agreement) to permit this Agreement, the Preferred Stock, the Warrants and the transactions contemplated hereby and thereby, and (ii) the Intercreditor Agreement entered into by the floorplan lenders thereunder, which Intercreditor Agreement shall be in form and substance acceptable to Administrative Agent and Requisite Lenders.

(u)           Approved Subordinated Debt Documents. Administrative Agent shall have received (i) copies of all seller notes or earnouts payable by Holdings, which shall be in form, substance and amount satisfactory to Administrative Agent and Requisite Lenders and (ii) copies of existing subordination agreements entered into by the obligees thereunder, which subordination agreements shall be in form and substance acceptable to Administrative Agent and Requisite Lenders.

(v)           Minimum EBITDA. The Companies shall demonstrate in form and substance reasonably satisfactory to Administrative Agent and Requisite Lenders that Holdings and its Subsidiaries shall have generated trailing twelve-month Consolidated Adjusted EBITDA of at least [***].

(w)          Minimum Liquidity. The Companies shall demonstrate in form and substance reasonably satisfactory to Administrative Agent and each Lender that on the Closing Date after the payment of all Transaction Costs required to be paid in Cash, the Credit Parties shall have Consolidated Liquidity of at least $5,000,000.

(x)           No Material Adverse Change. Since September 30, 2015, no event, circumstance or change shall have occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

(y)           Completion of Proceedings. All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent and its counsel shall be satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

(z)            Non-Compete and Non-Solicitation Agreements. Administrative Agent shall have received copies of non-compete and non-solicitation agreements entered into by each of P. Austin Singleton, Jr. and Anthony Aisquith, which agreements shall be in form and substance acceptable to Administrative Agent and Requisite Lenders.

(aa)         Service of Process. On or prior to the date that is ten days after the Closing Date, Administrative Agent shall have received evidence that each Credit Party has appointed an agent in New York City for the purpose of service of process in New York City.

(bb)        “KYC” Documentation. Administrative Agent shall have received from the Credit Parties all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

Each Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

3.2.          Conditions to Each Credit Extension.

(a)            Conditions Precedent. The obligation of each Lender to make any Loan on any Credit Date are subject to the satisfaction, or waiver in accordance with Section  10.5, of the following conditions precedent:

(i)           Administrative Agent shall have received a fully executed and delivered Funding Notice;

(ii)          with respect to the Credit Extensions requested on such Credit Date, (x) the aggregate principal amount of all outstanding Revolving Loans shall not exceed the Revolving Commitments then in effect after giving effect to such Credit Extensions, (y) in the case of Multi-Draw Term Loans, sufficient Multi-Draw Term Loan Commitments remain for such requested Loan, and (z) in each case, Availability would be $0 or greater after giving effect to such Credit Extensions;

(iii)         as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;

(iv)         as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default;

(v)          the Chief Financial Officer of the Companies shall have delivered an Officer’s Certificate representing and warranting and otherwise demonstrating and calculating to the satisfaction of Administrative Agent that, as of such Credit Date, (A) the Companies reasonably expect, after giving effect to the proposed borrowing and based upon good faith determinations and projections consistent with the Financial Plan, to be in compliance with all operating and financial covenants set forth in this Agreement as of the last day of the current Fiscal Quarter, (B) the Total Leverage Ratio determined as of such date after giving effect to the contemplated Credit Extension shall not exceed the maximum Total Leverage Ratio permitted as of the last day of the immediately preceding Fiscal Quarter pursuant to Section  6.8(c), (C) the Senior Leverage Ratio determined as of such date after giving effect to the contemplated Credit Extension shall not exceed the maximum Senior Leverage Ratio permitted as of the last day of the immediately preceding Fiscal Quarter pursuant to Section  6.8(b), (D) after making the Credit Extension requested on such Credit Date, Availability would be $0 or greater and (E) after giving effect to such Credit Extension and any permitted use of proceeds therefor on such Credit Date, the aggregate Cash and Cash Equivalents of Holdings and its Subsidiaries will not exceed $2,000,000; and

(vi)         with respect to any Credit Extension the use of proceeds of which is intended to finance an acquisition, Administrative Agent and Requisite Lenders shall have consented to such acquisition, and all acquisition documentation shall be in form and substance satisfactory to Administrative Agent and Requisite Lenders.

Any Agent or Requisite Lenders shall be entitled, but not obligated to, request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Agent or such Requisite Lenders such request is warranted under the circumstances.

(b)           Notices. Any Funding Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent. In lieu of delivering a Funding Notice, the Companies may give Administrative Agent telephonic notice by the required time of any proposed borrowing; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Funding Notice to Administrative Agent on or before the applicable date of borrowing. Neither Administrative Agent nor any Lender shall incur any liability to the Companies in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of the Companies or for otherwise acting in good faith.

3.3.         Conditions Subsequent to the Closing Date. The Companies shall fulfill, on or before the date applicable thereto (which date can be extended in writing by Administrative Agent and Requisite Lenders in their respective sole discretion), each of the conditions subsequent specified in Section  5.15.

Section	4. REPRESENTATIONS AND WARRANTIES

In order to induce Agents and Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Agent and Lender, on the Closing Date and on each Credit Date, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the transactions contemplated hereby):

4.1.          Organization; Requisite Power and Authority; Qualification. Each of Holdings and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect. As of the Closing Date, the Sixth Amendment Effective Date and the Fifteenth Amendment Effective Date, the jurisdictions of organization or incorporation of Holdings and its Subsidiaries are set forth on Schedule  4.1.

4.2.         Capital Stock and Ownership. The Capital Stock of each of Holdings and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule  4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Holdings or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of Holdings or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Holdings or any of its Subsidiaries of any additional membership interests or other Capital Stock of Holdings or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of Holdings or any of its Subsidiaries. Schedule  4.2 correctly sets forth the organizational and capital structure of Holdings and its Subsidiaries and the ownership interest of Holdings and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date, the Sixth Amendment Effective Date and the Fifteenth Amendment Effective Date.

4.3.          Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

4.4.          No Conflict. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries, any of the Organizational Documents of Holdings or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on Holdings or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings or any of its Subsidiaries; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Holdings or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders.

4.5.         Governmental Consents. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date.

4.6.         Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7.         Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Closing Date, neither Holdings nor any of its Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings and any of its Subsidiaries taken as a whole.

4.8.          Projections. On and as of the Closing Date, the Projections of Holdings and its Subsidiaries for the period of Fiscal Year 2017 through and including Fiscal Year 2021, including monthly projections for each month during the Fiscal Year in which the Closing Date takes place, (the “Projections”) are based on good faith estimates and assumptions made by the management of Holdings and its Subsidiaries; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided, further, as of the Closing Date, management of Holdings and its Subsidiaries believed that the Projections were reasonable and attainable.

4.9.         No Material Adverse Change. Since September 30, 2015, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

4.10.        No Restricted Junior Payments. Since September 30, 2015, neither Holdings nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted pursuant to Section  6.5.

4.11.        Adverse Proceedings, etc. There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.12.        Payment of Taxes. Except as otherwise permitted under Section  5.3, all Tax returns and reports of Holdings and its Subsidiaries required to be filed by any of them have been timely filed, and all Taxes imposed upon Holdings and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. No Credit Party knows of any proposed Tax assessment against Holdings or any of its Subsidiaries which is not being actively contested by Holdings or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.13.        Properties.

(a)            Title. Each of Holdings and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section  4.7 and in the most recent financial statements delivered pursuant to Section  5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section  6.9. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

(b)           Real Estate. As of the Closing Date, the Sixth Amendment Effective Date and the Fifteenth Amendment Effective Date, Schedule  4.13(b) contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Each agreement listed in clause  (ii) of the immediately preceding sentence is in full force and effect and the Credit Parties do not have Knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

(c)           Intellectual Property.

(i)           Part (i) of Schedule  4.13(c) is a complete and accurate list of all the Credit Parties’ Registered Intellectual Property. All currently due maintenance fees, renewal fees, or similar fees for Registered Intellectual Property have been paid and all necessary documents and certificates in connection with Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining Registered Intellectual Property. All items of Intellectual Property, whether or not listed on Schedule  4.13(c), used in the operation of the business of any Credit Party as presently conducted shall continue in full effect, on identical terms and conditions immediately following the consummation of the transactions contemplated by this Agreement as are in effect immediately prior to such consummation. The Intellectual Property used or held for use in and material to the conduct of business of each of the Credit Parties is valid, subsisting and enforceable.

(ii)          Except as set forth in Part (ii) of Schedule  4.13(c), (A) there are no pending suits, actions, claims, proceedings or investigations alleging that any Credit Party is infringing, misappropriating, diluting or otherwise violating any Intellectual Property of any Person or that seek to limit or challenge the validity, enforceability, ownership or use of the Intellectual Property owned by the Credit Parties, (B) no Credit Party has received any claim or correspondence from any Person alleging that any Credit Party is infringing, misappropriating, diluting or otherwise violating any Intellectual Property of any Person or that seek to limit or challenge the validity, enforceability, ownership or use of the Intellectual Property owned by any Credit Party and used in the business of any Credit Party, and (C) to the Knowledge of the Credit Parties, no Credit Party nor the business of any Credit Party infringes, misappropriates, dilutes or otherwise violates the Intellectual Property of any Person.

4.14.       Environmental Matters. Neither Holdings nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law. There are and, to each of Holdings’ and its Subsidiaries’ Knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries nor, to any Credit Party’s Knowledge, any predecessor of Holdings or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of Holdings’ or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No event or condition has occurred or is occurring with respect to Holdings or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

4.15.        No Defaults. Neither Holdings nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

4.16.        Material Contracts. Schedule  4.16 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, the Sixth Amendment Effective Date and the Fifteenth Amendment Effective Date, which, together with any updates provided pursuant to Section  5.1(l), all such Material Contracts are in full force and effect and no defaults currently exist thereunder (other than as described in Schedule  4.16 or in such updates).

4.17.        Governmental Regulation. Neither Holdings nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither Holdings nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18.        Margin Stock. Neither Holdings nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to such Credit Party will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

4.19.        Employee Matters. Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries, or to the best knowledge of the Credit Parties, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Holdings or any of its Subsidiaries or to the best knowledge of the Credit Parties, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving Holdings or any of its Subsidiaries, and (c) to the best knowledge of the Credit Parties, no union representation question existing with respect to the employees of Holdings or any of its Subsidiaries and, to the best knowledge of the Credit Parties, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

4.20.       Employee Benefit Plans. Holdings, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status. No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Holdings, any of its Subsidiaries or any of their ERISA Affiliates. No ERISA Event has occurred or is reasonably expected to occur. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws and except as described on Schedule  4.20, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Holdings, any of its Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Holdings, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero. Holdings, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

4.21.        Certain Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby, except for fees due to Deloitte Corporate Finance LLC pursuant to an engagement letter dated October 8, 2015.

4.22.        Solvency. Each Credit Party is and, upon the incurrence of any Credit Extension by such Credit Party on any date on which this representation and warranty is made, will be, Solvent.

4.23.        Compliance with Statutes, etc.

(a)           Each of Holdings and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable (i) Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Holdings or any of its Subsidiaries and (ii) Consumer Finance Laws), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)           Each of Holdings and its Subsidiaries is in compliance with all applicable federal and state privacy and data protection laws concerning Customer Information. Each of Holdings and its Subsidiaries have implemented and maintain administrative, physical and technical safeguards to protect Customer Information that complies with (i) the Credit Parties’ own respective rules, policies, and procedures, (ii) all applicable laws whose subject matter is the privacy or protection of Customer Information, (iii) the Payment Card Industry Data Security Standard (PCI DSS) and (iv) contracts into which any Credit Party has entered or by which it is otherwise bound.

4.24.        Disclosure. No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to Lenders by or on behalf of Holdings or any of its Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (Known to Holdings or any of its Subsidiaries, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Holdings or any of its Subsidiaries to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts Known (or which should upon the reasonable exercise of diligence be Known) to Holdings or any of its Subsidiaries (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

4.25.        Sanctions; Anti-Corruption Laws; AML Laws. None of the Credit Parties, any of their respective Subsidiaries or any director, officer, employee, agent, or affiliate of the Credit Parties or any of their respective Subsidiaries is a Person that is, or is owned or controlled by Persons that are: (a) Sanctioned Persons, or (b) located, organized or resident in a Sanctioned Country, including, as of the Closing Date, Burma, the Crimea Region, Cuba, Iran, North Korea, Sudan and Syria. The Credit Parties and their Subsidiaries have implemented, and maintain in effect, policies and procedures designed to ensure compliance in all material respects by the Credit Parties, their Subsidiaries and their respective directors, officers, employees and agents with Sanctions, Anti-Corruption Laws and AML Laws, and the Credit Parties, their Subsidiaries and their respective officers and employees, and to the Knowledge of the Credit Parties, its directors and agents, are in compliance in all material respects with Sanctions, Anti-Corruption Laws and AML Laws.

Section 5. AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that so long as any Commitment is in effect and until payment in full of all Obligations, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section  5.

5.1.          Financial Statements and Other Reports. Unless otherwise provided below, Holdings will deliver to Administrative Agent and Lenders:

(a)           Monthly Reports. As soon as available, and in any event within 30 days after the end of each month (including months which began prior to the Closing Date), the consolidated and consolidating balance sheet of Holdings and its Subsidiaries as at the end of such month and the related consolidated and consolidating statements of income, consolidated statements of stockholders’ equity and consolidated statements of cash flows of Holdings and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a schedule of reconciliations for any reclassifications with respect to prior months or periods (and, in connection therewith, copies of any restated financial statements for any impacted month or period) and a Financial Officer Certification with respect thereto and any other operating reports prepared by management for such period;

(b)           Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year (including the fourth Fiscal Quarter), the consolidated and consolidating balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

(c)            Annual Financial Statements. As soon as available, and in any event within 120 days after the end of each Fiscal Year, (i) the consolidated and consolidating balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of independent certified public accountants of recognized national standing selected by Holdings and reasonably satisfactory to Administrative Agent (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) together with a written statement by such independent certified public accountants stating (A) that their audit examination has included a review of the terms of the Credit Documents, (B) whether, in connection therewith, any condition or event that constitutes a Default or an Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof, and (C) that nothing has come to their attention that causes them to believe that the information contained in any Compliance Certificate is not correct or that the matters set forth in such Compliance Certificate are not stated in accordance with the terms hereof (such report shall also include (1) a detailed summary of any audit adjustments; (2) a reconciliation of any audit adjustments or reclassifications to the previously provided monthly or quarterly financials; and (3) restated monthly or quarterly financials for any impacted periods);

(d)           Compliance Certificate. Together with each delivery of financial statements of Holdings and its Subsidiaries pursuant to Sections  5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate;

(e)           Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Holdings and its Subsidiaries delivered pursuant to Section  5.1(b) or 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to Administrative Agent;

(f)            Notice of Default. Promptly upon any officer of any Credit Party obtaining Knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to any Credit Party with respect thereto; (ii) that any Person has given any notice to Holdings or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section  8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action the Credit Parties have taken, are taking and propose to take with respect thereto;

(g)           Notice of Litigation. Promptly upon any officer of any Credit Party obtaining Knowledge of (i) the institution of, or non-frivolous threat of, any Adverse Proceeding not previously disclosed in writing to Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either clause  (i) or (ii) if adversely determined, could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to the Credit Parties to enable Lenders and their counsel to evaluate such matters;

(h)           ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when Known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (A) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (B) all notices received by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (C) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent or any Lender shall reasonably request;

(i)            Financial Plan. As soon as practicable and in any event no later than thirty days prior to the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year and each Fiscal Year (or portion thereof) through the final maturity date of the Loans (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for each such Fiscal Year, (ii) forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for each month of each such Fiscal Year, (iii) forecasts demonstrating projected compliance with the requirements of Section  6.8 through the final maturity date of the Loans, and (iv) forecasts demonstrating adequate liquidity through the final maturity date of the Loans, together, in each case, with an explanation of the assumptions on which such forecasts are based, all in form and substance reasonably satisfactory to Agents;

(j)            Insurance Report. As soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such report by Holdings and its Subsidiaries and all material insurance coverage planned to be maintained by Holdings and its Subsidiaries in the immediately succeeding Fiscal Year;

(k)           Notice of Change in Board of Managers. With reasonable promptness, written notice of any change in the board of managers (or similar governing body) of Holdings or any of its Subsidiaries;

(l)            Notice Regarding Material Contracts. Promptly, and in any event within ten Business Days (i) after any Material Contract of Holdings or any of its Subsidiaries is terminated or cancelled, expires and is not renewed or is amended in a manner that is materially adverse to Holdings or such Subsidiary, as the case may be, or (ii) any new Material Contract is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to Administrative Agent (to the extent such delivery is permitted by the terms of any such Material Contract; provided, no such prohibition on delivery shall be effective if it were bargained for by Holdings or its applicable Subsidiary with the intent of avoiding compliance with this Section  5.1(l)), and an explanation of any actions being taken with respect thereto;

(m)          Environmental Reports and Audits. As soon as practicable following receipt thereof, copies of all environmental audits and reports with respect to environmental matters at any Facility or which relate to any environmental liabilities of Holdings or its Subsidiaries which, in any such case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(n)           Information Regarding Collateral. The Companies will furnish to Collateral Agent prior written notice of any change (i) in any Credit Party’s legal name, (ii) in any Credit Party’s identity or corporate structure, or (iii) in any Credit Party’s Federal Taxpayer Identification Number. The Credit Parties shall not effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents. The Credit Parties shall also promptly notify Collateral Agent if any material portion of the Collateral is damaged or destroyed;

(o)           Annual Collateral Verification. Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section  5.1(c), the Credit Parties shall deliver to Collateral Agent an Officer’s Certificate (i) either confirming that there has been no change in such information since the date of the Collateral Questionnaire delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes, or (ii) certifying that all UCC financing statements (including fixtures filings, as applicable) or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified in the Collateral Questionnaire or pursuant to clause  (i) above to the extent necessary to protect and perfect the security interests under the Collateral Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period);

(p)           Aging Reports. Together with each delivery of financial statements of the Credit Parties pursuant to Section  5.1(a), (i) a summary of the accounts receivable aging report of each Credit Party as of the end of such period, and (ii) a summary of accounts payable aging report of each Credit Party as of the end of such period;

(q)           Boat Manufacturer Contracts. Together with each delivery of financial statements of the Credit Parties pursuant to Section  5.1(a), an updated list of all boat manufacturer contracts then in effect.

(r)            Tax Returns. As soon as practicable and in any event within fifteen days following the filing thereof, copies of each federal income tax return filed by or on behalf of any Credit Party; and

(s)            Other Information. (i) Promptly upon their becoming available, copies of (A) all financial statements, reports, notices and proxy statements sent by Holdings to its security holders acting in such capacity or by any Subsidiary of Holdings to its security holders other than Holdings or another Subsidiary of Holdings, and (B) all press releases and other statements made available generally by Holdings or any of its Subsidiaries to the public concerning material developments in the business of Holdings or any of its Subsidiaries, and (ii) such other information and data with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably requested in writing by Administrative Agent or any Lender (acting through Administrative Agent).

5.2.          Existence. Except as otherwise permitted under Section  6.9, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses (including Intellectual Property licenses) and permits material to its business; provided, no Credit Party or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s board of managers (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss or licensing thereof is not disadvantageous in any material respect to such Person or to Lenders.

5.3.          Payment of Taxes and Claims. Each Credit Party will, and will cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Holdings or any of its Subsidiaries).

5.4.         Maintenance of Properties. Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Holdings and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

5.5.         Insurance. The Credit Parties shall maintain or cause to be maintained, with financially sound and reputable insurers, (a) business interruption insurance reasonably satisfactory to Administrative Agent and Requisite Lenders, and (b) casualty insurance, such public liability insurance, third-party property damage insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Holdings and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, the Credit Parties shall maintain or cause to be maintained (i) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (ii) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall (A) name Collateral Agent, on behalf of Lenders as an additional insured thereunder as its interests may appear, and (B) in the case of each casualty insurance policy, contain a lender loss payable clause or endorsement, satisfactory in form and substance to Collateral Agent, that names Collateral Agent, on behalf of Secured Parties as the lender loss payee thereunder and provides for at least thirty days’ prior written notice to Collateral Agent of any modification or cancellation of such policy.

5.6.          Inspections. Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Agent or any Lender to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.

5.7.          Lenders Meetings. The Credit Parties will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at the Credit Parties’ corporate offices (or telephonically, via video conference, or at such other location as may be agreed to by the Credit Parties and Administrative Agent) at such time during normal business hours as may be agreed to by the Credit Parties and Administrative Agent; provided that so long as Beekman’s consent or approval is required for any matter requiring the consent or approval of Requisite Lenders, the Credit Parties will hold such meeting at least once each year at a time reasonably acceptable to Beekman.

5.8.          Compliance with Laws.

(a)           Each Credit Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including (i) all Environmental Laws and (ii) all Consumer Finance Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Credit Parties and their Subsidiaries shall maintain in effect, policies and procedures designed to ensure compliance in all material respects by the Credit Parties, their Subsidiaries and their respective directors, officers, employees and agents with Sanctions, Anti-Corruption Laws, AML Laws and Consumer Finance Laws.

(b)           Each Credit Party will comply, and shall cause each of its Subsidiaries, to comply with all applicable federal and state privacy and data protection laws concerning Customer Information. Credit Parties have implemented and shall maintain administrative, physical and technical safeguards to protect Customer Information that complies with (i) the Credit Parties’ own respective rules, policies, and procedures, (ii) all applicable laws whose subject matter is the privacy or protection of Customer Information, (iii) the Payment Card Industry Data Security Standard (PCI DSS) and (iv) contracts into which any Credit Party has entered or by which it is otherwise bound.

5.9.          Environmental.

(a)           Environmental Disclosure. The Credit Parties will deliver to Administrative Agent and Lenders:

(i)            as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Holdings or any of its Subsidiaries or by independent consultants, Governmental Authorities or any other Persons, with respect to significant environmental matters at any Facility or with respect to any Environmental Claims;

(ii)           promptly upon the occurrence thereof, written notice describing in reasonable detail (A) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (B) any remedial action taken by the Credit Parties or any other Person in response to (1) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (2) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, and (C) any Credit Party’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could reasonably be expected to cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iii)           as soon as practicable following the sending or receipt thereof by Holdings or any of its Subsidiaries, a copy of any and all written communications with respect to (A) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (B) any Release required to be reported to any Governmental Authority, and (C) any request for information from any Governmental Authority that suggests such agency is investigating whether Holdings or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity;

(iv)           prompt written notice describing in reasonable detail (A) any proposed acquisition of Capital Stock, assets, or property by Holdings or any of its Subsidiaries that could reasonably be expected to (1) expose Holdings or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (2) affect the ability of Holdings or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (B) any proposed action to be taken by Holdings or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Holdings or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws; and

(v)           with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent or any Lender (acting through Administrative Agent) in relation to any matters disclosed pursuant to this Section  5.9(a).

(b)           Hazardous Materials Activities, Etc. Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.10.        Subsidiaries. In the event that any Person becomes a Domestic Subsidiary of Holdings, Holdings shall (a) concurrently with such Person becoming a Domestic Subsidiary cause such Domestic Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections  3.1(d), 3.1(i), 3.1(j), 3.1(k), and 3.1(n) and, with respect to any Material Real Estate Assets of such Domestic Subsidiary, Section  5.11. With respect to each such Subsidiary, the Credit Parties shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Holdings, and (ii) all of the data required to be set forth in Schedules  4.1 and 4.2 with respect to all Subsidiaries of Holdings; provided, such written notice shall be deemed to supplement Schedule  4.1 and 4.2 for all purposes hereof.

5.11.        Additional Material Real Estate Assets. In the event that any Credit Party acquires or leases a Material Real Estate Asset or a Real Estate Asset owned or leased on the Closing Date becomes a Material Real Estate Asset, and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Credit Party, contemporaneously with acquiring such Material Real Estate Asset, or promptly after a Real Estate Asset owned or leased on the Closing Date becomes a Material Real Estate Asset (and in any event within 30 days or such longer period approved by Administrative Agent and Requisite Lenders in writing), shall take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates with respect to each such Material Real Estate Asset as Collateral Agent shall reasonably request in writing to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Material Real Estate Assets, including (a) documents, instruments, agreements, opinions and certificates similar to those described in Sections  3.1(i), 3.1(j), and 3.1(k), (b) fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each such Material Real Estate Asset, (c) an opinion of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) in each state in which any such Material Real Estate Asset is located with respect to the enforceability of the form(s) of the Mortgages to be recorded in such state and such other matters as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent, (d) in the case of any Material Real Estate Asset that is a Leasehold Property, (i) a Landlord Consent and Estoppel and (ii) evidence that such Leasehold Property is a Recorded Leasehold Interest, (e) (i) Title Policies with respect to each such Material Real Estate Asset, in amounts not less than the fair market value of such Material Real Estate Asset, together with a title report issued by a title company with respect thereto, dated not more than thirty days prior to the acquisition or lease date and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Collateral Agent, and (ii) evidence satisfactory to Collateral Agent that such Credit Party has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for any such Material Real Estate Asset in the appropriate real estate records, (f) evidence of flood insurance if any such Material Real Estate Asset is a Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, in form and substance reasonably satisfactory to Collateral Agent, (g) an ALTA survey of any such Material Real Estate Asset, certified to Collateral Agent and dated not more than thirty days prior to the acquisition or lease date (unless otherwise approved by the applicable title company as being sufficient to deliver the related Title Policy without any general survey exception), and (h) reports and other information, in form, scope and substance satisfactory to Administrative Agent, regarding environmental matters relating to any Material Real Estate Asset, which reports shall include, if requested by Administrative Agent, a Phase I Report for any such Material Real Estate Asset consisting of a Facility. In addition to the foregoing, Company shall, at the request of Requisite Lenders, deliver, from time to time, to Administrative Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Lien. In addition to the foregoing, the Credit Parties shall, at the request of Requisite Lenders, deliver, from time to time, to Administrative Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Lien.

5.12.        Intellectual Property. In the event that any Credit Party acquires or develops any Registered Intellectual Property following the Closing Date, then such Credit Party, promptly after acquiring such Registered Intellectual Property, shall take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments and agreements that Collateral Agent shall reasonably request in writing to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording requirements with any governmental or other equivalent institution, a perfected First Priority Lien in such Registered Intellectual Property.

5.13.        Further Assurances. At any time or from time to time upon the request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents, including providing Lenders with any information reasonably requested pursuant to Section  10.21. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by the Collateral (and not the Floorplan Collateral), including all of the outstanding Capital Stock of the Companies and their Subsidiaries (other than the Preferred Stock).

5.14.        Miscellaneous Business Covenants. Unless otherwise consented to by Agents and Requisite Lenders:

(a)           Non-Consolidation. Holdings will and will cause each of its Subsidiaries to: (i) maintain entity records and books of account separate from those of any other entity which is an Affiliate of such entity; (ii) not commingle its funds or assets with those of any other entity which is an Affiliate of such entity (unless such Affiliate is a Credit Party); and (iii) provide that its board of managers or other analogous governing body will hold all appropriate meetings to authorize and approve such entity’s actions, which meetings will be separate from those of other entities.

(b)           Communication with Accountants. Each Credit Party executing this Agreement authorizes Administrative Agent and each Lender to communicate directly with such Credit Party’s independent certified public accountants and authorizes and shall instruct those accountants to communicate (including the delivery of audit drafts and letters to management) with Administrative Agent and each Lender information relating to any Credit Party with respect to the business, results of operations and financial condition of any Credit Party; provided, however, that Administrative Agent or the applicable Lender, as the case may be, shall provide such Credit Party with notice at least two Business Days prior to first initiating any such communication.

(c)           Activities of Management. Each member of the senior executive management team of each Credit Party shall devote all or substantially all of his or her professional working time, attention, and energies to the management of the businesses of the Credit Parties.

5.15.        Certain Consumer Matters.

(a)           Without limiting the representations, warranties, covenants and agreements set forth herein or in the other Credit Documents, Credit Parties covenant and agree on behalf of themselves and each of their Subsidiaries to use their best efforts to complete and comply with the items noted on Schedule  5.15(a) (the “Consumer Compliance Action Items”).

(b)           Promptly (and in any event within sixty days) following the Closing Date, Holdings and its Subsidiaries shall implement processes and internal controls sufficient (as determined by the Requisite Lenders) to fully and properly (i) log and track consumer complaints relating to any financing or loan referrals and (ii) ensure that any advertisements by Holdings or any of its Subsidiaries comply with all applicable laws and regulations relating to their businesses, including with respect to unfair or deceptive acts or practices (UDAP) laws in force in the applicable jurisdictions where Holdings or any of its Subsidiaries operate.

5.16.        Environmental Matters. Without limiting the representations, covenants and agreements set forth herein or in any other Credit Document, promptly following the Closing Date and the Sixth Amendment Effective Date, Holdings, Companies, and their Subsidiaries shall use best efforts to complete all of the items related to compliance with Environmental Laws described on Schedule  5.16 (the “Environmental Obligations”) within the periods and by the times specified therein, as applicable, and thereafter shall take all actions necessary or proper under, or otherwise in connection with, such Environmental Obligations.

5.17.        Other Post Closing Matters. The Companies shall, and shall cause each of the Credit Parties to, satisfy the requirements set forth on Schedule  5.17 on or before the date specified for such requirement or such later date to be determined by the Agent.

SECTION 6.    NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section  6.

6.1.          Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a)           the Obligations;

(b)           Indebtedness of any Guarantor Subsidiary to any Company or to any other Guarantor Subsidiary, or of any Company to any Guarantor Subsidiary; provided, (i) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that in any such case, is reasonably satisfactory to Administrative Agent and Requisite Lenders, and (ii) any payment by any such Guarantor Subsidiary under any guaranty of the Obligations shall result in a pro rata reduction of the amount of any Indebtedness owed by such Subsidiary to the applicable Company or to any of its Subsidiaries for whose benefit such payment is made;

(c)           Indebtedness incurred by Holdings or any of its Subsidiaries arising from agreements providing for indemnification, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of any Company or any Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of Holdings or any of its Subsidiaries;

(d)           Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory or appeal bonds or similar obligations incurred in the ordinary course of business;

(e)           Indebtedness in respect of netting services, overdraft protections and otherwise in connection with Deposit Accounts;

(f)            Indebtedness constituting accounts payable incurred in the ordinary course of business and not more than 60 days past due (excluding, for the avoidance of doubt, any inventory floorplan financing);

(g)           guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Holdings and its Subsidiaries;

(h)           guaranties by any Company of Indebtedness of a Guarantor Subsidiary or guaranties by a Subsidiary of any Company of Indebtedness of such Company or a Guarantor Subsidiary with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section  6.1; provided, that if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, the guaranty shall also be unsecured and/or subordinated to the Obligations;

(i)            Indebtedness described in Schedule  6.1, but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement, and (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not less favorable to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness permitted under the immediately preceding clause  (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced, or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;

(j)            Indebtedness in an aggregate amount not to exceed $1,200,000 at any time outstanding with respect to (A) Capital Leases and (B) purchase money Indebtedness (including any such Indebtedness acquired in connection with a Permitted Acquisition); provided, in the case of clause  (A), that any such Indebtedness shall be secured only by the asset subject to such Capital Lease, and, in the case of clause  (B), that any such Indebtedness shall (1) be secured only by the asset acquired in connection with the incurrence of such Indebtedness and (2) constitute not less than 50% of the aggregate consideration paid with respect to such asset;

(k)           Indebtedness constituting Approved Subordinated Debt so long as (i) such Indebtedness is subject to subordination terms in form and substance satisfactory to Administrative Agent and Requisite Lenders and/or is structurally subordinated to the liabilities of the Companies in a manner satisfactory to Administrative Agent and Requisite Lenders and (ii) the aggregate outstanding principal amount of all such Indebtedness, at the time any such Indebtedness is incurred, does not exceed the Approved Subordinated Debt Cap after giving effect to such incurrence;

(l)            Indebtedness constituting an Approved Floorplan Financing so long as (i) such Indebtedness is subject to the Intercreditor Agreement and (ii) the aggregate outstanding principal amount of all such Indebtedness does not exceed $350,000,000 at any time, unless otherwise consented to by Administrative Agent and Requisite Lenders;

(m)           Indebtedness consisting of obligations under the TCF Agreement so long as the aggregate outstanding principal amount of all such Indebtedness does not exceed $500,000 at any time outstanding;

(n)           solely during the period commencing on the Eighth Amendment Effective Date and ending upon the earlier of (x) the consummation of the Pompano Beach Acquisition and (y) the termination, waiver, or release of 651’s obligations under the Pompano Beach Acquisition Agreement, Indebtedness consisting of 651’s unpaid obligations to pay the purchase price for the Pompano Beach Acquisition pursuant to the Pompano Beach Acquisition Agreement as in effect on the Eighth Amendment Effective Date;

(o)           solely during the period commencing on the Tenth Amendment Effective Date and ending upon the earlier of (x) the consummation of the Slalom Acquisition and (y) the termination, waiver, or release of SAO’s obligations under the Slalom Acquisition Agreement, Indebtedness consisting of SAO’s unpaid obligations to pay the purchase price for the Slalom Acquisition pursuant to the Slalom Acquisition Agreement as in effect on the Tenth Amendment Effective Date; and

(p)           solely during the period commencing on the Thirteenth Amendment Effective Date and ending upon the earlier of (x) the consummation of the Caribee Acquisition and (y) the termination, waiver, or release of SFAO’s obligations under the Caribee Acquisition Agreement, Indebtedness consisting of SFAO’s unpaid obligations to pay the purchase price for the Caribee Acquisition pursuant to the Caribee Acquisition Agreement as in effect on the Thirteenth Amendment Effective Date.

6.2.          Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except:

(a)           Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document;

(b)           Liens for Taxes if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted so long as the aggregate amount of such Taxes does not exceed $100,000;

(c)           statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue, or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d)           Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e)           easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Holdings or any of its Subsidiaries;

(f)           any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(g)           Liens solely on any cash earnest money deposits made by Holdings or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h)           purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(i)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)            any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k)           non-exclusive licenses of patents, trademarks and other intellectual property rights granted by Holdings or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of any Company or Subsidiary;

(l)            Liens described in Schedule  6.2 or on a title report delivered pursuant to Section  5.11 or 5.15;

(m)           Liens securing Capital Leases or purchase money Indebtedness permitted pursuant to Section  6.1(j); provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness or subject to such Capital Lease, as the case may be;

(n)           Liens on the Floorplan Collateral securing the Approved Floorplan Financing so long as such Liens are subject to the Intercreditor Agreement and do not attach to any Collateral;

(o)           second priority Liens consisting of (i) pledges to Warrant Holders of Capital Stock of Intermediate Holdings and related assets to secure obligations in respect of the Warrants, and (ii) pledges to Preferred Holders of Capital Stock of the Companies (other than Holdings) and related assets to secure obligations in respect of the Preferred Stock; and

(p)           Liens securing Indebtedness permitted under Section  6.1(m), so long as such Liens only encumber inventory manufactured by BRP Inc. or one of its Subsidiaries that is financed pursuant to the TCF Agreement and do not attach to any Collateral.

6.3.          Equitable Lien. If any Credit Party or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Permitted Liens, it shall make or cause to be made effective provisions whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not otherwise permitted hereby.

6.4.          No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular permitted Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale, (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be) and (c) restrictions on liens on the assets of Companies pursuant to the Approved Floorplan Financing Documents, no Credit Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

6.5.          Restricted Junior Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries or Affiliates through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby (except that distributions made pursuant to clause (b)(ii) of this Section may be made regardless of whether a Default or Event of Default has occurred and is continuing), (a) Subsidiaries of the Companies may make dividends and distributions to the Companies, (b) Intermediate Holdings may make Restricted Junior Payments (i) to Holdings in an aggregate amount not to exceed $200,000 in any trailing twelve-month period, to the extent necessary to permit Holdings to pay general administrative costs and expenses, (ii) to Holdings (and by Holdings to its equity holders) to the extent necessary for Permitted Tax Payments and (iii) subject to any applicable subordination terms therefor, to Holdings in order to permit Holdings to make scheduled payments of accrued interest and principal (or similar payments or distributions) in respect of any Approved Subordinated Debt, provided, with respect to each such payment in respect of the Approved Subordinated Debt, the Chief Financial Officer of Holdings shall have delivered an officer’s certificate representing and warranting and otherwise demonstrating and calculating to the satisfaction of Administrative Agent that, as of the date of such payment, (A) Consolidated Liquidity is at least $3,000,000 after giving effect to such payment, (B) on a pro forma basis before and after giving effect to such payment (as if such payment was made during the applicable test period), the Companies are in compliance as of such date with the financial covenants set forth in Section  6.8 for the Fiscal Quarter most recently ended on a pro forma basis assuming that the applicable covenant levels set forth therein with respect to the maximum Senior Leverage Ratio and maximum Total Leverage Ratio permitted thereunder are 0.25 times more restrictive, and (C) no Default or Event of Default exists or would result therefrom, in each case for clause  (b) above so long as the amount of any such Restricted Junior Payment is applied for such purpose, (c) Holdings may issue Capital Stock (other than Disqualified Stock) pursuant to incentive compensation plans in favor of employees, (d) Intermediate Holdings and Holdings may make the Closing Date Distribution, (e) cash distributions on the Capital Stock of SSAO may be made to other Companies or on a pro rata basis consistent with Section 6.1(b) of the SSAO Operating Agreement, (f) to the extent constituting Restricted Junior Payments, payments made pursuant to the exercise of the Put Option in accordance with, and as defined in, Section 3.4(c) of the SSAO Operating Agreement, so long as no Default or Event of Default is continuing at the time of any such payment, (g) cash distributions on the Capital Stock of BAO may be made to other Companies or on a pro rata basis consistent with Section 6.1(b) of the BAO Operating Agreement, and (h) to the extent constituting Restricted Junior Payments, payments made pursuant to the exercise of the Call Option in accordance with, and as defined in, Section 3.3(c) of the BAO Operating Agreement, so long as no Default or Event of Default is continuing at the time of any such payment. Notwithstanding anything herein to the contrary, no amount shall be permitted to be distributed by any Credit Party to pay, or otherwise in connection with, any Tax resulting from the cancellation or discharge of Indebtedness.

6.6.          Restrictions on Subsidiary Distributions. Except as provided herein, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Companies to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by the Companies or any other Subsidiary of the Companies, (b) repay or prepay any Indebtedness owed by such Subsidiary to any Company or any other Subsidiary of any Company, (c) make loans or advances to any Company or any other Subsidiary of any Company, or (d) transfer any of its property or assets to any Company or any other Subsidiary of any Company other than restrictions (i) in agreements evidencing purchase money Indebtedness or Capital Leases permitted by Section  6.1(j) that impose restrictions on the property so acquired or subject to such Capital Lease, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement, and (iv) contained in the Approved Floorplan Financing Documents.

6.7.          Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture and any Foreign Subsidiary, except:

(a)           Investments in Cash and Cash Equivalents;

(b)           equity Investments owned as of the Closing Date in any Subsidiary and equity Investments made after the Closing Date (i) by Holdings in Intermediate Holdings, (ii) by any Company in any other Company and (iii) by any Company in any wholly-owned Guarantor Subsidiaries of such Company;

(c)           Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors, and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Holdings and its Subsidiaries;

(d)           intercompany loans to the extent permitted under Section  6.1(b);

(e)           Investments made in connection with Permitted Acquisitions permitted pursuant to Section  6.9;

(f)           Investments described in Schedule  6.7;

(g)           other Investments in an aggregate amount not to exceed at any time $100,000; and

(h)           to the extent constituting Investments, payments made pursuant to the exercise of the Put Option in accordance with, and as defined in, Section 3.4(c) of the SSAO Operating Agreement so long as no Default or Event of Default is continuing at the time of any such payment.

Notwithstanding the foregoing, in no event shall any Credit Party (x) make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section  6.5 or (y) purchase all or any portion of the Mack Stock without the prior written consent of Administrative Agent and the Requisite Lenders (except in accordance with Section 6.7(h)).

6.8.          Financial Covenants.

(a)           Fixed Charge Coverage Ratio. Holdings shall not permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2016, to be less than the correlative ratio indicated:

Fiscal Quarter Ending	Fixed Charge Coverage Ratio
September 30, 2016	1.10:1.00
December 31, 2016	1.10:1.00
March 31, 2017	1.10:1.00
June 30, 2017	1.10:1.00
September 30, 2017	1.25:1.00
December 31, 2017	1.25:1.00
March 31, 2018	1.25:1.00
June 30, 2018	1.25:1.00
September 30, 2018	1.25:1.00
December 31, 2018	1.25:1.00
March 31, 2019	1.25:1.00
June 30, 2019	1.25:1.00
September 30, 2019	1.25:1.00
December 31, 2019	1.25:1.00
March 31, 2020	1.25:1.00
June 30, 2020	1.25:1.00
September 30, 2020	1.25:1.00
December 31, 2020	1.25:1.00
March 31, 2021	1.25:1.00
June 30, 2021	1.25:1.00
September 30, 2021 and thereafter	1.25:1.00

(b)           Senior Leverage Ratio. Holdings shall not permit the Senior Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2016, to exceed the correlative ratio indicated:

Fiscal Quarter Ending	Senior Leverage Ratio
September 30, 2016	2.00:1.00
December 31, 2016	2.00:1.00
March 31, 2017	2.00:1.00
June 30, 2017	2.00:1.00
September 30, 2017	2.00:1.00
December 31, 2017	2.00:1.00
March 31, 2018	2.00:1.00

Fiscal Quarter Ending	Senior Leverage Ratio
June 30, 2018	2.00:1.00
September 30, 2018	2.00:1.00
December 31, 2018	1.75:1.00
March 31, 2019	1.75:1.00
June 30, 2019	1.75:1.00
September 30, 2019	1.75:1.00
December 31, 2019	1.50:1.00
March 31, 2020	1.50:1.00
June 30, 2020	1.50:1.00
September 30, 2020	1.50:1.00
December 31, 2020	1.25:1.00
March 31, 2021	1.25:1.00
June 30, 2021	1.25:1.00
September 30, 2021 and thereafter	1.25:1.00

(c)           Total Leverage Ratio. Holdings shall not permit the Total Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2016, to exceed the correlative ratio indicated:

Fiscal Quarter Ending	Total Leverage Ratio
September 30, 2016	2.50:1.00
December 31, 2016	2.50:1.00
March 31, 2017	2.50:1.00
June 30, 2017	2.50:1.00
September 30, 2017	2.50:1.00
December 31, 2017	2.50:1.00
March 31, 2018	2.50:1.00
June 30, 2018	2.50:1.00
September 30, 2018	2.50:1.00
December 31, 2018	2.25:1.00
March 31, 2019	2.25:1.00
June 30, 2019	2.25:1.00
September 30, 2019	2.25:1.00
December 31, 2019	2.00:1.00
March 31, 2020	2.00:1.00
June 30, 2020	2.00:1.00
September 30, 2020	2.00:1.00
December 31, 2020	1.75:1.00
March 31, 2021	1.75:1.00

Fiscal Quarter Ending	Total Leverage Ratio
June 30, 2021	1.75:1.00
September 30, 2021 and thereafter	1.75:1.00

(d)           Minimum Consolidated Liquidity. Holdings shall not permit Consolidated Liquidity to be less than $1,000,000 at any time.

(e)           Certain Calculations. With respect to any period during which a Permitted Acquisition or an Asset Sale has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in this Section  6.8, Consolidated Adjusted EBITDA and the components of Consolidated Fixed Charges shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments approved by Administrative Agent and Requisite Lenders in their respective sole discretion) using the historical audited financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Holdings and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).

6.9.          Fundamental Changes; Disposition of Assets; Acquisitions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), exchange, transfer, license or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and Capital Expenditures in the ordinary course of business) the business, property or fixed assets of, or Capital Stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a)           any Subsidiary of Holdings (other than the Companies) may be merged with or into any Company or any Guarantor Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any Company or any Guarantor Subsidiary; provided, in the case of such a merger, such Company or such Guarantor Subsidiary, as applicable, shall be the continuing or surviving Person;

(b)           any Company (other than Intermediate Holdings) may be merged with or into any other Company;

(c)           sales or other dispositions of assets that do not constitute Asset Sales;

(d)           Asset Sales, the proceeds of which (i) are less than $250,000 with respect to any single Asset Sale or series of related Asset Sales, and (ii) when aggregated with the proceeds of all other Asset Sales made within the trailing twelve-month period, are less than $500,000; provided (A) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of managers of Holdings (or similar governing body)), (B) no less than 100% thereof shall be paid in Cash, and (C) the Net Asset Sale Proceeds thereof shall be applied as required by Section  2.12(a);

(e)           disposals of obsolete or worn out property;

(f)           Permitted Acquisitions; and

(g)           Investments made in accordance with Section  6.7.

6.10.        Disposal of Subsidiary Interests. Except for any sale of all of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section  6.9, no Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law. Notwithstanding the foregoing, this Section 6.10 shall not prohibit the outstanding Mack Stock or the outstanding BMI Stock.

6.11.        Sales and Lease-Backs. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Holdings or any of its Subsidiaries), except pursuant to a sublease, or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than Holdings or any of its Subsidiaries) in connection with such lease.

6.12.        Transactions with Shareholders and Affiliates. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of Capital Stock of Holdings or any of its Subsidiaries (or any Affiliate of such holder) or with any Affiliate of Holdings or of any such holder; provided, however, that the Credit Parties and their Subsidiaries may enter into or permit to exist any such transaction if both (a) Administrative Agent and Requisite Lenders have consented thereto in writing prior to the consummation thereof and (b) the terms of such transaction are not less favorable to Holdings or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; further, provided, that the foregoing restrictions shall not apply to (i) any transaction between the Companies and any Guarantor Subsidiary; (ii) reasonable and customary fees paid to members of the board of managers (or similar governing body) of Holdings and its Subsidiaries; (iii) compensation arrangements for officers and other employees of Holdings and its Subsidiaries entered into in the ordinary course of business; (iv) the issuance of the Warrants and the issuance of the Preferred Stock and the exercise of any and all related rights by the Warrant Holders and Preferred Holders in connection therewith; (v) the Closing Date Distribution; and (vi) transactions described in Schedule  6.12. The Credit Parties shall disclose in writing each transaction with any holder of 5% or more of any class of Capital Stock of Holdings or any of its Subsidiaries or with any Affiliate of Holdings or of any such holder to Administrative Agent.

6.13.        Conduct of Business; Foreign Subsidiaries. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (a) the businesses engaged in by such Credit Party on the Closing Date, (b) lines of business engaged in by other Credit Parties and (c) such other lines of business as may be consented to by Administrative Agent and Requisite Lenders. No Credit Party shall acquire, form, create, or incorporate any Foreign Subsidiary. For avoidance of doubt, a change in boat lines carried by a Credit Party shall not constitute a violation of this provision, nor shall adding or eliminating used boat sales or maintenance services by any Credit Party constitute a violation of this provision.

6.14.        Permitted Activities of Holdings. Holdings shall not (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the Indebtedness and obligations under the Approved Subordinated Debt Documents; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than the Liens created under the Collateral Documents to which it is a party or permitted pursuant to Section  6.2; (c) engage in any business or activity or own any assets other than (i) holding Capital Stock of Intermediate Holdings; (ii) performing its obligations and activities incidental thereto under the Credit Documents, and to the extent not inconsistent therewith, the Approved Subordinated Debt Documents; and (iii) making Restricted Junior Payments (including Permitted Tax Payments) and Investments to the extent permitted by this Agreement; (d) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person; (e) sell or otherwise dispose of any Capital Stock of any of its Subsidiaries; (f) create or acquire any Subsidiary or make or own any Investment in any Person other than Intermediate Holdings; or (g) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

6.15.        Amendments or Waivers with Respect to Floorplan Financings. No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of any Approved Floorplan Financing or the TCF Agreement in any manner that would: (a) increase the outstanding principal amount thereof if the aggregate outstanding principal for all Approved Floorplan Financings or for all Indebtedness under the TCF Agreement, after giving effect to such increase, would exceed the respective amounts permitted under Section  6.1(l) and Section  6.1(m), (b) increase the amount or shorten the timing of curtailments thereunder, (c) increase the rate of interest thereunder (except for default interest following any default or event of default thereunder), (d) result in a Default or Event of Default under any Credit Document, or (e) modify any covenants, defaults or events of default thereunder to make them materially more restrictive on the Companies or any other Credit Party.

6.16.        Amendments or Modifications with Respect to Approved Subordinated Debt. No Credit Party shall, nor shall it permit any of its Subsidiaries or other Persons party thereto to, amend or otherwise modify any Approved Subordinated Debt Document without, in each case, the prior written consent of Administrative Agent and Requisite Lenders to such amendment or other modification.

6.17.        Fiscal Year. No Credit Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year-end from September 30.

6.18.        Amendments to Organizational Agreements and Material Contracts. No Credit Party shall (a) amend or permit any amendments to any Credit Party’s Organizational Documents; or (b) amend or permit any amendments to, or terminate or waive any provision of, any Material Contract if such amendment, termination or waiver would be adverse to Administrative Agent or the Lenders; provided that any Material Contract described in clause (iii) of the definition thereof may be terminated if it is promptly replaced with a similar contract or arrangement reasonably determined by Companies to be as beneficial to Holdings and its Subsidiaries as such terminated Material Contract.

6.19.        Prepayments of Certain Indebtedness. No Credit Party shall, nor shall it permit any of its Affiliates to, directly or indirectly, purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (a) the Obligations, (b) the Approved Floorplan Financing and Indebtedness under the TCF Agreement, and (c) Indebtedness secured by a Permitted Lien if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Section  6.9.

6.20.        Certain Consumer Matters. Without limiting the representations, warranties, covenants and agreements set forth herein or in the other Credit Documents, Holdings and Companies covenant and agree not to (and to cause their Subsidiaries not to):

(a)           broker, solicit, arrange, or make any loans or other financing transactions for the purchaser of consumer goods and related products and services, including entering into installment sales agreements or other similar arrangements with such purchasers until such time that Credit Parties have obtained the consent of the Requisite Lenders in writing;

(b)           solicit, arrange, broker, or underwrite insurance products for consumers or receive referral fees relating to insurance products until such time that Holdings and Intermediate have completed and implemented the Consumer Compliance Action Items relating to the foregoing (as reasonably determined by the Investors in writing);

(c)           advertise, publish, solicit or otherwise engage potential consumers, except in a manner in compliance with all applicable laws and best industry practice (including, if applicable, any such advertising relating to assisting consumers with obtaining financing on the best or most favorable terms available); or

(d)           engage in any other business practice that fails to comply with all applicable laws or best industry practices.

6.21.        Certain Consignment Restrictions.

(a)           Global Marine Finance, LLC, by consignment or otherwise, new or used boats or attachments, parts, accessories and accessions of any of the foregoing boats, other than pursuant to the (1) Consignment Agreement dated as of March 1, 2017, by and between Northpoint Commercial Finance, LLC, Global Marine Finance, LLC and Midwest Assets & Operations, LLC, as it exists as of April 28, 2017; (2) Consignment Agreement dated as of March 1, 2017, by and between Xenith Bank, Global Marine Finance, LLC and Midwest Assets & Operations, LLC, as it exists as of April 28, 2017; and (3) Consignment Agreement dated as of March 1, 2017, by and between Global Marine Finance, LLC and Midwest Assets & Operations, LLC, as it exists as of April 28, 2017;

(b)           South Shore Marine Services, Inc., by consignment or otherwise, new or used boats or attachments, parts, accessories and accessions of any of the foregoing boats, other than pursuant to the Consignment Agreement dated August 1, 2017 by and between South Shore Marine Services, Inc., an Ohio corporation, and SSAO, as it exists as of February 6, 2018;

(c)           Texas Marine & Brokerage, Inc., or any of its Affiliates, by consignment or otherwise, new or used boats or attachments, parts, accessories and accessions of any of the foregoing boats, other than pursuant to the Consignment Agreement dated February 6, 2018 by and between Texas Marine & Brokerage, Inc., a Texas corporation and Singleton, as it exists on February 6, 2018;

(d)           Rebo, Inc., or any of its Affiliates, by consignment or otherwise, new or used boats or attachments, parts, accessories and accessions of any of the foregoing boats, other than pursuant to the Consignment Agreement dated April 1, 2018 by and between Rebo, Inc., an Ohio corporation d/b/a Spend A Day Marina and Midwest Assets & Operations, LLC, as it exists on April 1, 2018; and

(e)           Bosun’s Marine, Inc., or any of its Affiliates, by consignment or otherwise, new or used boats or attachments, parts, accessories and accessions of any of the foregoing boats, other than pursuant to the Consignment Agreement dated effective as of June 1, 2018 by and between Bosun’s Marine, Inc., a Massachusetts corporation and Bosun’s Assets & Operations, LLC, as it exists on the even date therewith.

6.22.        Amendments to the SSAO Operating Agreement. No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise modify the terms of the SSAO Operating Agreement without the prior written consent of Administrative Agent and the Requisite Lenders.

6.23.        Amendments to the BAO Operating Agreement. No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise modify the terms of the BAO Operating Agreement without the prior written consent of Agent and the Requisite Lenders.

SECTION 7.   GUARANTY

7.1.          Guaranty of the Obligations. Subject to the provisions of Section  7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

7.2.          Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section  7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (A) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section  7.2), minus (B) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section  7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section  7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section  7.2.

7.3.          Payment by Guarantors. Subject to Section  7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of any Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for any Company’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against such Company for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4.          Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)           this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)           Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between any Company and any Beneficiary with respect to the existence of such Event of Default;

(c)           the obligations of each Guarantor hereunder are independent of the obligations of the Companies and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Companies, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against any Company or any of such other guarantors and whether or not any Company is joined in any such action or actions;

(d)           payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid, and, without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e)           any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Company or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents; and

(f)           this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce, or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Holdings or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which any Company may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5.          Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against any Company, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from any Company, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of any Company or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Company or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Company or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to any Company and notices of any of the matters referred to in Section  7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.6.          Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Commitments shall have terminated, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against any Company or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any Company with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against any Company, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Commitments shall have terminated, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section  7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against any Company or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against the Companies, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7.          Subordination of Other Obligations. Any Indebtedness of the Companies or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8.          Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been indefeasibly paid in full and the Commitments shall have terminated. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9.          Authority of Guarantors or the Companies. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or any Company or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10.        Financial Condition of the Companies. Any Credit Extension may be made to the Companies or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of any Company at the time of any such grant or continuation. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of any Company. Each Guarantor has adequate means to obtain information from the Companies on a continuing basis concerning the financial condition of the Companies and their ability to perform their obligations under the Credit Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Companies and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of the Companies now Known or hereafter Known by any Beneficiary.

7.11.        Bankruptcy, etc.

(a)           So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against any Company or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of any Company or any other Guarantor or by any defense which any Company or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)           Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause  (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve any Company of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)           In the event that all or any portion of the Guaranteed Obligations are paid by the Companies, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12.        Discharge of Guaranty Upon Sale of Guarantor. If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.

SECTION 8.    EVENTS OF DEFAULT

8.1.          Events of Default. If any one or more of the following conditions or events shall occur:

(a)           Failure to Make Payments When Due. Failure by any Company to pay (i) the principal of and premium, if any, on any Loan whether at stated maturity, by acceleration or otherwise; (ii) when due any installment of principal of any Loan, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (iii) when due any interest on any Loan or any fee or any other amount due hereunder; or

(b)           Default in Other Agreements. (i) Failure of any Credit Party to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section  8.1(a) and accounts payable incurred in the ordinary course of business that are not more than 60 days past due) in an individual principal amount of $50,000 or more or with an aggregate principal amount of $100,000 or more, in each case beyond the grace period, if any, provided therefor; (ii) breach or default by any Credit Party with respect to any other material term of (A) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause  (i) above, or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; (iii) any event of default occurs and is continuing under the TCF Agreement or any Approved Floorplan Financing Documents; or (iv) breach or default by any Credit Party in the performance or observance of any material obligation or condition under any Material Contract beyond any applicable cure period; or

(c)           Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section  2.4, Section  5.1, Section  5.2, Section  5.3, Section  5.4, Section  5.5, Section  5.6, Section  5.7, Section  5.8, Section  5.9, Section  5.10, Section  5.11, Section  5.14, Section  5.15, Section  5.16, Section  5.17 or Section  6; or

(d)           Breach of Representations, etc. Any representation, warranty, certification or other statement made by any Credit Party or any Individual Guarantor in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries or any Individual Guarantor in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e)           Other Defaults Under Credit Documents. Any Credit Party or Individual Guarantor shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section  8.1, and such default shall not have been remedied or waived within thirty days after the earlier of (i) any Credit Party or the Individual Guarantor obtaining Knowledge of such default, or (ii) receipt by the Companies or Individual Guarantor of written notice from Administrative Agent or any Lender of such default; or

(f)           Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Holdings or any of its Subsidiaries or any Individual Guarantor in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Holdings or any of its Subsidiaries or any Individual Guarantor under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings or any of its Subsidiaries or any Individual Guarantor, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings or any of its Subsidiaries or any Individual Guarantor for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings or any of its Subsidiaries or any Individual Guarantor, and any such event described in this clause  (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or

(g)           Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Holdings or any of its Subsidiaries or any Individual Guarantor shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holdings or any of its Subsidiaries or any Individual Guarantor shall make any assignment for the benefit of creditors; or (ii) Holdings or any of its Subsidiaries or any Individual Guarantor shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of managers (or similar governing body) of Holdings or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section  8.1(f); or

(h)           Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $50,000 or (ii) in the aggregate at any time an amount in excess of $100,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Holdings or any of its Subsidiaries, any Individual Guarantor or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days (or in any event later than five days prior to the date of any proposed sale thereunder); or

(i)            Dissolution. Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty days; or

(j)            Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $100,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 430(k) of the Internal Revenue Code or under Section 303(k) of ERISA; or

(k)           Change of Control. A Change of Control shall occur; or

(l)            Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty or any Individual Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor or Individual Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any material part of the Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, (iii) any Credit Party or Individual Guarantor shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party, or (iv) the death or disability of any Individual Guarantor; or

(m)           Sales of Material Brands. (i) Any Credit Party ceases to sell any Material Brand in any of the markets where such Material Brand is permitted to be sold by such Credit Party as of the Closing Date (whether due to a termination, cancellation, non-renewal, breach or default under the contract therefor or any other event); or (ii) any dealership of the Credit Parties ceasing to sell any boat brand that represents greater than 30% of such dealership’s revenue as of the Closing Date (or as of the subsequent date on which such dealership is acquired by the Credit Parties).

THEN, (A) upon the occurrence of any Event of Default described in Section  8.1(f) or 8.1(g), automatically, and (B) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to the Companies by Administrative Agent, (1) the Commitments, if any, of each Lender having such Commitments shall immediately terminate; (2) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (x) the unpaid principal amount of and accrued interest on the Loans, and (y) all other Obligations; and (3) Administrative Agent shall cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents.

SECTION 9.    AGENTS

9.1.          Appointment of Agents. GSSLG is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes GSSLG, in such capacity, to act as its agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section  9 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries.

9.2.          Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

9.3.          General Immunity.

(a)           No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

(b)           Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section  10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Holdings and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section  10.5).

9.4.          Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Holdings or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Companies for services in connection herewith and otherwise without having to account for the same to Lenders.

9.5.          Lenders’ Representations, Warranties and Acknowledgment.

(a)           Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b)           Each Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

(c)           Each Lender (i) represents and warrants that as of the Closing Date neither such Lender nor its Affiliates or Related Funds owns or controls, or owns or controls any Person owning or controlling, any trade debt or Indebtedness of any Credit Party other than the Obligations or any Capital Stock of any Credit Party (other than the Warrants and the Preferred Stock) and (ii) covenants and agrees that from and after the Closing Date neither such Lender nor its Affiliates and Related Funds shall purchase any trade debt or Indebtedness of any Credit Party other than the Obligations or Capital Stock described in clause  (i) above (other than as contemplated by the Warrants and the Preferred Stock) without the prior written consent of Administrative Agent and Requisite Lenders.

9.6.          Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, their Affiliates and their respective officers, partners, directors, trustees, employees and agents of each Agent (each, an “Indemnitee Agent Party”), to the extent that such Indemnitee Agent Party shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Indemnitee Agent Party in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Indemnitee Agent Party in any way relating to or arising out of this Agreement or the other Credit Documents, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory, or sole negligence of such INDEMNITEE Agent PARTY; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Indemnitee Agent Party’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order. If any indemnity furnished to any Indemnitee Agent Party for any purpose shall, in the opinion of such Indemnitee Agent Party, be insufficient or become impaired, such Indemnitee Agent Party may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided, further, this sentence shall not be deemed to require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.7.          Successor Administrative Agent and Collateral Agent.

(a)           Administrative Agent and Collateral Agent may resign at any time by giving thirty days’ prior written notice thereof to Lenders and the Companies. Upon any such notice of resignation, Requisite Lenders shall have the right, upon five Business Days’ notice to the Companies, to appoint a successor Administrative Agent and Collateral Agent. Upon the acceptance of any appointment as Administrative Agent and Collateral Agent hereunder by a successor Administrative Agent and Collateral Agent, that successor Administrative Agent and Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and Collateral Agent and the retiring Administrative Agent and Collateral Agent shall promptly (i) transfer to such successor Administrative Agent and Collateral Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent and Collateral Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent and Collateral Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent and Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring Administrative Agent and Collateral Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s and Collateral Agent’s resignation hereunder as Administrative Agent and Collateral Agent, the provisions of this Section  9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent and Collateral Agent hereunder.

(b)           Notwithstanding anything herein to the contrary, Administrative Agent and Collateral Agent may assign their rights and duties as Administrative Agent and Collateral Agent hereunder to an Affiliate of GSSLG that is capable of performing Agents’ obligations hereunder without the prior written consent of, or prior written notice to, the Companies or the Lenders; provided, that the Companies and the Lenders may deem and treat such assigning Administrative Agent and Collateral Agent as Administrative Agent and Collateral Agent for all purposes hereof, unless and until such assigning Administrative Agent or Collateral Agent, as the case may be, provides written notice to the Companies and the Lenders of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Administrative Agent and Collateral Agent hereunder and under the other Credit Documents.

9.8.          Collateral Documents and Guaranty.

(a)           Agents under Collateral Documents and Guaranty. Each Lender hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Guaranty, the Individual Guarantees, the Collateral and the Collateral Documents. Subject to Section  10.5, without further written consent or authorization from Lenders, Administrative Agent or Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section  10.5) have otherwise consented, or (ii) release any Guarantor from the Guaranty pursuant to Section  7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section  10.5) have otherwise consented.

(b)           Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Companies, Administrative Agent, Collateral Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty or any Individual Guaranty, it being understood and agreed that all powers, rights and remedies hereunder with respect to such realization or enforcement may be exercised solely by Administrative Agent (acting only at the direction of or with the consent of Requisite Lenders), on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents with respect to such realization or enforcement may be exercised solely by Collateral Agent (acting only upon the direction or with the consent of Requisite Lenders), and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale.

SECTION 10.               MISCELLANEOUS

10.1.        Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Credit Party, Collateral Agent or Administrative Agent, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent.

10.2.        Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Companies agree to pay promptly (a) all Administrative Agent’s actual and reasonable costs and expenses of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the Agents’ costs of furnishing all opinions by counsel for the Companies and the other Credit Parties; (c) all the reasonable fees, expenses and disbursements of counsel to Agents in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Companies; (d) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all of Administrative Agent’s actual costs and reasonable fees, expenses for, and disbursements of any of Administrative Agent’s, auditors, accountants, consultants or appraisers whether internal or external, and all reasonable attorneys’ fees (including allocated costs of internal counsel and expenses and disbursements of outside counsel) incurred by Administrative Agent; (f) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual and reasonable costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (h) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party or Individual Guarantor hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty or any Individual Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.

10.3.        Indemnity.

(a)           In addition to the payment of expenses pursuant to Section  10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and Lender, their Affiliates and their respective officers, partners, directors, trustees, employees and agents of each Agent and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory, or sole negligence of such INDEMNITEE; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order, of that Indemnitee. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section  10.3 may be unenforceable in whole or in part because they are in violation of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. This Section  10.3(a) shall not apply with respect to Taxes other than any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, costs, etc. arising from any non-Tax claim.

(b)           To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against Lenders, Agents and their respective Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Credit Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

10.4.        Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender and its respective Affiliates is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed and such consent not to be required upon an Event of Default under Sections  8.1(f) or (g)), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts (in whatever currency)) and any other Indebtedness at any time held or owing by such Lender or Affiliate to or for the credit or the account of any Credit Party (in whatever currency) against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder, (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section  2 and although such obligations and liabilities, or any of them, may be contingent or unmatured, or (c) such obligation or liability is owed to a branch or office of such Lender different from the branch or office holding such deposit or obligation or such Indebtedness.

10.5.        Amendments and Waivers.

(a)           Requisite Lenders’ Consent. Subject to Sections  10.5(b) and 10.5(d), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party or Individual Guarantors therefrom, shall in any event be effective without the written concurrence of Administrative Agent and Requisite Lenders.

(b)           Affected Lenders’ Consent. Without the written consent of each Lender that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i)            extend the scheduled final maturity of any Loan or Note;

(ii)           waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii)           reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section  2.7) or any fee payable hereunder;

(iv)           extend the time for payment of any such interest or fees;

(v)           reduce the principal amount of any Loan;

(vi)           amend, modify, terminate or waive any provision of this Section  10.5(b) or Section  10.5(d);

(vii)           amend the definition of “Requisite Lenders” or “Pro Rata Share”; provided, with the consent of Administrative Agent and Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Commitments and the Loans are included on the Closing Date;

(viii)         release all or substantially all of the Collateral, any Individual Guarantor from its Individual Guaranty or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents; or

(ix)           consent to the assignment or transfer by any Credit Party or Individual Guarantor of any of its rights and obligations under any Credit Document;

(c)           provided that, notwithstanding anything to the contrary in this clause (c), no Defaulting Lender shall have any right to approve or disapprove any amendment, modification, termination or consent hereunder, except any waiver, modification, termination or consent hereunder that (A) requires the consent of all Lenders or each affected Lender and affects a Defaulting Lender differently than all Lenders or other affected Lenders, as the case may be, (B) increases or extends the Commitment of a Defaulting Lender, (C) reduces the principal amount owed to a Defaulting Lender (other than by payment thereof), (D) extends the final maturity date of a Defaulting Lender’s Loans or (E) amends or otherwise modifies this sentence, in each case, shall require the written consent of such Defaulting Lender.

(d)           Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i)            increase any Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Commitment of any Lender;

(ii)           amend the definition of “Requisite Class Lenders” without the consent of Requisite Class Lenders of each Class; provided, with the consent of Administrative Agent and Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of such “Requisite Class Lenders” on substantially the same basis as the Commitments and the Loans are included on the Closing Date;

(iii)           amend, modify, terminate or waive any provision of Section  3.2(a) with regard to any Credit Extension without the consent of Requisite Class Lenders of the affected Class;

(iv)           alter the required application of any repayments or prepayments as between Classes pursuant to Section  2.14 without the consent of Requisite Class Lenders of each Class which is being allocated a lesser repayment or prepayment as a result thereof; provided, Administrative Agent and Requisite Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered; or

(v)           amend, modify, terminate or waive any provision of Section  9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(e)           Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section  10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

(f)           Lender Consent Not Required. Notwithstanding anything to the contrary in this Section  10.5, any amendment, modification, termination or waiver of any provision of the Fee Letter, the Warrants or the terms of the Preferred Stock, or any consent to any departure by any Credit Party therefrom, in each case, shall not require the consent of any Person that is not a party thereto.

(g)           Deadlocks.

(i)            With respect to any Specified Matter, in the event that (A) any consent, approval or waiver of the Requisite Lenders required under this Agreement or any other Credit Document is not obtained with respect to such Specified Matter (the “Requisite Consent”), as applicable, and (B) either of Beekman or GS desired to provide such Requisite Consent (such Lender(s), the “Supporting Lender” and the other Lender(s), the “Non-Supporting Lender”), then such Specified Matter shall be a “Deadlock Matter” and the Supporting Lender may require that the Deadlock Matter be subject to resolution in accordance with this Section 10.5(g) and each of the Lenders shall (and shall cause their Affiliates to) work in good faith in connection with the resolution of such Deadlock Matter.

(ii)           The Supporting Lender may, after three Business Days’ written notice to the Non-Supporting Lender, which notice shall include a draft of the requisite consent, waiver or amendment that would otherwise be delivered with respect to the Deadlock Matter if the Requisite Consent had been obtained, refer the Deadlock Matter to a Special Designee engaged by the Companies to resolve the Deadlock Matter (such Person, the “Special Designee”). The Special Designee shall be Alvarez & Marsal, or, if Alvarez & Marsal is unwilling or unable to serve as the Special Designee, FTI Consulting, or if Alvarez & Marsal and FTI Consulting are unwilling or unable to serve as the Special Designee, then Zolfo Cooper.

(iii)           If each of Alvarez & Marsal, FTI Consulting and Zolfo Cooper are unwilling or unable to serve as Special Designee, then each of the Supporting Lender, on the one hand, and the Non-Supporting Lender, on the other hand, shall select one independent nationally recognized investment firm and such investment firms shall determine the Special Designee (which shall be an independent nationally recognized investment firm that agrees to such appointment); provided, that, if the Non-Supporting Lender fails to select an investment firm within five Business Days following written request from the Supporting Lender, then the investment firm selected by the Supporting Lender shall serve as the Special Designee.

(iv)           Following appointment, the Special Designee will be directed to resolve the Deadlock Matter as follows:

(A)           each of the Supporting Lender and the Non-Supporting Lender shall be entitled to a period of ten days following appointment of the Special Designee to prepare and provide to the others (and the Special Designee) summaries of their positions regarding the Deadlock Matter (and supporting documentation relating thereto), and Companies shall use commercially reasonable efforts to provide to the Supporting Member or Non-Supporting Member any information reasonably requested to prepare such summaries;

(B)            the Special Designee will commence a hearing regarding the Deadlock Matter not later than twenty days following appointment;

(C)            the format of the hearing shall be determined by the Special Designee; provided, that each of the Supporting Lender and the Non-Supporting Lender shall be entitled to permit one or more senior representatives to attend the hearing (whether in person or telephonically);

(D)           the Special Designee shall, at or within five days following the hearing, determine whether to approve or reject the Deadlock Matter, which determination shall be based on whether the Special Designee would vote for or against the Deadlock Matter if such Special Designee were a Lender in scope and substance that the Special Designee determines is appropriate for the Deadlock Matter; and

(E)            in making its determination, the Special Designee shall, to the extent the Special Designee determines necessary or prudent, consult with counsel and other advisors, and shall provide to each of the Supporting Lender, and the Non-Supporting Lender a reasonably detailed written explanation regarding its decision to either approve or reject the Deadlock Matter in scope and substance that the Special Designee determines is appropriate for the Deadlock Matter.

(v)           If the Special Designee approves the Deadlock Matter, then (A) the Deadlock Matter shall be deemed approved for purposes of this Agreement and the other Credit Documents (including for purposes of any Requisite Consent), (B) the Non-Supporting Lender and Supporting Lender shall (and shall cause their Affiliates to) deliver consents and other relevant documentation reasonably requested by Administrative Agent (with the approval of the Supporting Lender) and necessary in connection therewith and (C) Administrative Agent (with the approval of the Supporting Lender) shall revise and deliver to the Lenders appropriate documentation reflecting the approval of the Deadlock Matter, which shall not require separate approval under this Agreement or any other Credit Document (such approval to be governed solely by this Section  10.5(g)). Notwithstanding the foregoing, the Non-Supporting Lender shall not be required to execute or deliver any agreements, certificates, instruments or other documents unless also executed and delivered by the Supporting Lender.

(vi)           If the Special Designee rejects the Deadlock Matter, then (A) the Deadlock Matter shall be deemed rejected for purposes of this Agreement and the other Credit Documents (including failure to obtain the Requisite Consent) and (B) the particular Deadlock Matter shall not be subject to resolution pursuant to this Section  10.5(g) for a period of ninety days after the date such Deadlock Matter was rejected.

(vii)           None of the Lenders (nor any of their Affiliates) shall be entitled to bring a claim against the Special Designee in connection with determination of the Deadlock Matter (including any claims for breach of fiduciary duty), other than as and to the extent provided under the engagement letter with the Special Designee.

(viii)         Companies shall be responsible for, and shall pay on demand, all reasonable out-of-pocket costs and expenses relating to the resolution of the Deadlock Matter, including the costs and expenses of the Special Designee and the out-of-pocket costs and expenses of each of the Supporting Lender and the Non-Supporting Lender (including reasonable legal fees).

(ix)           Notwithstanding the foregoing or anything else herein to the contrary, the approval of a Deadlock Matter by the Special Designee shall not (A) be an approval of any other or further matters not reasonably connected to accomplishing the Deadlock Matter approved, (B) change the definition of “Requisite Lenders” or (C) permit the amendment, waiver or modification of this Agreement or any other Credit Document in a manner that is prohibited by Section  10.5 or the equivalent provision of any other Credit Document.

10.6.        Successors and Assigns; Participations.

(a)           Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, Indemnitee Agent Parties under Section  9.6, Indemnitees under Section  10.3, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Register. The Companies, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by Administrative Agent and recorded in the Register as provided in Section  10.6(e). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c)           Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Commitment or Loans owing to it or other Obligations (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Commitments):

(i)            to any Person meeting the criteria of clause (i)(a) or clause (ii)(a) of the definition of “Eligible Assignee” upon the giving of notice to Administrative Agent; and

(ii)           to any Person otherwise constituting an Eligible Assignee with the consent of Administrative Agent (not to be unreasonably withheld, conditioned, or delayed); provided, each such assignment pursuant to this Section  10.6(c)(ii) shall be in an aggregate amount of not less than $1,000,000 (or such lesser amount as may be agreed to by the Companies and Administrative Agent or as shall constitute the aggregate amount of the Loans of a particular Class of the assigning Lender) and shall be subject to the ROFO Right and the Tag-Along Right to the extent set forth in Sections  10.6(j) and 10.6(k), respectively.

(d)           Mechanics. The assigning Lender and the assignee thereof shall execute and deliver to Administrative Agent an Assignment Agreement, together with such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section  2.16(f).

(e)           Notice of Assignment. Upon its receipt and acceptance of a duly executed and completed Assignment Agreement, any forms, certificates or other evidence required by this Agreement in connection therewith, Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to the Companies and shall maintain a copy of such Assignment Agreement.

(f)           Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section  10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control); and (iv) such Lender does not own or control, or own or control any Person owning or controlling, any trade debt or Indebtedness of any Credit Party other than the Obligations or any Capital Stock of any Credit Party (other than the Preferred Stock, the Warrants or as contemplated thereby).

(g)           Effect of Assignment. Subject to the terms and conditions of this Section  10.6, as of the “Effective Date” specified in the applicable Assignment Agreement: (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section  10.8) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect the Commitment of such assignee and any Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon the Companies shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(h)           Participations. Each Lender shall have the right at any time to sell one or more participations to any Person (other than Holdings, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Loans or in any other Obligation. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement, or (iii) release all or substantially all of the Collateral under the Collateral Documents, any Individual Guarantor from its Individual Guaranty, or all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating. The Companies agree that each participant shall be entitled to the benefits of Sections  2.14, 2.15 and 2.16 (subject to the requirements and limitations therein, including the requirements under Section  2.16(f)), to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause  (c) of this Section; provided, that such participant (A) agrees to be subject to the provisions of Sections  2.17 and 2.19 as if it were an assignee under paragraph (c) of this Section; and (B) shall not be entitled to receive any greater payment under Sections  2.15 or 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Companies’ request and expense, to use reasonable efforts to cooperate with the Companies to effectuate the provisions of Section  2.19 with respect to any participant. To the extent permitted by law, each participant also shall be entitled to the benefits of Section  10.4 as though it were a Lender; provided that such participant agrees to be subject to Section  2.14 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Companies, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments or loans or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(i)            Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section  10.6, any Lender may assign, pledge and/or grant a security interest in, all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as between the Companies and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided, further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

(j)            Right of First Offer. If any Lender desires to Transfer all or a portion of such Lender’s Loans or unfunded Commitments (such Lender, the “ROFO Offeror”) in a Transfer other than an Excluded ROFO Transfer, then each other Lender (excluding Affiliates of the ROFO Offeror) (each a “ROFO Eligible Lender”) shall have a right of first offer (a “ROFO Right”) with respect to such Transfer (a “ROFO Disposition”) in accordance with the following provisions:

(i)            The ROFO Offeror shall deliver written notice of its desire to effect such ROFO Transfer (the “ROFO Notice”) to each ROFO Eligible Lender. The last date that the ROFO Notice is received by any ROFO Eligible Lender shall constitute the “ROFO Notice Date”. The ROFO Notice shall include the amount of Loans and unfunded Commitments that the ROFO Offeror desires to Transfer, which shall include Loans and unfunded Commitments that are in amounts proportionate in relation to the aggregate amounts of Loans and unfunded Commitments, respectively, held by such ROFO Offeror prior to giving effect to such Transfer (the “ROFO Transfer Interest”).

(ii)           Following receipt of the ROFO Notice, each ROFO Eligible Lender shall have the right (but not the obligation) for a period of thirty days (such period, the “ROFO Offering Period”) to propose a cash purchase price for all of the ROFO Transfer Interest, along with all other terms and conditions applicable to the Transfer. Such proposed (if any) price and any such terms and conditions shall be delivered by a ROFO Eligible Lender to the ROFO Offeror in a written notice (the “ROFO Offer Notice”) within the ROFO Offering Period. The delivery of a ROFO Offer Notice shall constitute an irrevocable commitment (subject to the terms and conditions set forth in the ROFO Offer Notice) for a period of thirty days following delivery of such ROFO Offer Notice (the “ROFO Commitment Period”) to purchase all of the ROFO Transfer Interest. If the ROFO Offeror desires in its sole discretion to accept the most favorable offer (taken as a whole), as determined by the ROFO Offeror in good faith based on purchase price and terms and conditions offered by any ROFO Eligible Lender set forth in any ROFO Offer Notice (the “ROFO Transfer Offer”), the ROFO Offeror shall so notify such ROFO Eligible Lender (the “ROFO Buyer”) of its acceptance of the ROFO Transfer Offer (the “ROFO Acceptance Notice”). The delivery of a ROFO Acceptance Notice prior to the expiration of the ROFO Commitment Period shall constitute an irrevocable commitment to sell all the ROFO Transfer Interest to the ROFO Buyer and an irrevocable commitment by the ROFO Buyer to buy all the ROFO Transfer Interest from the ROFO Offeror, in each case in accordance with the terms and conditions set forth in the ROFO Offer Notice. The ROFO Acceptance Notice shall include a reasonable place and time for the closing of the purchase and sale of the ROFO Transfer Interest, which shall be not less than ten Business Days nor more than twenty Business Days after the delivery of the ROFO Acceptance Notice (subject to extension to the extent necessary to pursue any required regulatory approvals) unless otherwise agreed in writing by all of the parties to such transaction. If a ROFO Buyer breaches its obligation to purchase the ROFO Transfer Interest, such ROFO Buyer and its Affiliates who are Lenders shall (without limiting the remedies of the ROFO Offeror against the ROFO Buyer for its breach) lose all further rights to deliver a ROFO Offer Notice with respect to any future Transfer under this Section  10.6(j)(ii).

(iii)           During the period beginning on the expiration of the ROFO Offering Period (if no ROFO Acceptance Notice has been provided in accordance with this Section  10.6(j)(iii)) and ending one hundred twenty days following the end of the ROFO Offering Period (the “ROFO Solicitation Period”), the ROFO Offeror may solicit offers from any Third Party for the ROFO Transfer Interest. Upon receipt of an offer from a Third Party that includes a cash purchase price that is greater than the highest purchase price proposed in any ROFO Offer Notice received by the ROFO Offeror pursuant to this Section  10.6(j)(iii) (a “ROFO Qualifying Third Party Offer”), the ROFO Offeror may Transfer all (but not less than all) of the ROFO Transfer Interest to such Third Party (the “ROFO Third Party Transferee”) within sixty days following expiration of the ROFO Solicitation Period (the “ROFO Sale Period”) at such purchase price (but not equal to or less than the highest purchase price proposed in any ROFO Offer Notice received by the ROFO Offeror pursuant to this Section  10.6(j)(iii)) and under such terms and conditions as may be agreed between the ROFO Offeror and the ROFO Third Party Transferee. Notwithstanding the foregoing, the ROFO Offeror may not accept an offer, and such offer will not be considered a ROFO Qualifying Third Party Offer, if such offer contains provisions related to any property of the ROFO Offeror other than the ROFO Transfer Interest held by the ROFO Offeror.

(iv)           If no Transfer of the ROFO Transfer Interest occurs within the ROFO Sale Period pursuant to a ROFO Qualifying Third Party Offer or to a ROFO Eligible Lender pursuant to a ROFO Acceptance Notice, then the ROFO Offeror may not Transfer any of the ROFO Transfer Interest without again complying in full with the provisions of this Section  10.6(j).

(v)           The ROFO Right shall not apply with respect to any of the following Transfers (each an “Excluded ROFO Transfer”):

(A)           a Transfer made by a Lender to its Affiliate;

(B)            a Transfer made in connection with a determination by GS in good faith that the continued ownership of the Loans and unfunded Commitments (for the avoidance of doubt, either at the relevant date of determination or at a future date) is unlawful or creates, or could reasonably be expected to create, significant and adverse legal, regulatory or reputational consequences to GS; or

(C)            a Transfer whereby the fair market value of the Loans and unfunded Commitments to be Transferred by GS (as such fair market value is determined by GS in good faith) constitutes less than forty percent of the fair market value of all assets being directly or indirectly sold or otherwise transferred in connection with such Transfer.

(vi)           For purposes of determining compliance with the requirements of this Section  10.6(j) as they relate to comparing purchase prices permitted or offered in connection with any Transfer, (A) any purchase price increases resulting from additional accrued interest (including accrued interest at the Applicable PIK Rate that is capitalized to principal) or additional Loans funded during any interim period between and including the applicable offer dates of such purchase prices and (B) any purchase price decreases resulting from payments or prepayments of interest and principal during the interim period between and including such dates, in each case shall be disregarded.

(k)           Tag-Along Right. If any Lender desires to effect a Transfer of all or a portion of such Lender’s Loans and unfunded Commitments (such Lender, the “Tag Transferor”) in a Transfer other than an Excluded Tag Transfer, then, subject to compliance with Section  10.6(j) relating to the ROFO Right, each Lender (other than Affiliates of the Tag Transferor) (each a “Tag Eligible Lender”) shall have a tag along right (a “Tag-Along Right”) with respect to such Transfer (a “Tag-Along Sale”) in accordance with the following provisions:

(i)            The Tag Transferor shall give notice (a “Tag-Along Notice”) to each Tag Eligible Lender of any Tag-Along Sale, setting forth the respective amounts of Loans and unfunded Commitments that the Tag Transferor desires to Transfer, which shall include Loans and unfunded Commitments that are in amounts proportionate to the aggregate amounts of Loans and unfunded Commitments, respectively, held by such Tag Transferor prior to giving effect to such Transfer (the “Tag Transfer Interest”), the name and address of the proposed Third Party transferee in connection with the Tag-Along Sale (the “Tag Third Party Transferee”), the proposed cash consideration for the Tag Transfer Interest and any other material terms and conditions of the Tag-Along Sale, including a copy of the proposed Assignment Agreement, purchase and sale agreement or other similar agreement relating to such sale (the “Tag-Along Offer”).

(ii)           Each Tag Eligible Lender shall have a period of ten Business Days (the “Tag Election Period”) from the date of its receipt of the Tag-Along Notice within which to elect to exercise its Tag-Along Right (each exercising Tag Eligible Lender, a “Tag Offeree”) by delivery of an irrevocable written notice to the Tag Transferor (a “Tag Election Notice”) specifying the respective amounts of Loans and unfunded Commitments that such Tag Offeree desires to include in the Tag-Along Sale, which shall include Loans and unfunded Commitments that are in amounts proportionate to the aggregate amounts of Loans and unfunded Commitments, respectively, held by such Tag Offeree prior to giving effect to such Transfer up to the product of (x) the aggregate amount of Loans and unfunded Commitments held by such Tag Offeree, multiplied by (y) a percentage determined by dividing (A) the aggregate amount of Loans and unfunded Commitments included in the Tag Transfer Interest by (B) the aggregate amount of outstanding Loans and unfunded Commitments held by the Tag Transferor prior to giving effect to the proposed Transfer.

(iii)           Promptly following the expiration of the Tag Election Period, the following procedures shall apply:

(A)           first, the Tag Transferor shall notify the Tag Third Party Transferee of the total of (1) the aggregate amount of Loans and unfunded Commitments requested to be included in a Tag-Along Sale by all Tag Offerees exercising their Tag-Along Rights plus (2) the aggregate amount of Loans and unfunded Commitments that the Tag Transferor proposes to sell in such Tag-Along Sale (the “Tag Requested Interest”);

(B)            next, the Tag Transferor shall determine whether the Tag Third Party Transferee is willing to purchase all of the Tag Requested Interest. If the Tag Third Party Transferee is unwilling to purchase all of the Tag Requested Interest, then the Tag Transferor shall determine what percentage of the Tag Requested Interest such Tag Third Party Transferee is willing to purchase in the aggregate (the “Tag Purchased Percentage”) and the respective amounts of the Tag Requested Interest that the Tag Transferor and each of the exercising Tag Offerees otherwise would have sold shall be reduced on a pro rata basis (based on the respective total amounts of Loans and unfunded Commitments that such Lenders desired to sell as compared to the respective total amounts of Loans and unfunded Commitments to be purchased by the Tag Third Party Transferee) so as to permit the Tag Transferor and the Tag Offerees to each sell in the aggregate an amount of Loans and unfunded Commitments equal to the product of (x) the respective total amounts of Loans and unfunded Commitments included in the Tag Requested Interest multiplied by (y) the Tag Purchased Percentage (the “Tag Purchased Interest”).

(iv)           At the time (subject to extension to the extent necessary to pursue any required regulatory approvals) and place provided for the closing in the Tag-Along Offer, or at such other time and place as the Tag Offerees, the Tag Transferor and the Tag Third Party Transferee shall agree, the Tag Offerees and the Tag Transferor shall sell to the Tag Third Party Transferee all of the Tag Purchased Interest.

(v)           Each Tag-Along Sale shall be upon terms and conditions, if any, not more favorable individually and in the aggregate to the purchaser than those in the Tag-Along Offer and the Tag-Along Notice and upon the consummation of such Tag-Along Sale, each Lender holding any portion of the Tag Purchased Interest (as determined immediately prior to the consummation of such Tag-Along Sale) shall receive the consideration specified in Section  10.6(k)(vi). Each Tag Offeree shall agree (A) to make the same representations, warranties, covenants, indemnities and agreements to the Tag Third Party Transferee as made by the Tag Transferor in connection with the Tag-Along Sale and (B) to the same terms and conditions to the Tag-Along Sale as the Tag Transferor agrees. Notwithstanding the foregoing, however, all such representations, warranties, covenants, indemnities and agreements shall be made by the Tag Transferor and each Tag Offeree severally and not jointly, and any liability for breach of any such representations and warranties related to the Credit Parties and their respective Subsidiaries shall be allocated among the Tag Transferor and each Tag Offeree pro rata based on the relative amount of consideration received by each of them in such Tag-Along Sale, and the aggregate amount of liability for the Tag Transferor and each Tag Offeree shall not exceed the value of the total consideration to be paid by the Tag Third Party Transferee to the Tag Transferor and such Tag Offeree.

(vi)           Upon the consummation of a Tag-Along Sale, each Lender holding any portion of the Tag Purchased Interest shall receive a portion of the aggregate consideration for the Tag Purchased Interest sold pursuant to a Tag-Along Sale on a pro rata basis (based on the respective total amount of the Tag Purchased Interest that such Lender sold as compared to the total amount of the Tag Purchased Interest purchased by the Tag Third Party Transferee and the aggregate consideration paid in respect of such portions of the Tag Purchased Interest).

(vii)           The Tag-Along Right shall not apply with respect to any of the following Transfers (each an “Excluded Tag Transfer”):

(A)           a Transfer made to an Affiliate of the Tag Transferor;

(B)            a Transfer made in connection with a determination by GS in good faith that the continued ownership of the Loans and unfunded Commitments (for the avoidance of doubt, either at the relevant date of determination or at a future date) is unlawful or creates, or could reasonably be expected to create, significant and adverse legal, regulatory or reputational consequences to GS; or

(C)            a Transfer whereby the fair market value of the Loans and unfunded Commitments to be Transferred by GS (as such fair market value is determined by GS in good faith) constitutes less than forty percent of the fair market value of all assets being directly or indirectly sold or otherwise transferred in connection with such Transfer.

10.7.        Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8.        Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections  2.14, 2.15, 2.16, 10.2, 10.3, 10.4 and 10.10 and the agreements of Lenders set forth in Sections  2.14, 9.3(b) and 9.6 shall survive the payment of the Loans and the termination hereof.

10.9.        No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10.    Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent, or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent, Collateral Agent, or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11.    Severability. In case any provision in or obligation hereunder or any Note or other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12.    Obligations Several; Actions in Concert. The obligations of Lenders hereunder are several, and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. Anything in this Agreement or any other Credit Document to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or any Note or otherwise with respect to the Obligations without first obtaining the prior written consent of the applicable Agent or Requisite Lenders (as applicable), it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and any Note or otherwise with respect to the Obligations shall be taken in concert and at the direction or with the consent of the applicable Agent or Requisite Lenders (as applicable).

10.13.    Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14.    APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF.

10.15.    CONSENT TO JURISDICTION.

(a)           ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (i) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (ii) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (iii) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION  10.1 AND TO ANY PROCESS AGENT SELECTED IN ACCORDANCE WITH Section 3.1(aa) IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (iv) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

(b)           EACH CREDIT PARTY HEREBY AGREES THAT PROCESS MAY BE SERVED ON IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESSES PERTAINING TO IT AS SPECIFIED IN SECTION  10.1 OR ON NATIONAL Corporate Research, Ltd., LOCATED AT 10 E. 40th STREET, 10th FLOOR, NEW YORK, NEW YORK 10016, AND HEREBY APPOINTS NATIONAL CORPORATE RESEARCH, LTD. AS ITS AGENT TO RECEIVE SUCH SERVICE OF PROCESS. ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE EFFECTIVE AGAINST ANY CREDIT PARTY IF GIVEN BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OR MAIL WHICH REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED AS PROVIDED ABOVE. IN THE EVENT NATIONAL CORPORATE RESEARCH, LTD. SHALL NOT BE ABLE TO ACCEPT SERVICE OF PROCESS AS AFORESAID AND IF ANY CREDIT PARTY SHALL NOT MAINTAIN AN OFFICE IN NEW YORK CITY, SUCH CREDIT PARTY SHALL PROMPTLY APPOINT AND MAINTAIN AN AGENT QUALIFIED TO ACT AS AN AGENT FOR SERVICE OF PROCESS WITH RESPECT TO THE COURTS SPECIFIED IN THIS SECTION  10.15 ABOVE, AND ACCEPTABLE TO ADMINISTRATIVE AGENT, AS EACH CREDIT PARTY’S AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON EACH CREDIT PARTY’S BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION, SUIT OR PROCEEDING.

10.16.    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION  10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17.    Confidentiality. Each Lender shall hold all non-public information regarding the Companies and their Subsidiaries and their businesses identified as such by the Companies and obtained by such Lender pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by the Companies that, in any event, a Lender may make (a) disclosures of such information to Affiliates of such Lender and to their agents and advisors (and to other persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section  10.17), (b) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Loans or any participations therein (provided, such counterparties and advisors are advised of and agree to be bound by the provisions of this Section  10.17), (c) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Agents or any Lender, (d) disclosure to any Lender’s financing sources, provided, that prior to any disclosure, such financing source is informed of the confidential nature of the information, and (e) disclosures required or requested by any Governmental Authority or representative thereof or by the NAIC or pursuant to legal or judicial process or other legal proceeding; provided, unless specifically prohibited by applicable law or court order, each Lender shall make reasonable efforts to notify the Companies of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information. Notwithstanding the foregoing, on or after the Closing Date, Administrative Agent and Beekman may, at their own respective expense issue news releases and publish “tombstone” advertisements and other announcements relating to this transaction in newspapers, trade journals and other appropriate media (which may include use of logos of one or more of the Credit Parties) (collectively, “Trade Announcements”). No Credit Party shall issue any Trade Announcement except (i) disclosures required by applicable law, regulation, legal process or the rules of the Securities and Exchange Commission or (ii) with the prior approval of Administrative Agent and Requisite Lenders.

10.18.    Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Companies shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and the Companies to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Companies. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

10.19.    Counterparts. This Agreement may be executed in any number of counterparts, each of which may be executed by electronic transmission of copies of executed counterpart signature pages (including by exchange of “.pdf” images) and, when so executed and delivered, shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

10.20.    Effectiveness. This Agreement shall become effective upon the execution of one or more counterparts hereof by each of the parties hereto and receipt by the Companies and Administrative Agent of such executed counterparts by hand-delivery or electronic transmission.

10.21.    Patriot Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Companies that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Companies, which information includes the name and address of the Companies and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Companies in accordance with the PATRIOT Act.

10.22.    Intercreditor Agreement. The Liens granted to Collateral Agent on behalf of the Secured Parties pursuant to any Credit Document and the exercise of any right or remedy by Collateral Agent or the Secured Parties thereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement with respect to such Liens, the terms of the Intercreditor Agreement shall govern.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

COMPANIES

ONE WATER ASSETS & OPERATIONS, LLC, a Delaware limited liability company

By:	/s/ Philip Austin Singleton, Jr.
Name:	Philip Austin Singleton, Jr.
Title:	Manager

SINGLETON ASSETS & OPERATIONS, LLC, a Georgia limited liability company

By:	/s/ Philip Austin Singleton, Jr.
Name:	Philip Austin Singleton, Jr.
Title:	Manager

LEGENDARY ASSETS & OPERATIONS, LLC, a Florida limited liability company

By:	/s/ Philip Austin Singleton, Jr.
Name:	Philip Austin Singleton, Jr.
Title:	Manager

SOUTH FLORIDA ASSETS & OPERATIONS, LLC, a Florida limited liability company

By:	/s/ Philip Austin Singleton, Jr.
Name:	Philip Austin Singleton, Jr.
Title:	Manager

SUNDANCE LAUDERDALE REALTY, INC., a Florida corporation

By:	/s/ Philip Austin Singleton, Jr.
Name:	Philip Austin Singleton, Jr.
Title:	Manager

[Signature Page]

[Credit and Guaranty Agreement]

GUARANTOR:

ONE WATER MARINE HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Philip Austin Singleton, Jr.
Name:	Philip Austin Singleton, Jr.
Title:	Manager

[Signature Page]

[Credit and Guaranty Agreement]

GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P., as Administrative Agent, Lead Arranger and Collateral Agent

By:	/s/ Greg Watts
Name:	Greg Watts
Title:	Senior Vice President

GOLDMAN SACHS SPECIALTY LENDING HOLDINGS, INC., as a Lender

By:	/s/ Greg Watts
Name:	Greg Watts
Title:	Senior Vice President

[Signature Page]

[Credit and Guaranty Agreement]

OWM BIP INVESTOR, LLC, as a Lender

By:	/s/ John Troiano
Name:	John Troiano
Title:	Manager

[Signature Page]

[Credit and Guaranty Agreement]

Appendix A

[See Following Pages]

Appendix A-1

Appendix A-1

TO CREDIT AND GUARANTY AGREEMENT

Revolving Commitments

Lender	Revolving Commitment	Pro Rata Share
Goldman Sachs Specialty Lending Holdings, Inc.	$3,308,823.53	66.1764706%
OWM BIP Investor, LLC	$1,691,176.47	33.8235294%
Total	$5,000,000.00	100%

Appendix A-1-1

Appendix A-2

TO CREDIT AND GUARANTY AGREEMENT

Multi-Draw Term Loan Commitments as of the Closing Date:

Lender	Multi-Draw Term Loan Commitment	Pro Rata Share
Goldman Sachs Specialty Lending Group, L.P., as successor in interest to Goldman Sachs Specialty Lending Holdings, Inc.	$13,235,294.12	66.1764706%
OWM BIP Investor, LLC	$6,764,705.88	33.8235294%
Total	$20,000,000.00	100%

Multi-Draw Term Loan Commitments as of the Sixth Amendment Effective Date:

Lender	Multi-Draw Term Loan Commitment as of the Sixth Amendment Effective Date	Pro Rata Share
Goldman Sachs Specialty Lending Group, L.P., as successor in interest to Goldman Sachs Specialty Lending Holdings, Inc.	$19,852,941.18	66.1764706%
OWM BIP Investor, LLC	$10,147,058.82	33.8235294%
Total	$30,000,000.00	100%

Appendix A-2-1

Multi-Draw Term Loan Commitments as of the Fifteenth Amendment Effective Date:

Lender	Multi-Draw Term Loan Commitment as of the Fifteenth Amendment Effective Date	Pro Rata Share
Goldman Sachs Specialty Lending Group, L.P., as successor in interest to Goldman Sachs Specialty Lending Holdings, Inc.	$10,000,000.00	100.0000000%
OWM BIP Investor, LLC	$0	0.0000000%
Total	$10,000,000.00	100%

Appendix A-2-2

Appendix B

TO CREDIT AND GUARANTY AGREEMENT

Notice Addresses

ONE WATER ASSETS & OPERATIONS, LLC

SINGLETON ASSETS & OPERATIONS, LLC

LEGENDARY ASSETS & OPERATIONS, LLC

SOUTH FLORIDA ASSETS & OPERATIONS, LLC

SUNDANCE LAUDERDALE REALTY, INC.

ONE WATER MARINE HOLDINGS, LLC

MIDWEST ASSETS & OPERATIONS, LLC

SOUTH SHORE LAKE ERIE ASSETS & OPERATIONS, LLC

6275 Lanier Islands Parkway

Buford, Georgia 30518

Attention: Philip Austin Singleton, Jr., CEO

Telecopier: (678) 541-6301

GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P.,
as Agent, Collateral Agent, and Lead Arranger

GOLDMAN SACHS SPECIALTY LENDING HOLDINGS, INC.,
as a Lender

Goldman Sachs Specialty Lending Group, L.P.
2001 Ross Avenue
Suite 2800
Dallas, Texas 75201
Attention: One Water Marine Holdings, Account Manager
Email:

Appendix B-1

OWM BIP Investor, LLC,

as a Lender

c/o The Beekman Group

489 Fifth Avenue, 19th Floor

New York, New York 10017

Attention: John Troiano and James Clippard

Facsimile: (646) 502-3333

with a copy (which shall not constitute notice) to:

Akerman LLP
350 East Las Olas Boulevard
Fort Lauderdale, Florida 33301
Attention: David Birke, Esq.
Telecopier: (305) 982-5606

Appendix B-2

SCHEDULE 1.1(a)

Certain Material Real Estate Assets

The following is a list of all fee-owned Real Estate Asset having a fair market value in excess of $200,000 as of the date of the acquisition thereof:

Complete Address (including county)	Whether Improved or Unimproved	If Improved, Type of Improvements	Use of Property	Approximate Value
651 S. Federal Hwy Pompano Bch, FL 33060 (Broward County)	Improved	Sales offices, service and parts warehouse	Grande Yacht’s retail sales location in Pompano Beach, FL (former Top Notch location)	$3,450,000
19300 S. Tamiami Trail Fort Myers, FL 33908 (Lee County)	Improved	Sales offices, service and parts warehouse	Marina Mike’s retail sale of new and used boats in Fort Myers, FL	$1,200,000
81500 Overseas Hwy Islamorada, FL 33036 (Monroe County)	Improved	Sales offices, service and parts warehouse	Caribee Boat Sales & Marina retail sales, storage and marina in Islamorada, FL	$4,188,000
101 Mastic Street Islamorada, FL 33036 (Monroe County)	Unimproved	Parking lot	Caribee Boat Sales & Marina parking and storage	$915,000
102 Mastic Street Islamorada, FL 33036 (Monroe County)	Improved	Marina apartments and other storage	Caribee Boat Sales & Marina storage and additional marina property	$1,897,000
1460 Hwy 98 West or 1450 Hwy 98 West Mary Esther, FL 32569 (Okaloosa County) & 1 Rush Road Mary Esther, FL 32569 (Okaloosa County)	Improved	Sales offices, service and parts warehouse	Destin Sunrise Marine’s retail sale of new and used boats in Destin, FL	$2,650,000
100 Ridge Road Canton, GA 30114 (Cherokee County)	Improved	Sales offices, service and parts warehouse	Singleton Marine Lake Allatoona retail sales, service & parts location	$1,500,000

Schedule 1.1(a)-1

The following is a list of all Leasehold Properties other than those with respect to which the aggregate payments under the term of the lease are less than $35,000 per annum, and any other Real Estate Asset that Requisite Lenders have determined is material to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings or any Subsidiary.

Complete Address (including county)	Owner/Landlord’s Name and Complete Address	Whether Improved or Un-improved	If Improved, Type	Use of Property
3977 Highway 59 South Gulf Shores. AL 36542 (Baldwin County)	Legendary Marine Alabama, LLC 4100 Legendary Dr. Suite 200 Destin, FL 32541	Improved	Showroom & sales offices

Legendary Marine
(Gulf Shores) –

Retail sale of new boats in Gulf Shores, Alabama

pursuant to that Lease Agreement, dated August 1, 2014, subject to its Assignment to LAO, dated October 1, 2014, and subject to Addendum No. 1, dated July 1, 2015

28791 US Highway 98 Daphne, AL 36526 (Baldwin County)	A Proper Wash, LLC 145 Highpoint Dr. Gulf Breeze, FL 32561	Improved	Showroom & sales offices	Sunrise Marine of Alabama – Retail sale of new boats in Gulf Shores, Alabama pursuant to that Lease Agreement, dated November 1, 2016
486 Parker Creek Marina Road Equality, AL 36026 (Coosa County)	WillAnn, LLC 7280 Hwy 49 South Dadeville, AL 36853	Improved	Storage space, service garage, marine store	SMG Parker Creek – Service department, merchandise store & boat storage on Lake Martin in Alabama (no boat sales) pursuant to that Commercial Lease Agreement, dated July 24, 2014
15904 Hwy 231-431 N. Hazel Green, AL 35750 (Madison County)	Rambo HG Properties, LLC 17 Lake Forest Blvd SE Huntsville, AL 35824	Improved	Showroom & sales offices	Rambo (Huntsville) – Retail sale of new boats near Huntsville, Alabama pursuant to that Lease Agreement, dated July 1, 2015

Schedule 1.1(a)-2

Complete Address (including county)	Owner/Landlord’s Name and Complete Address	Whether Improved or Un-improved	If Improved, Type	Use of Property
10396 Highway 280 East Westover, AL 35185 (Shelby County)	Rambo BHM Properties, LLC 17 Lake Forest Blvd SE Huntsville, AL 35824	Improved	Showroom & sales offices	Rambo (Birmingham) – Retail sale of new boats near Birmingham, Alabama pursuant to that Lease Agreement, dated July 1, 2015
1-acre parcel adjacent to: 10396 Highway 280 East Westover, AL 35185 (Shelby County)	Rambo BHM Properties, L.L.C. 17 Lake Forest Blvd SE Huntsville, AL 35824	Un-improved	N/A	Rambo (Birmingham) – storage of boat inventory for retail sale at the adjacent lot near Birmingham, Alabama pursuant to that Lease Agreement, dated July 1, 2015
7280 Highway 49 South Dadeville, AL 36853 (Tallapoosa County)	WillAnn, LLC 7280 Hwy 49 South Dadeville, AL 36853	Improved	Showroom, sales offices & storage	SMG Blue Creek Marina – Retail sale of new boats on Lake Martin in Alabama pursuant to that Commercial Lease Agreement, dated July 24, 2014
5792 Highway 49 South Dadeville, AL 36853 (Tallapoosa County)	Lord Genesh, Inc. 1402 Hwy 31 Bay Minette, AL 36507	Un-improved	N/A - (trailer office used)	SMG Used Boat Supercenter (Lake Martin) – Retail sale of pre-owned boats near Lake Martin in Alabama pursuant to that Lease Agreement, dated March 16, 2017
3829 Thomas Drive Panama City, FL 32408 (Bay County)	3829 Thomas Drive, LLC 4471 Legendary Dr. Destin, FL 32541	Improved	Showroom & sales offices	Legendary Marine (Panama City) – Old retail sale of new boats in Panama City, Florida pursuant to that Lease Agreement, dated April 1, 2017

Schedule 1.1(a)-3

Complete Address (including county)	Owner/Landlord’s Name and Complete Address	Whether Improved or Un-improved	If Improved, Type	Use of Property
4009 Thomas Drive Panama City, FL 32408 (Bay County)	4009 Thomas Drive, LLC 4471 Legendary Dr. Destin, FL 32541	Improved	Showroom & sales offices	Legendary Marine (Panama City) – New retail sale of new boats in Panama City, Florida pursuant to that Lease Agreement, dated April 1, 2016
491 South Federal Hwy Pompano Bch, FL 33062 (Broward County)	LAC Marine Corp. 1719 SE 13th St. Ft. Lauderdale, FL 33316 & 1325 East Lake Dr. Ft. Lauderdale, FL 33316	Improved	Showroom & sales offices	SunDance Marine (Pompano Beach) – Retail sale of new and pre-owned boats in Pompano Beach, Florida pursuant to that Lease Agreement, dated February 1, 2016
2660 Northeast 16th St. Pompano Bch, FL 33062 (Broward County)	MMJC Realty, LLC 1719 SE 13th St. Ft. Lauderdale, FL 33316 & 1325 East Lake Dr. Ft. Lauderdale, FL 33316	Improved	Docks and slips	SunDance Marine (Pompano Beach) – In-water new, pre-owned and brokered boat access in Pompano Beach, Florida pursuant to that Lease Agreement, dated February 1, 2016
2051 Griffin Road Ft Lauderdale, FL 33312 (Broward County)	2051 Griffin Road, LLC 2200 N 30 Rd Hollywood, FL 33021	Improved	Service building and storage

SunDance Marine
(Ft. Lauderdale) –

Full service department and storage on water in Ft. Lauderdale, Florida pursuant to that Lease Agreement, dated November 14, 2014, subject to addendum, dated February 10, 2016

801 NE Third St. or 821 NE Third St. Dania Beach, FL 33004 (Broward County)	Harbour Towne Marina, LLC c/o Westrec Marina Mgmt., Inc. 16633 Ventura Blvd. 6th Floor Encino, CA 91436	Improved	Retail office suite and marina slips	Grande Yachts (Dania Beach / Ft. Lauderdale) – new boat sales location in Ft. Lauderdale, Florida pursuant to that Lease, dated March 1, 2017

Schedule 1.1(a)-4

Complete Address (including county)	Owner/Landlord’s Name and Complete Address	Whether Improved or Un-improved	If Improved, Type	Use of Property
2600 N. Federal Hwy. Lighthouse Pt, FL 33064 (Broward County)	OBYS Holdings, LLC 821 SW Pine Tree Ln. Palm City, FL 34990	Improved	Showroom & sales offices	Ocean Blue Yacht Sales Retail sale of new boats in Broward Co., Florida pursuant to that Lease Agreement, dated February 1, 2019.
84 W Airport Blvd. Pensacola, FL 32503 (Escambia County)	84 W. Airport, LLC 2629 Del Mar Dr. Gulf Breeze, FL 32563	Improved	Showroom & sales offices	Legendary Marine (Pensacola) – Retail sale of new boats in Pensacola, Florida pursuant to that Lease Agreement, dated October 13, 2016.
16171 Pine Ridge Rd. Unit B3-1 Ft. Myers, FL 33908 (Lee County)	Ozinus Pine Ridge, LLC 12481 Brantley Common Ft. Myers, FL 33907	Improved	Storage	Marina Mike's - Ft. Myers (storage warehouse) – pursuant to that Lease Agreement, dated June 15, 2017
3301 NE Indian River Dr. Jensen Beach, FL 34957 (Martin County)	Sundance Marine Dixie, Inc. 1719 SE 13th St. Ft. Lauderdale, FL 33316 & 1325 East Lake Dr. Ft. Lauderdale, FL 33316	Un-improved	Parking lot

SunDance Marine
(Jensen Beach) –

Retail sale of new boats and service department on water in Jensen Beach, Florida pursuant to that Lease Agreement, dated February 1, 2016, which covers both:

3301 NE Indian River Dr.
Jensen Beach, FL 34957

&

3321 NE Indian River Dr.
Jensen Beach, FL 34957

Schedule 1.1(a)-5

Complete Address (including county)	Owner/Landlord’s Name and Complete Address	Whether Improved or Un-improved	If Improved, Type	Use of Property
3321 NE Indian River Dr. Jensen Beach, FL 34957 (Martin County)	Indian River Drive, Inc. 1719 SE 13th St. Ft. Lauderdale, FL 33316 & 1325 East Lake Dr. Ft. Lauderdale, FL 33316	Improved	Showroom, sales offices and marina

SunDance Marine
(Jensen Beach) –

Retail sale of new boats and service department on water in Jensen Beach, Florida pursuant to that Lease Agreement, dated February 1, 2016, which covers both:

3301 NE Indian River Dr.
Jensen Beach, FL 34957

&

3321 NE Indian River Dr.
Jensen Beach, FL 34957

420 S.W. Federal Hwy. Stuart, FL 34994 (Martin County)	DB South Florida Properties, LLC 821 SW Pine Tree Ln. Palm City, FL 34990	Improved	Showroom and sales offices	Ocean Blue Yacht Sales Retail sale of new boats in Martin Co., Florida pursuant to that Lease Agreement, dated February 1, 2019.
9595 NW 7th Avenue Miami, FL 33150 (Miami-Dade County)	Ibanez Investment Group, Inc. P.O. Box 614417 North Miami, FL 33261	Improved	Showroom & sales offices	SunDance Marine (Miami) – Retail sale of new boats in Miami, Florida pursuant to that Lease Agreement, dated June 10, 2016
2550 S. Bayshore Dr. Coconut Grove, FL 33133 (Miami-Dade County)	Aligned Bayshore Marina, LLC 2550 S. Bayshore Dr. Coconut Grove, FL 33133	Improved	Retail office space	Grande Yachts (Miami)- new boat sales location in Miami, Florida pursuant to that Lease Agreement, dated September 3, 2017
4601 Legendary Marina Drive Destin, FL 32541 (Okaloosa County)	LYC Destin, LLC 4100 Legendary Dr. Suite 200 Destin, FL 32541	Improved	Showroom, sales offices & storage	Legendary Marine (Destin) – Retail sale of new boats, full service & boat storage on water in Destin, Florida pursuant to that Lease Agreement, dated October 1, 2014

Schedule 1.1(a)-6

Complete Address (including county)	Owner/Landlord’s Name and Complete Address	Whether Improved or Un-improved	If Improved, Type	Use of Property
2620 Lakeshore Dr. Riviera Beach, FL 33404 (Palm Beach County)	Riviera Beach SMI, LLC 17330 Preston Rd. Suite 220A Dallas, TX 75252	Improved	Showroom, sales offices	Ocean Blue Yacht Sales
Retail sale of new boats in Palm Beach County, Florida pursuant to that Lease Agreement, dated September 7, 2017, which Ocean Blue Yacht Sales assigned, with Landlord’s consent, on February 25, 2019
1095 N. Hwy A1A Jupiter, FL 33477 (Palm Beach County)	Jupiter Inlet Marina, LLC 1095 N. Hwy A1A Jupiter, FL 33477	Improved	Slip & sales office	Grande Yachts (Jupiter Inlet) – pursuant to that Lease Agreement, dated May 17, 2017
9300 Emerald Coast Parkway Miramar Bch, FL 32550 (Walton County)	Sandestin Investments, LLC c/o Sandestin Real Estate 9300 Emerald Coast Pkwy Miramar Beach, FL 32550	Improved	bait & tackle shop

Legendary Marine
(Miramar Beach) –

350 sq. ft. shack selling bait and tackle in Sandestin’s Baytown Marina in Miramar, Florida (no boats sales; intended to cross-market sales at other locations)

pursuant to that Lease Agreement, dated March 1, 2016

5820 Lake Oconee Pkwy Greensboro, GA 30642 (Greene County)	Boats with Gusto, LLC 5820 Lake Oconee Pkwy Greensboro, GA 30642	Improved	Showroom	SMG at Lake Oconee – Retail sale of new boats near Lake Oconee in Georgia pursuant to that Lease Agreement, dated October 13, 2014
5529 Lanier Islands Pkwy Buford, GA 30518 (Hall County)	AnnWill, LLC 7280 Hwy 49 South Dadeville, AL 36853	Improved	Showroom & sales offices	Cobalt Boats of Atlanta (Lake Lanier) – Retail sale of new boats near Lake Lanier in Georgia pursuant to that Commercial Lease Agreement, dated July 24, 2014

Schedule 1.1(a)-7

Complete Address (including county)	Owner/Landlord’s Name and Complete Address	Whether Improved or Un-improved	If Improved, Type	Use of Property
adjacent to preceding prop. McEver Road Buford, GA 30518 (Hall County)	CBD Investments, LLC Two Ravinia Dr. Ste. 850 Atlanta, GA 30346	Un-improved	N/A	Cobalt Boats of Atlanta (Lake Lanier) – Inventory storage for Cobalt Boats of Atlanta above (no boat sales) pursuant to that Lease Agreement, dated August 8, 2014
6900 Lanier Islands Pkwy Buford, GA 30518 (Hall County)	PS Marinas I, LP c/o Westrec Marina Management, Inc. 16633 Ventura Blvd. 6th Floor Encino, CA 91436	Improved	Showroom, sales offices & marina

Yacht Center of Lake Lanier Islands –

Yacht sales on Lake Lanier in Georgia

pursuant to that Lease Agreement, dated March 1, 2010, as amended May 31, 2012, as amended April 15, 2013, as amended July 24, 2015, subject to assignment, dated October 1, 2016

6900 Lanier Islands Pkwy Buford, GA 30518 (Hall County)	PS Marinas I, LP c/o Westrec Marina Management, Inc. 16633 Ventura Blvd. 6th Floor Encino, CA 91436	Improved	Corporate offices	Yacht Center of Lake Lanier Islands – Yacht sales on Lake Lanier in Georgia pursuant to that Lease Agreement, dated April 1, 2017
6700 Lanier Islands Pkwy Buford, GA 30518 (Hall County)	Holiday Marina, LLC c/o Westrec Marina Management., Inc. 16633 Ventura Blvd. 6th Floor Encino, CA 91436	Improved	Service garage & parts storage	Lazy Days at Holiday Marina – on-water boat service on Lake Lanier, in Georgia pursuant to that Lease Agreement, dated July 1, 2016
6275 Lanier Islands Pkwy Buford, GA 30518 (Hall County)	Linda C. Singleton, LLC 2876 Hamilton Rd Auburn, AL 36830	Improved	Corporate office & service garage	OWMH Corp. Headquarters (Lake Lanier) – corporate offices and used-boat reconditioning near Lake Lanier in Georgia (no boat sales) pursuant to that Commercial Lease Agreement, dated July 24, 2014

Schedule 1.1(a)-8

Complete Address (including county)	Owner/Landlord’s Name and Complete Address	Whether Improved or Un-improved	If Improved, Type	Use of Property
3149 Shoreland Dr. Buford, GA 30518 (Hall County)	Blue Creek Marina, LLC 2876 Hamilton Rd Auburn, AL 36830	Improved	Showroom & sales offices	SMG Used Boat Supercenter (Lake Lanier) – Retail sale of pre-owned boats near Lake Lanier in Georgia pursuant to that Commercial Lease Agreement, dated July 24, 2014
6516 Lanier Islands Pkwy Buford, GA 30518 (Hall County)	Lawrence Sosnow & Sharon Sosnow 5563 Brendlynn Dr. Suwannee, GA 30024	Improved	Sales office	American Boat Brokers (Lake Lanier) – Retail sale of pre-owned boats near Lake Lanier in Georgia pursuant to that Lease Agreement, dated March 31, 2015
45 Bartlett Ferry Road Fortson, GA 31808 (Harris County)	Sing Properties, LLC 2876 Hamilton Rd Auburn, AL 36830	Improved	Showroom & sales offices	SMG Lake Harding – Retail sale of pre-owned boats near Lake Harding in Georgia pursuant to that Commercial Lease Agreement, dated May 1, 2015
2540 E. Highway 90 Bronston, KY 42518 (Pulaski County)	Jimmy and Ruth Troxtell 228 Club House Dr. Monticello, KY 42633	Improved	Service building and storage	Lookout Marine – Full service department and storage near Lake Cumberland in Kentucky pursuant to that Lease Agreement, dated June 1, 2016
6590 S. Highway 27 Somerset, KY 42501 (Pulaski County)	Jimmy and Ruth Troxtell 228 Club House Dr. Monticello, KY 42633	Improved	Showroom & sales offices	Lookout Marine – Retail sale of new boats near Lake Cumberland in Kentucky pursuant to that Lease Agreement, dated June 1, 2016

Schedule 1.1(a)-9

Complete Address (including county)	Owner/Landlord’s Name and Complete Address	Whether Improved or Un-improved	If Improved, Type	Use of Property
100 Falmouth Road Mashpee, MA 02649 (Barnstable County) & 0 Falmouth Road Mashpee, MA 02649 (Barnstable County) & 17 Bowdoin Road Mashpee, MA 02649 (Barnstable County)	T & C NOMINEE TRUST u/d/t dated Sept. 22, 2010 61 Amy Brown Road Mashpee, MA 02649	Improved	Showroom, sales office, and service	Bosun’s Marine (Cape Cod Showroom) – Retail sale of new and used boats, showroom and full service department in Mashpee, Massachusetts pursuant to that Lease Agreement, dated June 1, 2018
205 Newbury Street Peabody, MA 01960 (Essex County) & 207 Newbury Street Peabody, MA 01960 (Essex County)	BOSUN'S NEWBURY NOMINEE TRUST u/d/t dated Aug. 2, 2006 61 Amy Brown Road Mashpee, MA 02649	Improved	Showroom, sales office, and service	Bosun’s Marine (Boston/North Shore) – Retail sale of new and used boats, showroom and full service department in Peabody, Massachusetts pursuant to that Lease Agreement, dated June 1, 2018
1209 E. Falmouth Hwy. East Falmouth, MA 02536 (Barnstable County)	R & G REALTY TRUST u/d/t dated Dec. 6, 2011 61 Amy Brown Road Mashpee, MA 02649	Improved	Sales office, service, and marina	Bosun’s Marine (East Falmouth Marina)- Retail sale of new and used boats, and full service & boat storage on water in East Falmouth, Massachusetts pursuant to that Lease Agreement, dated June 1, 2018
21 Frog Pond Close Mashpee, MA 02649 (Barnstable County)	SHOESTRING BAY NOMINEE TRUST u/d/t dated Dec. 12, 2001 61 Amy Brown Rd. Mashpee, MA 02649	Improved	Slip rental	Bosun’s Marine (Mashpee Neck Marina) – Retail slips and on water boat storage in Mashpee, Massachusetts pursuant to that Lease Agreement, dated June 1, 2018

Schedule 1.1(a)-10

Complete Address (including county)	Owner/Landlord’s Name and Complete Address	Whether Improved or Un-improved	If Improved, Type	Use of Property
411 Winchester Crk Rd. Grasonville, MD 21638 (Queen Anne’s County)	GYI, LLC 183 Prince George St. Annapolis, MD 21401	Improved	Showroom, sales offices, service garage, and marina	Grande Yachts (HQ / Grasonville) – Retail sale of new and used boats, full service & boat storage on water in Grasonville, Maryland pursuant to that Lease Agreement, dated March 1, 2017
301 Pier One Road Stevensville, MD 21666 (Queen Anne’s County)	Great American Life Insurance Co. c/o Property Brothers Management Corp. 357 Pier One Road Stevensville, MD 21666	Improved	Retail sales office and marina slips

Grande Yachts
(Stevensville / Annapolis) –

Retail sale of new and used boats on water near Annapolis, Maryland pursuant to that Lease for Commercial Office Space at Bay Bridge Marina, dated May 1, 2015, as amended by the First Amendment to Lease for Commercial Office Space at Bay Bridge Marina, dated February 1, 2016, and the Second Amendment to Lease for Commercial Office Space at Bay Bridge Marina, dated March 1, 2017

1 Icard Lane New Rochelle, NY 10805 (Westchester County)	Giacobbe Enterprises, Inc. 583 Davenport Ave. New Rochelle, NY 10805	Improved	Retail sales office	Grande Yachts (New York) – Retail sale of new and used boats on water near New York City pursuant to that Lease Agreement, dated April 25, 2017
1322 & 1324 Airlie Rd. Wilmington, NC 28403 (New Hanover County)	Crocker’s Landing Association, Inc. P.O. Box 1304 Wrightsville, NC 28480	Improved	Retail sales office and marina slips	Grande Yachts (Wilmington) – Retail sale of new and used boats on water near Wrightsville Beach, North Carolina pursuant to that Commercial Lease Agreement, dated April 1, 2017

Schedule 1.1(a)-11

Complete Address (including county)	Owner/Landlord’s Name and Complete Address	Whether Improved or Un-improved	If Improved, Type	Use of Property
1611 Sawmill Parkway Huron, OH 44839 (Erie County)	Three SeaSons Partners, LLC 26600 Jefferson Ct. Bay Village, OH 44140	Improved	Showroom, sales offices, service, and storage facilities	South Shore Marine – Retail sale of new and used boats near the water in Huron, Ohio pursuant to that Commercial Lease Agreement, dated August 1, 2017

Schedule 1.1(a)-12

Complete Address (including county)	Owner/Landlord’s Name and Complete Address	Whether Improved or Un-improved	If Improved, Type	Use of Property

9481 State Route 708 N.
Lakeview, OH 43331
(Logan County)

        &

9488 State Route 708
Lakeview, OH 43331
(Logan County)

        &

9494 State Route 708
Lakeview, OH 43331
(Logan County)

        &

9506 State Route 708
Lakeview, OH 43331
(Logan County)

        &

9637 State Route 235 N.
Lakeview, OH 43348
(Logan County)

        &

8967 Court St.
Lakeview, OH 43331
(Logan County)

        &

Chestnut St.
Lakeview, OH 43331
(Logan County)

        &

8852 Chautauqua Blvd.
Lakeview, OH 43331
(Logan County)

        &

8866 Chautauqua Blvd.
Lakeview, OH 43331
(Logan County)

        &

8875 Chautauqua Blvd.
Lakeview, OH 43331
(Logan County)

        &

525 Washington Ave.
Russells Point, OH 43348
(Logan County)

        &

539 Washington Ave.
Russells Point, OH 43348
(Logan County)

	REBO, Inc. 9481 State Route 708 N. Lakeview, OH 43331	Improved	Showroom, sales offices, service department and garage, dry storage, wet slips, other storage facilities, and multiple RV trailer or mobile home lots

Spend A Day Marina –

Retail sale of new and used boats, rental boats, rental RV lots, full service garage, and boat storage on and off water on Indian Lake in Ohio pursuant to that Commercial Lease Agreement, dated April 1, 2018

Schedule 1.1(a)-13

Complete Address (including county)	Owner/Landlord’s Name and Complete Address	Whether Improved or Un-improved	If Improved, Type	Use of Property
33 Lockwood Dr. Charleston, SC 29401 (Charleston County)	AMH–Ashley Marina, LLC 33 Lockwood Dr. Charleston, SC 29401	Improved	Retail sales office	Grande Yachts (Charleston) - FORMER retail sale of new and used boats on water in Charleston, South Carolina pursuant to that Office Lease Agreement, dated April 22, 2017
24 Patriots Point Rd. Mt. Pleasant, SC 29464 (Charleston County)	Patriots Point Development Authority c/o Brothers Property Management Corp. d/b/a Charleston Harbor Resort and Marina 20 Patriots Point Rd. Mt. Pleasant, SC 29464	Improved	Retail sales office	Grande Yachts (Charleston) - Retail sale of new and used boats on water in Charleston, SC pursuant to that Lease Agreement, dated March 1, 2019
3216 Highway 378 Leesville, SC 29070 (Lexington County)	A & M Properties, LLC 210 Tom Drafts Cir. Gilbert, SC 29054	Improved	Showroom & sales offices	Captain’s Choice - Retail sale of new boats on Lake Murray in South Carolina pursuant to that Lease Agreement, dated June 1, 2015
3214 Highway 378 Leesville, SC 29070 (Lexington County)	Edith D. Giddens Rev. Trust, dated 11/27/13 William H. Giddens Trust, dated 11/27/13	Improved	Storage adjacent to 3216 Hwy 378 Leesville, SC 29070	Captain’s Choice - Boat storage on Lake Murray in South Carolina pursuant to that Lease Agreement, dated January 1, 2018
15597 North Hwy 11 Salem, SC 29676 (Oconee County)	North Keowee Land, LLC 2876 Hamilton Rd Auburn, AL 36830	Improved	Showroom & sales office	SMG Keowee North Marine - Retail sale of new boats near Lake Keowee in South Carolina pursuant to that Commercial Lease Agreement, dated July 24, 2014

Schedule 1.1(a)-14

Complete Address (including county)	Owner/Landlord’s Name and Complete Address	Whether Improved or Un-improved	If Improved, Type	Use of Property
152 Mariner Circle Sunset, SC 29685 (Pickens County) & 135 Mariner Circle Sunset, SC 29685 (Pickens County)	The Cliffs Club at Keowee Vineyards, LLC 341 Keowee Baptist Church Rd. Six Mile, SC 29682	Improved	Storage space, and fuel dock	SMG Keowee Vineyards - Storage, fuel sales, boat rentals on Lake Keowee in South Carolina (no boat sales) pursuant to that Lease Agreement, dated June 13, 2013
10439 Broad River Rd. Irmo, SC 29063 (Richland County)	Clepper Brothers, LLC 208 Rucker Rd. Chapin, SC 29036 & 1016 Gates Rd. Irmo, SC 29063	Improved	Showroom & sales offices	Ray Clepper Boat Ctr – Retail sale of new boats near Irmo, South Carolina pursuant to that Lease Agreement, dated February 1, 2019
1520 N. Stemmons Fwy Lewisville, TX 75067 (Denton County)

Phil Dill Boats, Inc.

2016 Justin Rd Suite 300
Lewisville, TX 75077

Payment via Sublandlord:
North Keowee Land, LLC
2876 Hamilton Rd
Auburn, AL 36830

Leasehold rights secured through Sub-Sublandlord:
Cobalt Boats of Atlanta, LLC

2876 Hamilton Rd
Auburn, AL 36830

		Improved	Showroom & sales offices

Phil Dill Boats -
Retail sale of new boats near Dallas, Texas

pursuant to that Lease Agreement, dated October 30, 2011, subject to sublease, dated October 31, 2011, subject to sub-sublease, dated September 26, 2014

2908 N. Stemmons Fwy Lewisville, TX 75077 (Denton County)	Trett Enterprises, LLC (Concessionaire to Army Corps of Engineers) 1 Eagle Point Road Lewisville, TX 75077	Improved	Showroom & sales offices

The Slalom Shop –

Retail sale of new boats near Dallas/Fort Worth, Texas

pursuant to that Consent to the Assignment of the Sales, Lease, and Operating Agreement, Pursuant to the Extension and Modification Agreement, dated December 1, 2018

Schedule 1.1(a)-15

Complete Address (including county)	Owner/Landlord’s Name and Complete Address	Whether Improved or Un-improved	If Improved, Type	Use of Property
2700 NASA Rd. Seabrook, TX 77586 (Harris County) & 1921 Larrabee St. Seabrook, TX 77586 (Harris County)	2700 NASA Parkway, LP P.O. Box 627 Seabrook, TX 77586	Improved	Showroom & sales offices

Texas Marine
(Seabrook/Clear Lake) –

pursuant to that Commercial Lease Agreement, dated December 10, 2007 as amended by the First Amendment to Lease dated November 30, 2015 as amended by the Second Amendment to Lease dated April 28,2017

1140 Interstate 10 N. Beaumont, TX 77702 (Jefferson County)	JHMH REALTY, LLC - BEAUMONT SERIES 1140 Interstate 10 N. Beaumont, TX 77702	Improved	Showroom, sales offices, and service	Texas Marine (Beaumont) – pursuant to that Commercial Lease Agreement, dated February 1, 2018
1107 Interstate 45 S. Conroe, TX 77301 (Montgomery County) & 300 Austin Road Conroe, TX 77301 (Montgomery County)	JHMH REALTY, LLC - CONROE SERIES 1140 Interstate 10 N. Beaumont, TX 77702	Improved	Showroom, sales offices, and service	Texas Marine (Conroe/Houston) – pursuant to that Commercial Lease Agreement, dated February 1, 2018
1219 Interstate 45 S. Conroe, TX 77301 (Montgomery County)	Ben Perdue 5055 Dunfries Houston, TX 77096	Un-improved	N/A	Texas Marine (Conroe/Houston) – pursuant to that Commercial Lease Agreement, dated February 2, 2015
319 Post Oak Dr. Conroe, TX 77301 (Montgomery County)	Pine Ridge Apartments, LLC 407 Gladstell Conroe, TX 77301	Un-improved	N/A	Texas Marine (Conroe/Houston) – pursuant to that Commercial Lease Agreement, dated February 1, 2018
15096 Interstate 45 S. Conroe, TX 77384 (Montgomery County)	Sing Properties, LLC 2876 Hamilton Rd Auburn, AL 36830	Improved	Showroom & sales offices	SMG Wake Houston – Retail sale of new boats near Houston, Texas pursuant to that Commercial Lease Agreement, dated July 24, 2014

Schedule 1.1(a)-16

Complete Address (including county)	Owner/Landlord’s Name and Complete Address	Whether Improved or Un-improved	If Improved, Type	Use of Property
801 S. Interstate 45 Conroe, TX 77301 (Montgomery County)	Gene & Betty Wolf PO Box 2908 Conroe, TX 77305	Improved	Showroom & sales offices	SMG Texas Sport Boats – Retail sale of new boats near Houston, Texas pursuant to that Commercial Lease Agreement, dated October 13, 2016
118 Lavilla Road Graford, TX 76449 (Palo Pinto County)	Martin Properties, LLC 804 N. Shore Drive Lewisville, TX 75077	Improved	Showroom & sales offices	The Slalom Shop – Retail sale of new boats near Dallas/Fort Worth, Texas on Possum Kingdom Lake

Schedule 1.1(a)-17

SCHEDULE 1.1(b)

Closing Date EBITDA Adjustment

[See attached]

Schedule 1.1(b)-1

SCHEDULE 1.1(b)

Closing Date EBITDA Adjustment

(continued)

[***]

Schedule 1.1(b)-2

SCHEDULE 4.1

Jurisdictions of Organization and Qualification

Legal Name	Jurisdiction of Organization	Organizational ID Number	Foreign Qualifications (IF ANY)	Foreign Qual. ID Number (IF ANY)

One Water Marine Holdings, LLC	Delaware	5510958	NONE	N/A

One Water Assets & Operations, LLC	Delaware	6139790	NONE	N/A

Legendary Assets & Operations, LLC	Florida	L14000101990	Alabama	315-072

Singleton Assets & Operations, LLC	Georgia	14062274	Alabama Kentucky S. Carolina Texas	314-805 0956645 N/A (no # provided by SC) 802037941

South Florida Assets & Operations, LLC	Florida	L15000205403	NONE	NONE

Sundance Lauderdale Realty, Inc.	Florida	P03000096971	NONE	NONE

Midwest Assets & Operations, LLC	Delaware	6279930	Florida Maryland New York N. Carolina S. Carolina Ohio	M17000003367 W17862681 81-4940892 601098345 N/A (no # provided by SC) 4156837

South Shore Lake Erie Assets & Operations, LLC	Delaware	6279930	Ohio	4048824

Bosun’s Assets & Operations, LLC	Delaware	6865567	Massachusetts	201812995700
651 S Federal Highway, LLC	Delaware	6938646	NA	NA

Schedule 4.1-1

SCHEDULE 4.2

Capital Stock and Ownership

The following correctly sets forth the organizational and capital structure of Holdings and its Subsidiaries and the ownership interest of Holdings and each of its Subsidiaries in their respective Subsidiaries as of the Fifteen Amendment Effective Date:

Issuer	Owner	Certificated	Class	Registration	Ownership
Sundance Lauderdale Realty, Inc.	South Florida Assets & Operations, LLC	Yes	Common	NONE / PRIVATE	100%
South Florida Assets & Operations, LLC	One Water Assets & Operations, LLC	N/A	Common	NONE / PRIVATE	100%
Singleton Assets & Operations, LLC	One Water Assets & Operations, LLC	N/A	Common	NONE / PRIVATE	100%
Legendary Assets & Operations, LLC	One Water Assets & Operations, LLC	N/A	Common	NONE / PRIVATE	100%
Global Marine Finance, LLC	Midwest Assets & Operations, LLC	N/A	Warrant Interest	NONE / PRIVATE	99.9%
Midwest Assets & Operations, LLC	One Water Assets & Operations, LLC	N/A	Common	NONE / PRIVATE	100%
South Shore Lake Erie Assets & Operations, LLC	One Water Assets & Operations, LLC	N/A	Common	NONE / PRIVATE	75%
South Shore Lake Erie Assets & Operations, LLC	Thomas W. Mack	N/A	Common / non-voting units	NONE / PRIVATE	25%
One Water Assets & Operations, LLC	One Water Marine Holdings, LLC	N/A	Common	NONE / PRIVATE	100%
One Water Assets & Operations, LLC	Goldman, Sachs & Co.	N/A	Preferred	NONE / PRIVATE	66.2%
One Water Assets & Operations, LLC	OWM BIP Investor, LLC	N/A	Preferred	NONE / PRIVATE	33.8%
One Water Marine Holdings, LLC	One Water Ventures, LLC See the diagram attached with this schedule for additional detail regarding the ownership of One Water Ventures, LLC	N/A	Common / voting units	NONE / PRIVATE	Current: 37% After Class B $100 MM participation threshold satisfied: 36.12%

Schedule 4.2-1

Issuer	Owner	Certificated	Class	Registration	Ownership
One Water Marine Holdings, LLC	LMI Holding, LLC See the diagram attached with this schedule for additional detail regarding the ownership of LMI Holding, LLC	N/A	Common / voting units	NONE / PRIVATE	Current: 27.54% After Class B $100 MM participation threshold satisfied: 26.88%
One Water Marine Holdings, LLC	Landis Marine Holdings, LLC See the diagram attached with this schedule for additional detail regarding the ownership of Landis Marine Holdings, LLC	N/A	Common / voting units	NONE / PRIVATE	Current: 2.15% After Class B $100 MM participation threshold satisfied: 2.10%
One Water Marine Holdings, LLC	L13, LLLP See the diagram attached with this schedule for additional detail regarding the ownership of L13, LLLP	N/A	Common / voting units	NONE / PRIVATE	Current: 3.23% After Class B $100 MM participation threshold satisfied: 3.15%
One Water Marine Holdings, LLC	JBL Investment Holdings, LLLP See the diagram attached with this schedule for additional detail regarding the ownership of JBL Investment Holdings, LLC	N/A	Common / voting units	NONE / PRIVATE	Current: 3.23% After Class B $100 MM participation threshold satisfied: 3.15%
One Water Marine Holdings, LLC	Scott Cunningham	N/A	Common / non-voting units	NONE / PRIVATE	Current: 0.75% post-exercise of Investor Warrants: 0.73%
One Water Marine Holdings, LLC	Scott Cunningham	N/A	Additional unvested Class B incentive units subject to $100MM participation threshold	NONE / PRIVATE	Current: 0.00% After Class B $100 MM participation threshold satisfied: 0.41%
One Water Marine Holdings, LLC	Cindy Thompson	N/A	Common / non-voting units	NONE / PRIVATE	Current: 0.75% After Class B $100 MM participation threshold satisfied: 0.73%
One Water Marine Holdings, LLC	Keith Style	N/A	Common / non-voting units	NONE / PRIVATE	Current: 0.18% After Class B $100 MM participation threshold satisfied: 0.18%

Schedule 4.2-2

Issuer	Owner	Certificated	Class	Registration	Ownership
One Water Marine Holdings, LLC	Keith Style	N/A	Additional unvested restricted incentive units	NONE / PRIVATE	unvested: 0.26%
One Water Marine Holdings, LLC	Keith Style	N/A	Additional vested Class B incentive units subject to $100MM participation threshold	NONE / PRIVATE	Current: 0.00% After Class B $100 MM participation threshold satisfied: 0.31%
One Water Marine Holdings, LLC	Michael Gold	N/A	Common / non-voting units	NONE / PRIVATE	Current: 0.18% After Class B $100 MM participation threshold satisfied: 0.18%
One Water Marine Holdings, LLC	Michael Gold	N/A	Additional unvested restricted incentive units	NONE / PRIVATE	unvested: 0.26%
One Water Marine Holdings, LLC	Goldman, Sachs & Co.	N/A	Investor Warrants post-exercise: Common / voting units	NONE / PRIVATE	Current: 16.54% After Class B $100 MM participation threshold satisfied: 16.54%
One Water Marine Holdings, LLC	OWM BIP Investor, LLC	N/A	Investor Warrants post-exercise: Common / voting units	NONE / PRIVATE	Current: 8.46% After Class B $100 MM participation threshold satisfied: 8.46%
One Water Marine Holdings, LLC	Alan Giddens	N/A	Additional unvested Class B incentive units subject to $100MM participation threshold	NONE / PRIVATE	Current: 0.00% After Class B $100 MM participation threshold satisfied: 0.26%
One Water Marine Holdings, LLC	Dave Witty	N/A	Additional unvested Class B incentive units subject to $100MM participation threshold	NONE / PRIVATE	Current: 0.00% After Class B $100 MM participation threshold satisfied: 0.41%

Schedule 4.2-3

Issuer	Owner	Certificated	Class	Registration	Ownership
One Water Marine Holdings, LLC	Donald Drummonds	N/A	Additional unvested Class B incentive units subject to $100MM participation threshold	NONE / PRIVATE	Current: 0.00% After Class B $100 MM participation threshold satisfied: 0.41%
One Water Marine Holdings, LLC	Jack Ezzell	N/A	Additional unvested Class B incentive units subject to $100MM participation threshold	NONE / PRIVATE	Current: 0.00% After Class B $100 MM participation threshold satisfied: 0.97%
Bosun’s Assets & Operations, LLC	One Water Assets & Operations, LLC	N/A	Common	NONE / PRIVATE	75%
Bosun’s Assets & Operations, LLC	Bosun’s Marine, Inc.	N/A	Common / non-voting units	NONE / PRIVATE	25%
651 S Federal Highway, LLC	Midwest Assets & Operations, LLC	N/A	Common	NONE/ PRIVATE	100%

Schedule 4.2-4

SCHEDULE 4.13(b)

Real Estate Assets

The following is a list of all Real Estate Assets owned by Holdings and its Subsidiaries in fee-simple:

Complete Address (including county)	Whether Improved or Unimproved	If Improved, Type of Improvements	Use of Property	Approximate Value
19300 S. Tamiami Trail Fort Myers, FL 33908 (Lee County)	Improved	Sales offices, service and parts warehouse	Marina Mike’s retail sale of new boats in Fort Myers, FL	$1,200,000
1460 Hwy 98 West or 1450 Hwy 98 West Mary Esther, FL 32569 (Okaloosa County) & 1 Rush Road Mary Esther, FL 32569 (Okaloosa County)	Improved	Sales offices, service and parts warehouse	Destin Sunrise Marine’s service and retail sales of new and used boats in Destin, FL	$2,650,000
651 S. Federal Hwy Pompano Bch, FL 33060 (Broward County)	Improved	Sales offices, service and parts warehouse	Grande Yacht’s retail sales location in Pompano Beach, FL	$3,450,000
81500 Overseas Hwy, Islamorada, FL 33036 (Monroe County)	Improved	Sales offices, service and parts warehouse	Caribee Boat Sales & Marina retail sales, storage and marina in Islamorada, FL	$4,188,000
101 Mastic Street Islamorada, FL 33036 (Monroe County)	Unimproved	Parking lot	Caribee Boat Sales & Marina parking and storage	$915,000
102 Mastic Street Islamorada, FL 33036 (Monroe County)	Improved	Marina apartments and other storage	Caribee Boat Sales & Marina storage and additional marina property	$1,897,000
100 Ridge Road Canton, GA 30114 (Cherokee County)	Improved	Sales offices, service and parts warehouse	Singleton Marine Lake Allatoona retail sales, service & parts location	$1,500,000

Schedule 4.13(b)-1

The following is a list of all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment:

Description of Instrument	Address of the Subject Real Estate (including county)	Lessor’s Name and Authority	Lessee’s Name	effective date	Termination date	any renewal term or extension available
Lease Agreement, dated Aug. 1, 2014 (subject to its Addendum No. 1, dated July 1, 2015)	3977 Hwy 59 S. Gulf Shores, AL 36542 (Baldwin County)	Legendary Marine Alabama, LLC (Owner & Landlord)	One Water Marine Holdings, LLC (Tenant & Assignor)	10/01/2014	9/30/2029	NONE
Assignment and Assumption of Lease, dated October 1, 2014	SAME AS ABOVE	One Water Marine Holdings, LLC (Assignor)	Legendary Assets & Operations, LLC (Assignee)	SAME AS ABOVE	SAME AS ABOVE	SAME AS ABOVE
Lease Agreement, dated Nov. 1, 2016	28791 US Hwy 98 Daphne, AL 36526 (Baldwin County)	A Proper Wash, LLC (Owner & Landlord)	Legendary Assets & Operations, LLC (Tenant)	11/01/2016	11/01/2021	two 5-year extensions
Lease Agreement, dated March 13, 2016	27844 Canal Road Orange Beach, AL 36561 (Baldwin County)	Sportsman Marina, LP (Owner and Landlord)	Legendary Assets & Operations, LLC (Tenant)	03/13/2016	Month-to-month	NONE
Commercial Lease Agreement, dated July 24, 2014	486 Parker Creek Marina Rd. Equality, AL 36026 (Coosa County)	WillAnn, LLC (Owner and Lessor)	Singleton Assets & Operations, LLC (Lessee)	08/01/2014	07/31/2029	NONE
Land and Building Lease Agreement, dated July 1, 2015	15904 Hwy 231-431 N. Hazel Green, AL 35750 (Madison County)	Rambo HG Properties, LLC (Owner and Landlord)	Singleton Assets & Operations, LLC (Tenant)	07/01/2015	06/30/2030	two 5-year extensions
Land and Building Lease Agreement, dated July 1, 2015	10396 Highway 280 E. Westover, AL 35185 (Shelby County)	Rambo BHM Properties, LLC (Owner and Landlord)	Singleton Assets & Operations, LLC (Tenant)	07/01/2015	06/30/2030	two 5-year extensions
Land and Building Lease Agreement, dated August 1, 2015	One Acre adjacent to: 10396 Highway 280 E. Westover, AL 35185 (Shelby County)	Rambo BHM Properties, LLC (Owner and Landlord)	Singleton Assets & Operations, LLC (Tenant)	07/01/2015	06/30/2030	two 5-year extensions
Commercial Lease Agreement, dated July 24, 2014	7280 Highway 49 S. Dadeville, AL 36853 (Tallapoosa County)	WillAnn, LLC (Owner and Lessor)	Singleton Assets & Operations, LLC (Lessee)	08/01/2014	07/31/2029	NONE
Real Property Lease Agreement, dated March 16, 2017	5792 Highway 49 S. Dadeville, AL 36853 (Tallapoosa County)	Lord Genesh, Inc. (Owner and Landlord)	Singleton Assets & Operations, LLC (Tenant)	03/16/2017	03/16/2019	one 2-year extension

Schedule 4.13(b)-2

Description of Instrument	Address of the Subject Real Estate (including county)	Lessor’s Name and Authority	Lessee’s Name	effective date	Termination date	any renewal term or extension available
Lease Agreement and Option to Purchase, dated April 1, 2017	3829 Thomas Dr. Panama City, FL 32408 (Bay County)	3829 Thomas Drive, LLC (Owner and Landlord)	Legendary Assets & Operations, LLC (Tenant)	04/01/2017	3/31/2032	two 5-year extensions
Lease Agreement and Option to Purchase, dated April 1, 2017	4009 Thomas Dr. Panama City, FL 32408 (Bay County)	4009 Thomas Drive, LLC (Owner and Landlord)	Legendary Assets & Operations, LLC (Tenant)	04/01/2017	04/01/2032	two 5-year extensions
Amendment to April 1, 2017 Lease, dated July 1, 2017	SAME AS ABOVE	SAME AS ABOVE	SAME AS ABOVE	07/01/2017	04/01/2032	SAME AS ABOVE
Triple Net Lease Agreement, dated February 1, 2016	491 S. Federal Hwy Pompano Beach, FL 33062 (Broward County)	LAC Marine Corp. (Owner and Landlord)	One Water Marine Holdings, LLC (Tenant)	02/01/2016	01/31/2026	one 5-year renewal option
Triple Net Lease Agreement, dated February 1, 2016	2660 Northeast 16th St. Pompano Beach, FL 33062 (Broward County)	MMJC Realty, LLC (Owner and Landlord)	One Water Marine Holdings, LLC (Tenant)	02/01/2016	01/31/2026	one 5-year renewal option
Commercial Lease Agreement, dated November 14, 2014	2051 Griffin Road Fort Lauderdale, FL 33312 (Broward County)	2051 Griffin Road, LLC (Owner and Landlord)	Sundance Lauderdale Realty, Inc. (Tenant)	01/01/2015	12/31/2017	no extension
Addendum to 11/14/2014 Lease, dated February 1, 2016	SAME AS ABOVE	SAME AS ABOVE	SAME AS ABOVE	Term extension	12/01/2019	no additional extensions
Amendment to November 14, 2014 Lease, dated January 1, 2018	SAME AS ABOVE	SAME AS ABOVE	SAME AS ABOVE	01/01/2018	12/01/2019	no additional extensions
Lease, dated March 1, 2017	801 & 821 NE Third St. Dania Beach, FL 33004 (Broward County)	Harbour Towne Marina, LLC (Owner) & Westrec Investors, Inc. (Landlord)	Midwest Assets & Operations, LLC (Tenant)	03/01/2017	02/29/2020	one 3-year extension
Lease Agreement, dated February 1, 2019	2600 N. Federal Hwy. Lighthouse Pt, FL 33064 (Broward County)	OBYS Holdings, LLC (Owner and Landlord)	South Florida Assets & Operations, LLC (Tenant)	02/01/2019	01/31/2034	two 5-year renewal options
Lease Agreement, dated October 13, 2016	84 W Airport Blvd. Pensacola, FL 32503 (Escambia County)	Eugene Killinger, Trustee of the Douglas Eugene Killinger Rev. Mgmt. Trust (Owner) 84 W. Airport, LLC (Prime Landlord)	LMIP Holding, LLC (Lessee/Assignor)	10/01/2016	09/30/2021	one 5-year renewal option

Schedule 4.13(b)-3

Description of Instrument	Address of the Subject Real Estate (including county)	Lessor’s Name and Authority	Lessee’s Name	effective date	Termination date	any renewal term or extension available
Assignment, Assumption & Landlord Consent, dated October 1, 2016	SAME AS ABOVE	LMIP Holding, LLC (Assignor) 84 W. Airport, LLC (Prime Landlord)	Legendary Assets & Operations, LLC (Assignee)	10/01/2016	09/30/2021	one 5-year renewal option
Lease Agreement, dated August 1, 2017	997 S. Palafox St. Pensacola, FL 32502 (Escambia County)	Day Break Marina, Inc.	Legendary Assets & Operations, LLC	08/01/2018	08/31/2019	Annual
Lease Agreement, dated June 15, 2017	16171 Pine Ridge Rd. Unit B3-1 Ft. Myers, FL 33908 (Lee County)	Ozinus Pine Ridge, LLC	Legendary Assets & Operations, LLC	07/15/2017	06/30/2019	NONE
Triple Net Lease Agreement, dated February 1, 2016	3301 NE Indian River Dr. Jensen Beach, FL 34957 & 3321 NE Indian River Dr. Jensen Beach, FL 34957 (Martin County)	Sundance Marine Dixie, Inc. (Owner and Landlord of 3301 Indian River) & Indian River Drive, Inc. (Owner and Landlord of 3321 Indian River)	One Water Marine Holdings, LLC (Tenant)	02/01/2016	01/31/2026	one 5-year renewal option
Lease Agreement, dated February 1, 2019	420 S.W. Federal Hwy. Stuart, FL 34994 (Martin County)	DB South Florida Properties, LLC (Owner & Landlord)	South Florida Assets & Operations, LLC (Tenant)	02/01/2019	01/31/2034	two 5-year renewal options
Lease Agreement, dated June 10, 2016	9595 NW 7th Avenue Miami, FL 33150 (Miami-Dade County)	Ibanez Investment Group, Inc. (Owner & Landlord)	South Florida Assets & Operations, LLC	08/1/2016	07/1/2021	NONE
Slip Rental Agreement (4 slips)	2890 NE 187th Street Aventura, FL 33180 (Miami-Dade County)	AMP IV - Hidden Harbour, LLC (Landlord)	South Florida Assets & Operations, LLC (Tenant)	04/01/2019	03/31/2020	NONE
Lease Agreement, dated September 9, 2017	2550 S. Bayshore Dr. Suite 207 Coconut Grove, FL 33133 (Miami-Dade County)	Aligned Bayshore Marina, LLC (Owner) & Prime Marina Group, LLC (Landlord)	Lab Marine, Inc. d/b/a Grande Yachts International (Tenant)	09/01/2017	07/31/2022	NONE
Assignment of Tenant Lease, dated September 9, 2017	SAME AS ABOVE	Lab Marine, Inc. d/b/a Grande Yachts International (Assignor)	Midwest Assets & Operations, LLC (Assignee)	SAME AS ABOVE	SAME AS ABOVE	SAME AS ABOVE

Schedule 4.13(b)-4

Description of Instrument	Address of the Subject Real Estate (including county)	Lessor’s Name and Authority	Lessee’s Name	effective date	Termination date	any renewal term or extension available
Lease Agreement, dated November 1, 2016	15600 Collins Avenue Miami Beach, FL 33154 (Miami-Dade County)	Haulover Marine Center, LLC	South Florida Assets & Operations, LLC	11/01/2016	Month-to-month	NONE
Lease Agreement, dated October 1, 2014	4601 Legendary Marina Dr. Destin, FL 32541 (Okaloosa County)	LYC Destin, LLC (Owner and Landlord)	One Water Marine Holdings, LLC (Tenant)	10/01/2014	10/31/2029	NONE
Assignment and Assumption of Lease, dated October 1, 2014	SAME AS ABOVE	One Water Marine Holdings, LLC (Assignor)	Legendary Assets & Operations, LLC (Assignee)	SAME AS ABOVE	SAME AS ABOVE	SAME AS ABOVE
Lease Agreement, dated September 7, 2017	2620 Lakeshore Dr. Riviera Beach, FL 33404 (Palm Beach County)	Riviera Beach SMI, LLC (Owner and Landlord)	South Florida Assets & Operations, LLC (Tenant)	02/01/2019	08/31/2019	one 3-year renewal options
Slip Rental Agreement (2 slips and 1 parking space)	105 Lake Shore Drive, Lake Park, FL 33403 (Palm Beach County)	Town of Lake Park (Owner and Landlord)	South Florida Assets & Operations, LLC (Tenant)	04/01/2019	03/31/2020	NONE
Lease Agreement, dated May 17, 2017	1095 N. Hwy A1A Jupiter, FL 33477 (Palm Beach County)	Jupiter Inlet Marina, LLC (Owner and Landlord)	Midwest Assets & Operations, LLC (Tenant)	04/01/2017	30-day notice	NONE
Lease Agreement, dated March 3, 2016	9300 Emerald Coast Pkwy Miramar Beach, FL 32550 (Walton County)	Sandestin Investments, LLC (Owner) c/o Sandestin Real Estate (Landlord)	Legendary Assets & Operations, LLC (Tenant)	03/14/2016	03/13/2021	one 5-year renewal
Lease Agreement, dated October 13, 2014	5820 Lake Oconee Pkwy Greensboro, GA 30642 (Greene County)	Boats with Gusto, LLC (Owner & Landlord)	Singleton Assets & Operations, LLC (Tenant)	10/13/2014	01/30/2022	No extension
Commercial Lease Agreement, dated July 24, 2014	5529 Lanier Islands Pkwy Buford, GA 30518 (Hall County)	AnnWill, LLC (Owner & Lessor)	Singleton Assets & Operations, LLC (Lessee)	08/01/2014	07/31/2029	NONE
Lease Agreement, dated August 8, 2014	adjacent to preceding prop. 0 McEver Road Buford, GA 30518 (Hall County)	CBD Investments, LLC (Owner & Landlord)	Cobalt Boats of Atlanta, LLC (Tenant)	08/11/2014	8/11/2017	NONE
Assignment, Assumption & Landlord Consent, dated October 1, 2014	SAME AS ABOVE	Cobalt Boats of Atlanta, LLC (Assignor)	Singleton Assets & Operations, LLC Assignee	SAME	SAME	NONE

Schedule 4.13(b)-5

Description of Instrument	Address of the Subject Real Estate (including county)	Lessor’s Name and Authority	Lessee’s Name	effective date	Termination date	any renewal term or extension available
Lease Agreement, dated January 25, 2010	6900 Lanier Islands Pkwy Buford, GA 30518 (Hall County)	PS Marinas I, LP c/o Westrec Marina Management, Inc. (Master Landlord) - the property is owned by the U.S. Army Corp of Engineers	Blue Creek Marina, LLC (Assignee & Tenant)	04/01/2017	12/31/2020	NONE
First Amendment to Lease dated February 1, 2016	SAME AS ABOVE	SAME AS ABOVE	SAME AS ABOVE	05/31/2012	10/01/2016	NONE
Second Amendment to Lease dated January 25, 2010	SAME AS ABOVE	SAME AS ABOVE	SAME AS ABOVE	07/24/2015	10/01/2026	NONE
3rd Amendment to 01/25/2010 Lease, dated April 15, 2013	SAME AS ABOVE	SAME AS ABOVE	SAME AS ABOVE	No change to dates. Permits SMG to install and operate a cable system at the marina.
4th Amendment to 01/25/2010 Lease, dated July 24, 2015	SAME AS ABOVE	SAME AS ABOVE	SAME AS ABOVE	Extension of Term	10/01/2026	NONE
Assignment, Assumption & Landlord Consent, dated January 25, 2010	SAME AS ABOVE	Blue Creek Marina, LLC Assignor	Singleton Assets & Operations, LLC Assignee	SAME	SAME	NONE
Lease Agreement, dated January 25, 2010	6900 Lanier Islands Pkwy Buford, GA 30518 (Hall County) Corporate office space	PS Marinas I, LP c/o Westrec Marina Management, Inc. (Master Landlord) - the property is owned by the U.S. Army Corp of Engineers	Singleton Assets & Operations, LLC (Assignee & Tenant)	04/01/2017	12/31/2020	NONE
Lease Agreement, dated July 1, 2016	6700 Lanier Islands Pkwy Buford, GA 30518 (Hall County) Lazy Dayz	Holiday Marina, LLC c/o Westrec Marina Management, Inc. (Master Landlord) - the property is owned by the U.S. Army Corp of Engineers	Singleton Assets & Operations, LLC (Tenant)	07/01/2016	10/01/2026	NONE
Commercial Lease Agreement, dated July 24, 2014	6275 Lanier Islands Pkwy Buford, GA 30518 (Hall County)	Linda C. Singleton, LLC (Owner & Lessor)	Singleton Assets & Operations, LLC (Lessee)	08/01/2014	07/31/2029	NONE

Schedule 4.13(b)-6

Description of Instrument	Address of the Subject Real Estate (including county)	Lessor’s Name and Authority	Lessee’s Name	effective date	Termination date	any renewal term or extension available
Commercial Lease Agreement, dated July 24, 2014	3149 Shoreland Dr. Buford, GA 30518 (Hall County)	Blue Creek Marina, LLC (Owner & Lessor)	Singleton Assets & Operations, LLC (Lessee)	08/01/2014	07/31/2029	NONE
Lease Agreement, dated March 31, 2015	6516 Lanier Islands Pkwy Buford, GA 30518 (Hall County)	Lawrence & Sharon Sosnow (Owner & Landlord)	Singleton Assets & Operations, LLC (Tenant)	03/31/2015	03/31/2020	one 5-year renewal
Commercial Lease Agreement, dated May 1, 2015	45 Bartlett Ferry Rd. Fortson, GA 31808 (Harris County)	Sing Properties, LLC (Owner & Lessor)	Singleton Assets & Operations, LLC (Lessee)	05/01/2015	05/01/2025	NONE
Lease Agreement, dated June 1, 2016	2540 E. Highway 90 Bronston, KY 42633 (Pulaski County)	Jimmy H. Troxtell, Ruth F. Troxtell, and Jimmy H. Troxtell, Jr. (Owner & Landlord)	Singleton Assets & Operations, LLC (Tenant)	06/01/2016	06/01/2031	two 5-year extensions
Lease Agreement, dated June 1, 2016	6590 S. Highway 27 Somerset, KY 42501 (Pulaski County)	Jimmy H. Troxtell, Ruth F. Troxtell (Owner & Landlord)	Singleton Assets & Operations, LLC (Tenant)	06/01/2016	06/01/2031	two 5-year extensions
Lease Agreement, dated March 1, 2017	411 Winchester Creek Rd. Grasonville, MD 21638 (Queen Anne’s)	GYI, LLC (Owner & Landlord)	Midwest Assets & Operations, LLC (Tenant)	03/01/2017	03/31/2032	two 5-year extensions
Lease for Commercial Office Space at Bay Bridge Marina, dated May 1, 2015	301 Pier One Rd. Stevensville, MD 21666 (Queen Anne’s)	Great American Life Ins. Co. (Owner) & Brothers Prop. Mgmt. (Landlord)	Midwest Assets & Operations, LLC (Tenant)	05/01/2015	4/30/2016	NONE
First Amendment to Lease for Commercial Office Space at Bay Bridge Marina, dated February 1, 2016	SAME AS ABOVE	SAME AS ABOVE	Midwest Assets & Operations, LLC.	05/01/2016	4/30/2017	NONE
Second Amendment to Lease for Commercial Office Space at Bay Bridge Marina, dated March 1, 2017	SAME AS ABOVE	SAME AS ABOVE	Midwest Assets & Operations, LLC (Tenant)	05/01/2017	04/30/2022	NONE

Schedule 4.13(b)-7

Description of Instrument	Address of the Subject Real Estate (including county)	Lessor’s Name and Authority	Lessee’s Name	effective date	Termination date	any renewal term or extension available
Lease Agreement, dated June 1, 2018	100 Falmouth Rd. Mashpee, MA 02649 (Barnstable County) 0 Falmouth Rd. Mashpee, MA 02649 (Barnstable County) 17 Bowdoin Rd. Mashpee, MA 02649 (Barnstable County)	T & C NOMINEE TRUST u/d/t dated September 22, 2010 (Owner & Landlord)	Bosun’s Assets & Operations, LLC (Tenant)	06/01/2018	05/31/2028	two 5-year extensions
Lease Agreement, dated June 1, 2018	205 Newbury St. Peabody, MA 01960 (Essex County) & 207 Newbury St. Peabody, MA 01960 (Essex County)	BOSUN’S NEWBURY NOMINEE TRUST u/d/t dated August 2, 2006 (Owner & Landlord)	Bosun’s Assets & Operations, LLC (Tenant)	06/01/2018	05/31/2028	two 5-year extensions
Lease Agreement, dated June 1, 2018	1209 E. Falmouth Hwy. East Falmouth, MA 02536 (Barnstable County)	R & G REALTY TRUST u/d/t dated December 6, 2011 (Owner & Landlord)	Bosun’s Assets & Operations, LLC (Tenant)	06/01/2018	05/31/2028	two 5-year extensions
Slip Rental Agreement, dated June 1, 2018	21 Frog Pond Close Mashpee, MA 02649 (Barnstable County)	SHOESTRING BAY NOMINEE TRUST u/d/t dated December 12, 2001 (Owner & Landlord)	Bosun’s Assets & Operations, LLC (Tenant)	06/01/2018	10/31/2018	NONE
Dockage Application and License Agreement	1 Pier 8 13th St. Boston, MA 02129 (Suffolk County)	Charlestown Marina, LLC (Owner & Landlord)	Bosun’s Marine, Inc. (Tenant)	05/01/2018	10/31/2018	NONE
Assignment, dated June 1, 2018	SAME	Bosun’s Marine, Inc. (Assignor)	Bosun’s Assets & Operations, LLC (Assignee)	06/01/2018	SAME	SAME
2018 Summer Inquiry/Reservation dated Oct. 24, 2007	10 White St. Salem, MA 01970 (Essex County)	SHM Hawthorne Cove, LLC (Owner & Landlord)	Bosun’s Marine, Inc. (Tenant)	05/01/2018	11/15/2018	NONE
Assignment, dated June 1, 2018	SAME	Bosun’s Marine, Inc. (Assignor)	Bosun’s Assets & Operations, LLC (Assignee)	06/01/2018	SAME	SAME
2018 Slip Agreement dated January 15, 2018	70 Green Harbor Rd. East Falmouth, MA 02536 (Barnstable County)	Green Pond Marina Associates, Inc. (Landlord) Hoboken, LLC (Owner)	Bosun’s Marine, Inc. (Tenant)	05/01/2018	10/31/2018	NONE

Schedule 4.13(b)-8

Description of Instrument	Address of the Subject Real Estate (including county)	Lessor’s Name and Authority	Lessee’s Name	effective date	Termination date	any renewal term or extension available
Assignment, dated June 1, 2018	SAME	Bosun’s Marine, Inc. (Assignor)	Bosun’s Assets & Operations, LLC (Assignee)	06/01/2018	SAME	SAME
Lease of Land, dated Jan. 1, 2012	614 East Falmouth Hwy. East Falmouth, MA 02536 (Barnstable County)	The Cinroc, LLC (Landlord) Paulino P. Rodriques, Trustee of the Cinroc Realty Trust (Owner)	Bosun’s Marine, Inc. (Tenant)	01/01/2012	12/31/2015	two 3-year extensions
Assignment, dated June 1, 2018	SAME	Bosun’s Marine, Inc. (Assignor)	Bosun’s Assets & Operations, LLC (Assignee)	06/01/2018	SAME	SAME
Lease Agreement, dated March 1, 2018	1 Icard Ln. New Rochelle, NY 10805 (Westchester)	Giacobbe Enterprises, Inc. (Owner & Landlord)	Midwest Assets & Operations, LLC (Tenant)	03/01/2018	02/28/2019	NONE
Commercial Lease Agreement, dated April 1, 2017	1322 & 1324 Airlie Rd. Wilmington, NC 28403 (New Hanover)	Crocker’s Landing Association, Inc. (Owner) & Crocker’s Landing, LLC (Landlord)	Midwest Assets & Operations, LLC (Tenant)	04/01/2017	03/31/2022	NONE
Lease Agreement dated August 1, 2017	1611 Sawmill Parkway Huron, OH 44839 (Erie County)	Three SeaSons Partners, LLC (Owner and Landlord)	South Shore Lake Erie Assets & Operations, LLC (Tenant)	08/01/2017	07/31/2032	two 5-year extensions
Lease Agreement, dated June 1, 2017	1535 Sawmill Pkwy Huron, OH 44839 (Erie County)	Al Sentzel (Owner and Landlord)	South Shore Lake Erie Assets & Operations, LLC (Tenant)	06/01/2017	06/01/2018	NONE
Business Property Lease, dated October 1, 2017	3994 E. Harbor Road Port Clinton, OH 43452 (Ottawa County)	Knoll Crest Investors, LTD (Owner and Landlord)	South Shore Lake Erie Assets & Operations, LLC (Tenant)	10/01/2017	9/30/2018	one 12-month extension
Summer Dock Agreement dated August 1,2017	350 Huron Street P.O. Box 176 Huron, OH 44839 (Erie County)	Huron Yacht Club, Inc. (Owner and Landlord)	South Shore Lake Erie Assets & Operations, LLC (Tenant)	08/01/2017	08/01/2018	NONE
SonRise Summer Dockage Agreement dated October 15, 2016	1535 First Street Sandusky, OH 44870 (Erie County)	Hoty Marine Group, LLC d/b/a SonRise Marina (Owner and Landlord)	South Shore Lake Erie Assets & Operations, LLC (Tenant)	10/01/2016	08/01/2018	NONE

Schedule 4.13(b)-9

Description of Instrument	Address of the Subject Real Estate (including county)	Lessor’s Name and Authority	Lessee’s Name	effective date	Termination date	any renewal term or extension available
Lease Agreement, dated April 1, 2018

9481 State Route 708 N.
Lakeview, OH 43331
(Logan County)

&

9488 State Route 708
Lakeview, OH 43331
(Logan County)

&

9494 State Route 708
Lakeview, OH 43331
(Logan County)

&

9506 State Route 708
Lakeview, OH 43331
(Logan County)

&

9637 State Route 235 N.
Lakeview, OH 43348
(Logan County)

&

8967 Court St.
Lakeview, OH 43331
(Logan County)

&

Chestnut St.
Lakeview, OH 43331
(Logan County)

&

8852 Chautauqua Blvd.
Lakeview, OH 43331
(Logan County)

&

8866 Chautauqua Blvd.
Lakeview, OH 43331
(Logan County)

&

8875 Chautauqua Blvd.
Lakeview, OH 43331
(Logan County)

&

525 Washington Ave.
Russells Point, OH 43348
(Logan County)

&

539 Washington Ave.
Russells Point, OH 43348
(Logan County)

		REBO, Inc. (Owner and Landlord)	Midwest Assets & Operations, LLC (Tenant)	04/01/2018	03/31/2033	two 5-year extensions

Schedule 4.13(b)-10

Description of Instrument	Address of the Subject Real Estate (including county)	Lessor’s Name and Authority	Lessee’s Name	effective date	Termination date	any renewal term or extension available
Lease Agreement, dated May 18, 2017	405 Main St. Russells Point, OH 43348 (Logan County)	Bruce A. Roby (Owner & Landlord)	Rebo, Inc. (Tenant)	05/01/2017	04/30/2022	one 5-year extensions
Assignment, Assumption & Landlord Consent, dated April 1, 2018	SAME AS ABOVE	Rebo, Inc. (Assignor)	Midwest Assets & Operations, LLC (Assignee)	SAME	SAME	SAME
Lease Agreement, dated July 22, 2017	11520 Township Rd. 87 Buildings 1, 2, 6 & 7 Lakeview, OH 43331 (Logan County)	TRD Leasing, LLC (Landlord) 87-93 W 9th Avenue, LLC (Owner of Bldg. 1&2) Township Road 87 Development II, LLC (Owner of Bldg. 6&7)	Rebo, Inc. (Tenant)	09/10/2017	09/1/2018	four 1-year extensions
Assignment, Assumption & Landlord Consent, dated April 1, 2018	SAME AS ABOVE	Rebo, Inc. (Assignor)	Midwest Assets & Operations, LLC (Assignee)	SAME	SAME	SAME
Office Lease Agreement, dated April 1, 2017	33 Lockwood Dr. Charleston, SC 29401 (Charleston County)	AMH-Ashley Marina, LLC (Owner & Landlord)	Midwest Assets & Operations, LLC (Tenant)	04/01/2017	03/30/2018	two 24-month extensions
Lease Agreement, dated February 27, 2019	24 Patriots Point Rd. Mt. Pleasant, SC 29464 (Charleston County)	Patriots Point Development Authority (Owner) Brothers Property Management Corp. d/b/a Charleston Harbor Resort & Marina at Patriot’s Point (Landlord)	Midwest Assets & Operations, LLC (Tenant)	03/01/2019	02/28/2020	NONE
2019 Charleston Harbor Resort & Marina License Agreement for Dockage, dated February 26, 2019 (50’ Dock Slip)	24 Patriots Point Rd. Mt. Pleasant, SC 29464 (Charleston County)	Patriots Point Development Authority (Owner) Brothers Property Management Corp. d/b/a Charleston Harbor Resort & Marina at Patriot’s Point (Landlord)	Midwest Assets & Operations, LLC (Tenant)	03/01/2019	02/28/2020	NONE

Schedule 4.13(b)-11

Description of Instrument	Address of the Subject Real Estate (including county)	Lessor’s Name and Authority	Lessee’s Name	effective date	Termination date	any renewal term or extension available
2019 Charleston Harbor Resort & Marina License Agreement for Dockage, dated March 19, 2019 (50’ Dock Slip)	24 Patriots Point Rd. Mt. Pleasant, SC 29464 (Charleston County)	Patriots Point Development Authority (Owner) Brothers Property Management Corp. d/b/a Charleston Harbor Resort & Marina at Patriot’s Point (Landlord)	Midwest Assets & Operations, LLC (Tenant)	04/01/2019	03/31/2020	NONE
2019 Charleston Harbor Resort & Marina License Agreement for Dockage, dated March 19, 2019 (40’ Dock Slip)	24 Patriots Point Rd. Mt. Pleasant, SC 29464 (Charleston County)	Patriots Point Development Authority (Owner) Brothers Property Management Corp. d/b/a Charleston Harbor Resort & Marina at Patriot’s Point (Landlord)	Midwest Assets & Operations, LLC (Tenant)	04/01/2019	03/31/2020	NONE
Lease Agreement, dated June 1, 2015	3216 Highway 378 Leesville, SC 29070 (Lexington County)	A & M Properties, LLC (Owner & Landlord)	Singleton Assets & Operations, LLC (Tenant)	06/01/2015	06/01/2030	two 5-year extensions
Lease Agreement, dated January 1, 2018	3214 Highway 378 Leesville, SC 29070 (Lexington County)	“Edith D. Giddens Rev. Trust, dated 11/27/13 William H. Giddens Trust, dated 11/27/13” (Owner & Landlord)	Singleton Assets & Operations, LLC (Tenant)	01/01/2018	12/31/2020	NONE
Commercial Lease Agreement, dated July 24, 2014	15597 North Highway 11 Salem, SC 29676 (Oconee County)	North Keowee Land, LLC (Owner & Lessor)	Singleton Assets & Operations, LLC (Lessee)	08/01/2014	07/31/2029	NONE
Lease Agreement, June 13, 2013	152 & 135 Mariner Circle Sunset, SC 29685 (Pickens County)	The Cliffs Club at Keowee Vineyards, LLC (Owner & Landlord)	Singleton Assets & Operations, LLC (Tenant)	04/01/2013	10/31/2015	one 1-year extension
Lease Agreement, dated February 1, 2019	10439 Broad River Road Irmo, SC 29063 (Richland County)	Clepper Brothers, LLC (Owner & Landlord)	Singleton Assets & Operations, LLC (Tenant)	02/01/2019	01/31/2029	two 5-year extensions
Lease Agreement, dated October 30, 2011	1520 N. Stemmons Fwy Lewisville, TX 75067 (Denton County)	Phil Dill Boats, Inc. (Owner & Landlord)	North Keowee Land, LLC (Tenant)	10/30/2011	11/30/2021	two 5-year extensions

Schedule 4.13(b)-12

Description of Instrument	Address of the Subject Real Estate (including county)	Lessor’s Name and Authority	Lessee’s Name	effective date	Termination date	any renewal term or extension available
Sublease Agreement, dated October 31, 2011	SAME AS ABOVE	North Keowee Land, LLC (Leaseholder & Sublandlord)	Cobalt Boats of Atlanta, LLC (Subtenant)	10/31/2011	11/30/2021	two 5-year extensions
Lease, dated April 27, 2000	2908 N. Stemmons Fwy Lewisville, TX 75077 (Denton County)	U.S. Army Corps of Engineers (Owner)	City of Lewisville (Prime Landlord)	04/15/2000	04/14/2025	NONE
Concession Agreement, dated December 11, 2000	SAME AS ABOVE	City of Lewisville (Prime Landlord)	L.J.H. Corporation (Concessionaire)	12/11/2000	SAME	NONE
Lease Agreement, dated October 2, 2000	SAME AS ABOVE	L.J.H. Corporation (Concessionaire)	Trett Enterprises, Inc. (Sublandlord)	04/15/2000	SAME	NONE
Extension and Modification Agreement, dated November 14, 2000 (original - Sales, Lease and Operating Agreement, dated December 14, 1994)	SAME AS ABOVE	Trett Enterprises, Inc. (Sublandlord)	The Slalom Shop, Inc. (Sub-Sublandlord)	04/15/2000	SAME	NONE
Commercial Real Property Sublease, dated December 14, 2018	SAME AS ABOVE	The Slalom Shop, Inc. (Sub-Sublandlord)	Singleton Assets & Operations, LLC (Tenant)	12/01/2018	SAME	NONE
Commercial Lease Agreement, dated December 10, 2007	2700 NASA Rd. Seabrook, TX 77586 1921 Larrabee St. Seabrook, TX 77586 (Harris County)	2700 NASA Parkway, LP (Owner & Landlord)	Texas Marine & Brokerage, Inc. (Tenant)	02/01/2008	01/31/2013	two 2-year extensions
First Amendment to Lease Agreement, dated December 10, 2007	SAME AS ABOVE	SAME AS ABOVE	SAME AS ABOVE.	11/30/2015	01/31/2018	two 2-year extensions
Second Amendment to Lease Agreement, dated December 10, 2007	SAME AS ABOVE	SAME AS ABOVE	SAME AS ABOVE	05/28/2017	01/31/2020	two 2-year extensions
Assignment, Assumption & Landlord Consent, dated December 10, 2007	SAME AS ABOVE	Texas Marine & Brokerage, Inc (Assignor)	Singleton Assets & Operations, LLC (Assignee)	SAME	SAME	two 2-year extensions

Schedule 4.13(b)-13

Description of Instrument	Address of the Subject Real Estate (including county)	Lessor’s Name and Authority	Lessee’s Name	effective date	Termination date	any renewal term or extension available
Lease Agreement, dated February 01, 2018	1140 Interstate 10 N. Beaumont, TX 77702 (Jefferson County)	JHMH REALTY, LLC - BEAUMONT SERIES (Owner & Landlord)	Singleton Assets & Operations, LLC (Tenant)	02/01/2018	01/31/2033	two 5-year extensions
Commercial Lease Agreement, dated July 24, 2014	15096 Interstate 45 S. Conroe, TX 77384 (Montgomery County)	Sing Properties, LLC (Owner & Landlord)	Singleton Assets & Operations, LLC (Tenant)	08/01/2014	07/31/2029	NONE
Commercial Lease Agreement, dated October 13, 2016	801 S. Interstate 45 Conroe, TX 77301 (Montgomery County)	Gene & Betty Wolf (Owner & Landlord)	Singleton Assets & Operations, LLC (Tenant)	11/01/2016	11/30/2022	one 5-year extensions
Commercial Lease Agreement, dated February 1, 2018	1107 Interstate 45 S. Conroe, TX 77301 & 300 Austin Road Conroe, TX 77301 (Montgomery County)	JHMH REALTY, LLC - CONROE SERIES (Owner & Landlord)	Singleton Assets & Operations, LLC (Tenant)	02/01/2018	01/31/2033	two 5-year extensions
Commercial Lease Agreement, dated February 2, 2015	1219 Interstate 45 S. Conroe, TX 77301 (Montgomery County)	Ben Perdue (Owner & Landlord)	Texas Marine of Houston, Inc. (Tenant)	04/01/2015	03/31/2020	NONE
Assignment, Assumption & Landlord Consent, dated February 2, 2015	SAME AS ABOVE	Texas Marine of Houston, Inc (Assignor)	Singleton Assets & Operations, LLC (Assignee)	SAME	SAME	NONE
Commercial Lease Agreement, dated February 1, 2018	319 Post Oak Dr. Conroe, TX 77301 (Montgomery County)	Pine Ridge Apartments, LLC (Owner & Landlord)	Singleton Assets & Operations, LLC (Tenant)	02/01/2018	10/01/2022	NONE
Commercial Real Property Lease, dated December 14, 2018	118 Lavilla Road Graford, TX 76449 (Palo Pinto County)	Martin Properties, LLC (Owner & Landlord)	Singleton Assets & Operations, LLC (Tenant)	12/01/2018	12/01/2033	two 5-year extensions

Each agreement listed herein above is in full force and effect and the Credit Parties do not have Knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

Schedule 4.13(b)-14

SCHEDULE 4.13(c)

Intellectual Property

The following is a complete and accurate list of all the Credit Parties’ Registered Intellectual Property:

Copyrights.

NONE

Copyright Licenses.

NONE

Patents.

NONE

Patent Licenses.

NONE

Trademarks.

United States Trademark Registration

Mark:           LEGENDARY MARINE

Reg. No.:     4,695, 167 (Classes 35, 37 and 39)

Registrant:  Legendary Marine, LLC

Trademark Licenses.

NONE

Trade Secret Licenses.

NONE

Intellectual Property Exceptions.

NONE

Schedule 4.13(c)-1

SCHEDULE 4.16

Material Contracts

High Value Agreements. The following are all the contracts or arrangements with any counterparty or its Affiliates from which Holdings and its Subsidiaries, on an aggregate basis for all contracts with such counterparty or any of its Affiliates, have received or are anticipated to receive earnings in excess of 2.5% of Consolidated Adjusted EBITDA on an annual basis:

None.

Material Brands. The following are all the contracts with a boat manufacturer constituting a Material Brand:

1.	Axis Wake Research 2019 My Dealer Agreement, dated July 16, 2018, by and among Singleton Assets & Operations, LLC (d/b/a Singleton Marine Group) and Malibu Boats, LLC related to locations in Georgia

2.	Axis Wake Research 2019 My Dealer Agreement, dated July 16, 2018, by and among Singleton Assets & Operations, LLC (d/b/a Blue Creek Marina) and Malibu Boats, LLC related to locations in Alabama and Georgia

3.	Axis Wake Research 2019 My Dealer Agreement, dated July 16, 2018, by and among Singleton Assets & Operations, LLC (d/b/a SMG Wake of Houston) and Malibu Boats, LLC related to locations in Texas

4.	Dealer Agreement, dated July 16, 2017, by and between Chris-Craft Corporation and Midwest Assets and Operations, LLC (d/b/a Grande Yachts)

5.	Dealer Agreement, dated July 18, 2017, by and between Chris-Craft Corporation and Legendary Assets and Operations, LLC (d/b/a Legendary Marine)

6.	Dealer Agreement, dated July 18, 2017, by and between Chris-Craft Corporation and Singleton Assets and Operations, LLC (d/b/a Singleton Marine)

7.	Dealer Agreement, dated March 15, 2018, by and between Chris-Craft Corporation and South Shore Assets and Operations, LLC (d/b/a South Shore Marine)

8.	Sales and Service Agreement, dated July 1, 2017, by and between Cobalt Boats, LLC and Legendary Assets & Operations, LLC

9.	Sales and Service Agreement, dated July 1, 2017, by and between Cobalt Boats, LLC and Singleton Assets & Operations, LLC

10.	Sales and Service Agreement, dated July 1, 2017, by and between Cobalt Boats, LLC and South Florida Assets & Operations, LLC (d/b/a Sundance Marina)

11.	Dealer Agreement, dated 2017, by and between South Florida Assets and Operations, LLC and R.J. Dougherty Associates, Inc. (Everglades)

Schedule 4.16

12.	Dealer Agreement, dated 2017, by and between Legendary Assets and Operations, LLC and R.J. Dougherty Associates, Inc. (Everglades) related to locations in Alabama

13.	Dealer Agreement, dated 2017, by and between Legendary Assets and Operations, LLC and R.J. Dougherty Associates, Inc. (Everglades) related to locations in Florida

14.	Sales and Service Agreement, dated September 1, 2017, by and between Brunswick Leisure Boat Company, LLC and Singleton Assets & Operations, LLC

15.	Malibu Boats 2019 My Dealer Agreement, dated July 16, 2018, by and among Singleton Assets & Operations, LLC (d/b/a Singleton Marine Group) and Malibu Boats, LLC related to locations in Georgia

16.	Malibu Boats 2019 My Dealer Agreement, dated July 16, 2018, by and among Singleton Assets & Operations, LLC (d/b/a Blue Creek Marina) and Malibu Boats, LLC related to locations in Alabama and Georgia

17.	Malibu Boats 2019 My Dealer Agreement, dated July 16, 2018, by and among Singleton Assets & Operations, LLC (d/b/a SMG Wake of Houston) and Malibu Boats, LLC related to locations in Texas

Schedule 4.16

SCHEDULE 4.20

Employee Benefit Plans

[Attached]

Schedule 4.20

SCHEDULE 5.15(a)

Consumer Compliance Action Items

[Attached]

Schedule 5.15(a)-1

SCHEDULE 5.16

Environmental Obligations

To be updated on or before the Proposed Acquisition Date.

Schedule 5.16-1

SCHEDULE 5.17

Post-Closing Matters

1.	Allatoona Real Estate Matters. On or prior to May 31, 2019 (or such later date as agreed upon by Agent in its sole discretion), with respect to the Property (as defined in the Limited Consent and Fourteenth Amendment to Credit and Guaranty Agreement dated as of April 8, 2019 (the “Allatoona Consent”)), the Credit Parties shall deliver any and all real estate items previously requested or required to be delivered pursuant to Section 1(d) of the Allatoona Consent, Section 5.11 of the Credit Agreement and Section 5.16 of the Credit Agreement, in each case, that were not delivered at or prior to the Proposed Acquisition Effective Date (as defined in the Allatoona Consent) including, without limitation, (i) recorded copies of the limited warranty deed and the deed to secure debt, together with all other documents and fees required by Chicago Title Insurance Company to issue owner’s and loan polices of title insurance and (ii) a new or updated survey sufficient to cause Chicago Title Insurance Company to issue new policies, or endorsements to existing policies providing for extended coverage and removal of the survey exception, in the case of each clause (i) and clause (ii), satisfactory to the Agent.

2.	Other Outstanding Real Estate Matters. On or prior to May 31, 2019 (or such later date as agreed upon by Agent in its sole discretion), the Credit Parties shall delivery any and all real estate items previously requested or required to be delivered pursuant to Section 5.11, Section 5.16 and Section 5.17 of the Credit Agreement or under any other relevant provision of any other Credit Document, in each case, that were not delivered at or prior to the date hereof.

Schedule 5.17

SCHEDULE 6.1

Certain Indebtedness

[Attached]

Schedule 6.1

SCHEDULE 6.2

Certain Liens

[Attached]

Schedule 6.2-1

SCHEDULE 6.7

Certain Investments

[Attached]

Schedule 6.7-1

SCHEDULE 6.12

Certain Affiliate Transactions

1.	LMI Priority Distribution (as defined in the Holdings LLC Agreement) due to LMI Holding, LLC (“LMI Preference”)
2.

Holdings and its Subsidiaries do not have employment or similar agreements with any of its Affiliates or Insiders, with all such relevant Persons employed on an at-will basis. The aggregate annual employment compensation for the top 3 officers is set forth below:

Austin Singleton -     $220,000.04 (plus the other benefits identified below)

Anthony Aisquith -   $523,972.28 (plus the other benefits identified below)

Scott Cunningham -  $250,000.00 + 4% LAO pretax bottom line net income (plus the other benefits below)

3.

Holdings and/or its Subsidiaries provide the following executives with leased automobiles for their business use, at the corresponding aggregate cost per annum:

Austin Singleton -        approx. $20,000

Anthony Aisquith -      approx. $17,500

Scott Cunningham -     approx. $12,000

4.	Executive officers are afforded discounts with respect to purchase, service and/or storage such that the executive officers can purchase at cost.
5.	Payment to Managers for service on the Board of Holdings, as set forth on Schedule II of the Holdings LLC Agreement.
6.

Monthly payments of $40,000 to Austin Singleton are consideration of his personal guaranty required by Wells Fargo in connection with the inventory finance agreements (i.e., the floorplan facilities) managed by Wells Fargo Commercial Distribution Finance, LLC and Brunswick Acceptance Company, LLC.

7.	Holdings and/or its Subsidiaries have made loans to certain Members in an aggregate amount equal to $1,568,000, with $1,500,000 of such loans being repaid at Closing.
8.	Members or Managers are allowed to buy boats for their personal recreational use at cost.
9.

Executive officers, Members and/or Managers are allowed to use demo boats for personal recreational purposes so long as such use does not interfere with the operation of the business of Holdings and its Subsidiaries.

10.

The LYC Marina Management Agreement, dated August 1, 2014 (the “Marina Management Agreement”), was revoked and replaced by the Service Cost Share Agreement, dated October 1, 2014 (the “Service Cost Share Agreement”). No payments were ever made pursuant to the Marina Management Agreement before such was revoked and replaced by the Service Cost Share Agreement.

Schedule 6.12-1

11.	The monthly payments made to Cobalt Boats of Atlanta, LLC pursuant to the Master Fleet Lease Agreement, dated as of July 24, 2014, are in the following amounts and can be sourced to the corresponding vehicles and equipment:

	Year & Make	Model	VIN or Serial No.	Payment
1	2013 Dodge	Ram 1500	1CRR6KT5DS595078	543.55
2	2014 Dodge	Ram 1500	1C6RR6FT7ES278611	361.63
3	2013 Dodge	Ram 1500	1C6RR6KT2DS573278	487.95
4	2014 Dodge	Ram 1500	1C6RR6FT5ES129422	500.28
5	2014 Dodge	Ram 1500	1C6RR6FT3ES129421	509.14
6	2012 Dodge	Ram	1C6RD6FTXCS193998	515.41
7	2012 Dodge	Ram	1C6RDKTXCS259407	529.22
8	2012 Dodge	Ram	1C6RD7LT3CS258037	599.03
9	2014 Dodge	Ram	3C6UR4CL2EG160010	627.62
10	2014 Dodge	Ram 2500	3CUR4CL5G262319	634.53
11	2014 Dodge	Ram 2500	3C6UR5CL7EG190013	799.40
12	2012 Dodge	Ram 2500	3C6TD4CL5CG163491	831.41
13	Unit originally included in the Fleet Lease but now removed			-0.00
14	Unit originally included in the Fleet Lease but now removed			-0.00
15	2014 Audi	Q7 (CUNNINGHAM)	WA1WMAFE4ED007728	1,100.01
16	Unit originally included in the Fleet Lease but now removed			-0.00
17	2014 Land Rover	Range Rover (AISQUITH)	SALG2EF2EA135931	1,454.00
18	Unit originally included in the Fleet Lease but now removed			-0.00
19	Unit originally included in the Fleet Lease but now removed			-0.00
20	2014 Dodge		1C6RR6FTXES441591	485.40
21	2007 Chevy	C3500	1GCHC24K37E536097	1.00
22	2008 Ford	F150	1FTPW14V29FB51987	1.00
23	2007 Chevy	C2500	1GCHC23D27F159744	1.00
24	2007 Chevy	C2500	1GCHC29U47E166210	1.00
25	Int’l Truck			1.00
26	Int’l Truck		1HSZDGFR1HH501025	1.00
27	1985 Int’l		1HSLRUXN5FHA46469	1.00
28	2005 Ford	F550	1FDAW56P55EB32861	1.00
29	2003 Chevy	Express Van	1GCFG15X431200119	1.00
30	Various	Trucks/Trailers	PBD purchase	1.00
31	Trailer	PDB Trailer	1HU1NA135D1000417	1.00
32	Trailer	Houston Trailer	1L01A5322K1087135	1.00
33	2003 Ford	LGT	1FTRF17W13NB23836	1.00
34	Golf Cart	Buford GA	none	1.00
35	wakeshop trailer	7x14 enclosed trailer		1.00
36	CBOA Service Trailer		1ZEAEVG33A011149	1.00
37	CBOA Service Trailer		404PT242871004112	1.00
38	CBOA Service Trailer		1N9BB31317B171540	1.00
39	CBOA Service Trailer		4J2BDTU2981096762	1.00
40	CBOA Service Trailer		404TB252161001485	1.00
41	CBOA Service Trailer		4J2BDPY1X91098188	1.00
42	Hoosier Pontoon Boat Trailer w/ Jack		1HU1NA439E1000711	1.00
43	YC Golf Cart		AG0646-705208	1.00
44	EZ Go Gas Power Golf Cart w/Dump Bed		1600565	1.00
	TOTAL MONTHLY LEASE PAYMENTS			10,002.58
	TOTAL MONTHLY TAXES PAID TO TEXAS			157.34
	TOTAL MONTHLY TAXES PAID TO GEORGIA			477.94
	GRAND TOTAL MONTHLY PAYMENT			10,637.86

12.	Lease payments to Legendary Marine Alabama, LLC, as the owner and landlord of 3977 Highway 59 S. Gulf Shores, AL 36542, pursuant to that Lease, dated August 1, 2014, subject to its Addendum No. 1 dated July 1, 2015, between said owner/landlord and One Water Marine Holdings, LLC (f/k/a Gale Force Marine Holdings, LLC). That lease was later validly assigned to and assumed by Legendary Assets & Operations, LLC, pursuant to that Assignment and Assumption of Lease, dated October 1, 2014.
13.	Lease payments to 3829 Thomas Drive, LLC, as landlord of 3829 Thomas Drive Panama City, FL 32408, pursuant to that Lease, dated April 1, 2017, between said landlord and Legendary Assets & Operations, LLC.
14.	Lease payments to 4009 Thomas Drive, LLC, as landlord of 4009 Thomas Drive Panama City, FL 32408, pursuant to that Lease, dated April 1, 2017, between said landlord and Legendary Assets & Operations, LLC.

Schedule 6.12-2

15.	Lease payments to LYC Destin, LLC, as the owner and landlord of 4601 Legendary Marina Drive Destin, FL 32541, pursuant to that Lease, dated August 1, 2014, between said owner/landlord and One Water Marine Holdings, LLC (f/k/a Gale Force Marine Holdings, LLC). That lease was later validly assigned to and assumed by Legendary Assets & Operations, LLC, pursuant to that Assignment and Assumption of Lease, dated October 1, 2014.
16.	No sublease payments are made to LMI FWB, LLC, as sublandlord of 14 Miracle Strip Pkwy Ft. Walton Beach, FL 32541, because the Uplands Lease, dated February 21, 2014, was validly assigned to Legendary Assets & Operations, LLC, pursuant to the assignment thereof dated October 1, 2014.
17.	Lease payments to WillAnn, LLC, as the owner and landlord of 486 Parker Creek Marina Rd. Equality, AL 36026, pursuant to that Commercial Lease Agreement, dated July 24, 2014, between said owner/landlord and Singleton Assets & Operations, LLC.
18.	Lease payments to WillAnn, LLC, as the owner and landlord of 7280 Highway 49 S. Dadeville, AL 36853, pursuant to that Commercial Lease Agreement, dated July 24, 2014, between said owner/landlord and Singleton Assets & Operations, LLC.
19.	Lease payments to AnnWill, LLC, as the owner and landlord of 5529 Lanier Islands Pkwy. Buford, GA 30518, pursuant to that Commercial Lease Agreement, dated July 24, 2014, between said owner/landlord and Singleton Assets & Operations, LLC.
20.	Lease payments to Linda C. Singleton, LLC, as the owner and landlord of 6275 Lanier Islands Pkwy Buford, GA 30518, pursuant to that Commercial Lease Agreement, dated July 24, 2014, between said owner/landlord and Singleton Assets & Operations, LLC.
21.	Lease payment to Blue Creek Marina, LLC, as owner and landlord of 3149 Shoreland Dr. Buford, GA 30518, pursuant to that Commercial Lease Agreement, dated July 24, 2014, between said owner/landlord and Singleton Assets & Operations, LLC.
22.	No sublease payments are made to Blue Creek Marina, LLC, as sublandlord of 6900 Lanier Islands Pkwy Buford, GA 30518, because the Lease Agreement, dated January 25, 2010, was validly assigned to Singleton Assets & Operations, LLC, pursuant to the assignment thereof dated October 1, 2014.
23.	Lease payments to Sing Properties, LLC, as owner and landlord of 45 Bartlett Ferry Road Fortson, GA 31808, and 45 Bonnie Drive Fortson, GA 31808, pursuant to that Commercial Lease Agreement, dated May 1, 2014, between said owner/landlord and Singleton Assets & Operations, LLC.
24.	Lease payments to North Keowee Land, LLC, as owner and landlord of 15597 North Highway 11 Salem, SC 29676, pursuant to that Commercial Lease Agreement, dated July 24, 2014, between said owner/landlord and Singleton Assets & Operations, LLC.
25.	Sublease payments to North Keowee Land, LLC, as sublandlord of 1520 N. Stemmons Fwy Lewisville, TX 75067, pursuant to that Sublease Agreement, dated October 31, 2011, between said sublandlord and Cobalt Boats of Atlanta, LLC.
26.	Sublease payments to Cobalt Boats of Atlanta, LLC, as sub-sublandlord of 1520 N. Stemmons Fwy Lewisville, TX 75067, pursuant to that Sub-Sublease Agreement, dated September 26, 2014, between said sub-sublandlord and Singleton Assets & Operations, LLC.
27.	Lease payments to Sing Properties, LLC, as owner and landlord of 15096 Interstate 45 S. Conroe, TX 77384, pursuant to that Commercial Lease Agreement, dated July 24, 2014, between said owner/landlord and Singleton Assets & Operations, LLC.

Schedule 6.12-3

28.	Restricted Unit Agreement with Keith Style, dated July 4, 2015, pursuant to which Style received Non-Voting Common Units (and not any other Equity Interests of Holdings or any of its Subsidiaries)
29.	Restricted Unit Agreement with Mike Gold, dated January 1, 2016, pursuant to which Gold received Non-Voting Common Units (and not any other Equity Interests of Holdings or any of its Subsidiaries)
30.	The Company permits third parties to manage restaurants at the Lake Harding and Parker Creek Marina in the ordinary course of business on arm’s length terms.
31.	Holdings and its Subsidiaries are permitted to use the domain boatsforsale.com, which is owned by Phillip Austin Singleton, Jr., Michael Smith, Cindy Thompson and Anthony Aisquith.
32.	Incentive Unit Agreement with Keith Style, dated March 1, 2017, pursuant to which Holdings granted 2,500 unvested Inventive Units to Keith Style.
33.	The First Amended and Restated Limited Liability Company Agreement of South Shore Lake Erie Assets & Operations, LLC grants to Thomas W. Mack a 25% non-voting interest in such, pursuant to the terms of the Assets Purchase Agreement, dated August 1, 2017.
34.	Lease payment to Three Seasons Partners, LLC, as owner and landlord of 1611 Sawmill Parkway Huron, OH 44839, pursuant to that Lease Agreement, dated August 1, 2017, between said owner/landlord and South Shore Lake Erie Assets & Operations, LLC.
35.	Incentive Unit Agreement with Scott Cunningham, dated October 1, 2017, pursuant to which Holdings granted 419 unvested Class B Inventive Units to Scott Cunningham.
36.	Incentive Unit Agreement with David Witty, dated October 1, 2017, pursuant to which Holdings granted 419 unvested Class B Inventive Units to David Witty.
37.	Incentive Unit Agreement with Donald Drummonds, dated October 1, 2017, pursuant to which Holdings granted 419 unvested Class B Inventive Units to Donald Drummonds
38.	Incentive Unit Agreement with Alan Giddens, dated October 1, 2017, pursuant to which Holdings granted 262 unvested Class B Inventive Units to Alan Giddens.
39.	Incentive Unit Agreement with Jack Ezzell, dated February 19, 2018, pursuant to which Holdings granted 1,010 unvested Class B Inventive Units to Jack Ezzell.
40.	The First Amended and Restated Limited Liability Company Agreement of Bosun’s Assets & Operations, LLC grants to Timothy W. Leedham a 25% non-voting interest in such, pursuant to the terms of the Assets Purchase Agreement, dated June 1, 2018.
41.	Lease payment to T & C NOMINEE TRUST u/d/t dated September 22, 2010, as owner and landlord of 0 Falmouth Rd. Mashpee, MA 02649, 100 Falmouth Rd. Mashpee, MA 02649 and 17 Bowdoin Rd. Mashpee, MA 02649, pursuant to that Lease Agreement, dated June 1, 2018, between said owner/landlord and Bosun’s Assets & Operations, LLC.
42.	Lease payment to BOSUN’S NEWBURY NOMINEE TRUST u/d/t dated August 2, 2006, as owner and landlord of 205 Newbury St. Peabody, MA 01960 and 207 Newbury St. Peabody, MA 01960, pursuant to that Lease Agreement, dated June 1, 2018, between said owner/landlord and Bosun’s Assets & Operations, LLC.
43.	Lease payment to R & G REALTY TRUST u/d/t dated December 6, 2011, as owner and landlord of 1209 E. Falmouth Hwy. East Falmouth, MA 02536, pursuant to that Lease Agreement, dated June 1, 2018, between said owner/landlord and Bosun’s Assets & Operations, LLC.

Schedule 6.12-4

44.	Slip rental payment to SHOESTRING BAY NOMINEE TRUST u/d/t dated December 12, 2001, as owner and landlord of 21 Frog Pond Close Mashpee, MA 02649, pursuant to that Lease Agreement, dated June 1, 2018, between said owner/landlord and Bosun’s Assets & Operations, LLC.

Schedule 6.12-5

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

_________, 20___

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1.      I am the Chief Financial Officer of each of ONE WATER ASSETS & OPERATIONS, LLC, a Delaware limited liability company, SINGLETON ASSETS & OPERATIONS, LLC, a Georgia limited liability company, LEGENDARY ASSETS & OPERATIONS, LLC, a Florida limited liability company, SOUTH FLORIDA ASSETS & OPERATIONS, LLC, a Florida limited liability company, SUNDANCE LAUDERDALE REALTY, INC., a Florida corporation, MIDWEST ASSETS & OPERATIONS, LLC, a Delaware limited liability company, and SOUTH SHORE LAKE ERIE ASSETS & OPERATIONS, LLC, a Delaware limited liability company (each a “Company”, and collectively, the “Companies”) and ONE WATER MARINE HOLDINGS, LLC, a Delaware limited liability company (“Holdings”).

2.      I have reviewed the terms of that certain Credit and Guaranty Agreement, dated as of October 28, 2016 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Companies, Holdings, as Guarantor, the Lenders party thereto from time to time, and GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P., as Administrative Agent (together with its successors and assigns in such capacity, “Administrative Agent”) and Collateral Agent (together with its successors and assigns in such capacity, “Collateral Agent”), and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Holdings and its Subsidiaries during the accounting period covered by the attached financial statements. This Compliance Certificate (this “Certificate”), together with the computations set forth in the Annex A hereto and the financial statements delivered with this Certificate in support hereof, are being executed and delivered on the date hereof pursuant to Section 5.1(d) of the Credit Agreement.

3.      The examination described in paragraph 2 above did not disclose, and I have no Knowledge of, the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth in a separate attachment, if any, to this Certificate, describing in detail, the nature of the condition or event, the period during which it has existed and the action which Holdings and its Subsidiaries have taken, are taking, or propose to take with respect to each such condition or event.

4.      The financial statements attached hereto fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

This Certificate is made and delivered as of the date first written above.

ONE WATER ASSETS & OPERATIONS, LLC
SINGLETON ASSETS & OPERATIONS, LLC
LEGENDARY ASSETS & OPERATIONS, LLC
SOUTH FLORIDA ASSETS & OPERATIONS, LLC
SUNDANCE LAUDERDALE REALTY, INC.
MIDWEST ASSETS & OPERATIONS, LLC
SOUTH SHORE LAKE ERIE ASSETS &
      OPERATIONS, LLC
ONE WATER MARINE HOLDINGS, LLC

By:
Name:
Title:	Chief Financial Officer

[Signature Page to Compliance Certificate]

ANNEX A

[See attached.]

EXHIBIT C